As filed with the Securities and Exchange Commission on May 31, 2017

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ESQUIRE FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	27-5107901
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

100 Jericho Quadrangle, Suite 100

Jericho, New York 11753

(516) 535-2002
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew C. Sagliocca

President and Chief Executive Officer

100 Jericho Quadrangle, Suite 100

Jericho, New York 11753

(516) 535-2002
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Gorman, Esq. Gary A. Lax, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Craig D. Miller, Esq. Katherine J. Blair, Esq. Manatt, Phelps & Phillips, LLP. One Embarcadero Center, 30th Floor San Francisco, CA 94111 (415) 291-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, $0.01 par value per share	$40,250,000	$4,665

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriter has the option to purchase.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2017

PRELIMINARY PROSPECTUS

[•] Shares

COMMON STOCK

This is the initial public offering of Esquire Financial Holdings, Inc., the holding company for Esquire Bank, National Association, a national banking association headquartered in Jericho, New York.

We are offering [•] shares of common stock and the selling stockholders are offering [•] shares of our common stock. We will not receive any proceeds from the sales of shares by the selling stockholders.

Prior to this offering, there has been no established public market for our common stock. We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “ESQ.”

We anticipate that the public offering price of our common stock will be between $[•] and $[•] per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company disclosure standards.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before investing in our common stock.

	Per Share	Total
Public offering price
Underwriting discounts(1)
Proceeds to us, before expenses
Proceeds to the selling stockholders, before expenses

(1)	See “Underwriting” for a description of all underwriting compensation payable and expense reimbursement in connection with this offering.

The underwriter has an option to purchase up to an additional [•] shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock in this offering are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriter expects to deliver the shares of our common stock against payment on or about [•], 2017.

The date of this prospectus is [•], 2017.

About This Prospectus

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We, the selling stockholders and the underwriter have not authorized anyone to provide you with different or additional information. We, the selling stockholders and the underwriter are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us” or “the Company” refer to Esquire Financial Holdings, Inc., a Maryland corporation, and its subsidiary Esquire Bank, National Association, which we sometimes refer to as “Esquire Bank,” “the Bank” or “our Bank.”

Market and Industry Data

Within this prospectus, we reference certain market, industry and demographic data and other statistical information. We have obtained this data and information from various independent, third party industry sources and publications. Nothing in the data or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on management's assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have irrevocably determined to not take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

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SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a bank holding company headquartered in Jericho, New York and registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through our wholly owned bank subsidiary, Esquire Bank, National Association, we are a full service commercial bank dedicated to serving the financial needs of the legal and small business communities on a national basis, as well as commercial and retail customers in the New York metropolitan market. We offer tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners, both on a national basis. We also offer traditional banking products for businesses and consumers in our local market area (a subset of the New York metropolitan market). We believe these activities, primarily anchored by our legal community focus, generate a stable source of low cost core deposits and a diverse asset base to support our overall operations. Our commercial and consumer loans tailored to the litigation market (“Attorney-Related Loans”) enhance our overall yield on our loan portfolio, enabling us to earn attractive risk-adjusted net interest margins. Additionally, our merchant processing activities have generated a relatively stable source of fee income. We believe our unique and dynamic business model distinguishes us from other banks and non-bank financial services companies in the markets in which we operate as demonstrated by comparing our performance metrics for the three months ended March 31, 2017 and 2016 as well as our year ended 2016 and 2015.

For the three months ended March 31, 2017 and 2016:

•	Our net income increased 26.8% to $815,000 or $0.16 per diluted share.

•	We had a net interest margin of 4.23%, stabilized by a low cost of funds of 0.15% on our core deposits.

•	Our loans increased 23.0%, or $54.3 million, to $290.6 million, with no non-performing loans and solid asset quality metrics.

•	Our noninterest income increased 22.0% to $1.2 million, which represented 21.9% of our total revenue for the three months ended March 31, 2017, primarily driven by our merchant services platform.

•	As of March 31, 2017, our total assets, loans, deposits and stockholders’ equity totaled $438.1 million, $290.6 million, $383.4 million and $53.2 million, respectively.

For the years ended December 31, 2016 and 2015:

•	Our net income increased 140.8% to $2.8 million, or $0.55 per diluted share.

•	We had a net interest margin of 4.25%, an increase from 3.74%, stabilized by a low cost of funds of 0.16% on our deposits.

•	Our loans increased 24.1%, or $54.1 million, to $278.6 million, with no non-performing loans and solid asset quality metrics.

•	Our noninterest income increased 40.2% to $4.1 million, which represented 20.9% of our total revenue for the year ended December 31, 2016, primarily driven by our growing merchant services platform.

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•	As of December 31, 2016, our total assets, loans, deposits and stockholders’ equity totaled $424.8 million, $278.6 million, $370.8 million and $52.2 million, respectively.

Both 2015 and 2016 were transformational years for the Company, due in part to the successful execution of our unique and dynamic business model. We believe our ongoing commitment to the litigation and small business communities have been, and should continue to be, the foundation for our success. In August 2015, we closed our private placement offering of common stock and preferred stock that began in 2014, raising net proceeds totaling $17.2 million and successfully converted Esquire Financial Holdings, Inc. and Esquire Bank from a savings and loan holding company and savings bank to a bank holding company and national bank, respectively. We believe that the additional capital, coupled with the conversion to a national bank, has and should continue to enhance our commercial loan growth in the legal industry and business communities we serve.

We remain true to our commitment to serve the litigation community and our commercial customers through our tailored and innovative products and solutions. We believe Esquire Bank’s approach to the legal community is simple yet effective – we listen to the customer’s needs and tailor products and services around those needs. Our management team includes attorneys and bankers who have serviced the legal community throughout their careers, which is a differentiating factor and key to our robust attorney network. This model continues to set us apart from other institutions that offer a “one product fits all” model. Our relationships within the litigation community are a key contributor to our loan growth, strong loan yields, and low cost core deposits. The litigation community represented more than 70% of our deposit base at March 31, 2017. In addition to our lending and deposit gathering activities, we have also remained steadfast in growing our merchant services platform. We provide dynamic and flexible merchant services solutions to small business owners. Our merchant services platform has grown to approximately 13,000 small businesses at March 31, 2017, which generated most of our noninterest income and represented 21.9% of our revenue for the three months ended March 31, 2017 and 20.9% of our revenue for the year ended December 31, 2016. We believe our merchant services platform represents a significant opportunity for future growth in fee income, core deposits and enhanced lending opportunities.

Our low cost core deposits (deposits, excluding time deposits), representing our primary funding source for loan growth, totaled $360.7 million at March 31, 2017 resulting in a total cost of funds of 0.15%. These stable low cost funds are driven by our attorney operating and escrow deposits, representing more than 70% of our total deposit base at March 31, 2017. We intend to continue to prudently manage growth in deposits, utilizing customer sweep programs for our mass tort and class action business banking programs. We do not have traditional “brick and mortar” branches to support our deposit growth. Instead, we rely on our robust attorney network to gather deposits and our customers utilize on-line cash management technology to manage their operating and escrow accounts as well as their business banking needs across the country. We believe the lack of branch infrastructure coupled with our strong net interest margin and growth will continue to drive our efficiency ratio below the 73% reported for the three months ended March 31, 2017.

With a growing and generally unseasoned loan portfolio, our credit risk may continue to increase and our future performance could be adversely affected; however, we have invested in and developed underwriting and credit management processes tailored to each of the products we offer in order to minimize these risks. We are committed to continuing to invest in and develop our underwriting and credit management processes to ensure our asset quality remains high and we minimize our credit risk. At March 31, 2017, the average age of our loan portfolio was 2.10 years and we currently do not have any non-performing loans. See “Risk Factors—Our loan portfolio is unseasoned,” beginning on page 12.

Esquire Bank, National Association is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency (“OCC”) and Esquire Financial Holdings, Inc. is supervised by the Board of Governors of the Federal Reserve System (“FRB”).

Our Business Strategy

Esquire Bank has positioned itself as a unique provider of financial services and products to the legal community, developing a strong brand and reputation with attorneys and their firms. The legal community that we

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serve consists of law firms that litigate mass torts, class actions, commercial, employment, product liability, personal injury and other litigation cases, as well as individual attorneys and their clients (plaintiffs involved in the litigation who are the recipients of the settlements or judgments). According to the Towers Watson 2011 Update on U.S. Tort Cost Trends, the U.S. tort system paid out $264.6 billion in commercial and personal tort costs in 2010. The same report states that “since 1950, growth in tort costs [commercial and personal] has exceeded growth in GDP by an average of approximately two percentage points.” However, tort cost growth has generally lagged GDP growth in the last five years covered by the Towers Watson report and the Company has not conducted any independent research to determine if the value of tort actions in 2010 remains indicative of the value of tort actions in 2017.

Law firms are typically compensated on a contingent basis based on a percentage of the gross settlement amounts, ranging from 20%-40% of the gross settlement. This market has traditionally been fragmented with deposit services offered by banks and lending services offered by finance companies (non-FDIC insured entities).

Since commencing operations, we have leveraged the strong business relationships that our founders, directors, stockholders, customers and officers have in the legal community, and believe we have created a unique distribution network. We have had certain informal affiliations with numerous national and state trial associations, including but not limited to the American Association of Justice (AAJ), the New York State Trial Lawyers Association (NYSTLA), the Consumer Attorneys of California (CAOC), the Florida Association of Justice (FAJ) and the Pennsylvania Association for Justice (PAJ). These organizations represent licensed trial attorneys across their states and nationwide. These informal affiliations, coupled with our strong business relationships, should help to raise awareness of Esquire Bank’s products and services throughout the legal community. Our goal is to position Esquire Bank as the premier “one stop” financial services firm for this legal community. We believe we are one of the few banks in the United States that specifically supports and has the expertise to understand the specialized financial services needs of the legal community, and have developed commercial and consumer loan products and services to meet these needs. We provide specialized lending and depository services to participants in the litigation industry on a national basis, including:

•	Plaintiff law firms - single event, mass tort, class action and worker’s compensation firms.

•	Non-bank trustees - claims administrators, third party administrators and lien resolution firms administering mass tort or class action settlements on behalf of the courts, court orders, plaintiff and/or defendant counsel.

•	Consumers - claimants in single event, mass tort and class action lawsuits as well as employees and partners of the law firms.

In addition to our lending capabilities, in 2012 we entered into the merchant services business as an acquiring bank and hired a senior manager with over 35 years of experience to lead that business. As a Visa and MasterCard member, we provide merchant services for small businesses located throughout the United States through relationships with third parties known as Independent Service Organizations (“ISOs”). ISOs provide a source of protection against merchant losses through contractual liability for the acts and omissions of the merchants. These liabilities can be satisfied from ISO and/or merchant reserves and monthly residual payments due to the ISO that are maintained at Esquire Bank. To date, Esquire Bank has not incurred any losses from its merchant services activities. We entered into the merchant processing business to diversify and strengthen our revenue stream by increasing noninterest income and to provide cross selling opportunities for other business banking products and services. For the three months ended March 31, 2017, merchant processing revenues were approximately $838,000 representing most of our noninterest income, which was 21.9% of our total revenue. For the year ended December 31, 2016, merchant processing revenues were approximately $2.9 million representing most of our noninterest income, which was 20.9% of our total revenue. At March 31, 2017, we serviced approximately 13,000 small businesses, and for the three months ended March 31, 2017, we processed $787.7 million in card volume. We intend to continue to expand our merchant processing business.

Finally, we offer traditional commercial and consumer lending and depository products in the New York metropolitan area with a focus on commercial, commercial real estate, multifamily and 1-4 family residential loans.

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We control credit risk through both disciplined underwriting, as well as active credit management processes and procedures. For more discussion on our lending activities, see “Business—Lending Activities.”

Our Competitive Strengths

We attribute our success to the following competitive strengths:

Unique Distribution Network in Scalable Industries. We have developed a unique niche in the legal industry which represented $264.6 billion in commercial and personal tort costs in 2010. We believe that our unique distribution network within the legal industry is derived from decades of experience anchored by our founders, Board of Directors, stockholders, officers, customers and our affiliations with both state and national trial associations. The legal community is our primary engine for current and future growth in low cost core deposits, commercial loans and consumer loans. We believe the litigation industry has significant growth potential for us across the lending and depository spectrum, as we represent a small portion of the total tort settlement market for each year that we have been in operation. While we do face significant competition for Attorney-Related Loans, derived primarily from eight to ten nationally-oriented financial companies that specialize in the litigation industry, we believe our relationships within the litigation community, our competitive rates on loans and our ability to offer national, uniform deposit products, set us apart. Also, through our merchant services solutions to small business owners, we processed approximately $3.6 billion in merchant transaction volume for the year ended December 31, 2016 and $787.7 million for the three months ended March 31, 2017. We believe we have the platform and the capacity to continue to grow our merchant services business.

Scalable Product Platforms Positioned for Growth. We have invested in people, processes and procedures in order to facilitate the recent growth in our key product lines and position such product lines for additional growth in the future. We hired experienced management to establish unique product lines, which have only recently become profitable on a run rate basis. We believe these unique product lines have significant remaining growth potential. We also believe that the scalable platforms created by these investments position us for substantial growth in our key product lines and have laid the groundwork for our ability to operate as a larger financial institution.

Diversified and Stable Business Model. The combination of our higher margin legal community focus for commercial banking (commercial loans, claimant/consumer loans and core low cost deposits), fee-based small business focus in merchant services and our community banking focus in the New York metropolitan area (commercial real estate and residential income producing lending) allows us to grow in varied economic conditions and business cycles. Our merchant services platform is intended to provide a stable fee based income and a platform for small business loan and deposit growth. Our New York metropolitan commercial real estate portfolio has historically provided a stable lending base in our local market. Our commercial product lines enhance the overall yield of our loan portfolio and are offered on a nationwide basis, helping us to mitigate our exposure to stagnant loan demand or yield compression in our community banking market. This model also provides asset diversity and favorable cost of funds, especially when competing against the wholesale banks and non-bank finance companies that offer similar commercial finance products. However, substantially all of our real estate loans and a majority of our Attorney-Related Loans are concentrated in the New York metropolitan area and if negative economic conditions develop in the United States as a whole or in the New York market, we could experience higher delinquencies and loan charge-offs, which would reduce our net income and adversely affect our financial condition.

Focused Risk Mitigation Practices. We have developed underwriting and credit management processes tailored to each of the products we offer, allowing us to construct a diversified asset portfolio including specialized markets not typically served by community banks. We believe that our industry experience and product knowledge have allowed us to develop processes, procedures and structural features in connection with offering specialized products that enable us to appropriately identify and mitigate the risks associated with these products and services. We intend to increase our originations of commercial Attorney-Related Loans, which include working capital lines of credit, case cost lines of credit, term loans to law firms, and post-settlement commercial and other commercial attorney-related loans (“Commercial Attorney-Related Loans”) and these loans generally have more risk than 1-4 family residential mortgage loans and commercial loans secured by real estate. However, we are focused on continuing to invest in our risk mitigation practices and leveraging our product knowledge to ensure we minimize these credit risks while we continue to grow our loan portfolio.

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Experienced Management Team. Our leadership team consists of senior managers with an average of over 20 years of experience in the banking and non-banking financial services industries. The majority of our senior managers come from multi-billion dollar financial institutions. We believe the experience, relationships, and entrepreneurial culture of our management team as well as our Board of Directors have been and will continue to be key drivers of our growth. Our key leadership team includes:

•	Dennis Shields, Executive Chairman of the Board. Mr. Shields is the Executive Chairman of the Board of Directors and was a founding organizer of Esquire Bank. Since its inception in 2000, Mr. Shields has also served as Chief Executive Officer of Plaintiff Funding Corp. (dba LawCash), a New York-based specialty finance company that provides financial services products to law firms and claimants. Since 2014, Mr. Shields has served as the Chairman at YieldStreet, an online platform for alternative investments and he is also the Chairman of Keeps America, a company that works with law firms, disability advocates, and third-party administrators to distribute settlement awards and government benefits to clients through its prepaid card. Mr. Shields served as a lay member of the Grievance Committee to the Second and Eleventh Judicial Departments appointed by presiding judge from 1996 to 2004 and previously served on the New York State Health Information and Quality Improvement Committee. Mr. Shields has authored two books and is a frequent speaker in both the legal and finance community.

•	Andrew C. Sagliocca, President, Chief Executive Officer and Director. Mr. Sagliocca served as the Company’s Chief Financial Officer when he joined Esquire Bank in February 2007. He became the Chief Executive Officer in January 2009. Prior to joining Esquire Bank, Mr. Sagliocca was Senior Vice President and Corporate Controller of North Fork Bank from 1999 to 2007. Mr. Sagliocca has more than 27 years of experience in the financial services industry.

•	Eric S. Bader, Executive Vice President, Chief Financial Officer and Treasurer. Prior to his appointment as Executive Vice President in February 2011, Mr. Bader served as our Senior Vice President, Chief Financial Officer and Treasurer since January 2009. Prior to this, Mr. Bader served as Esquire Bank’s Senior Vice President and Treasurer, since joining Esquire Bank in January 2008. Prior to joining Esquire Bank, Mr. Bader was Vice President at Goldman Sachs and served as a Vice President and Investment Officer at North Fork Bank. Mr. Bader has 17 years of experience in the financial services industry.

•	Ari P. Kornhaber, Executive Vice President, Director of Sales. Mr. Kornhaber has served as Director of Sales of Esquire Bank since 2013. From 2004 to 2013, Mr. Kornhaber served as National Marketing Director at Plaintiff Funding Holding. Inc. (dba LawCash). Mr. Kornhaber has spoken on the subject of financing for lawyers, law firms and their clients, and the ethics surrounding the same, at numerous seminars and conferences across the United States for over 10 years. After receiving his law degree from Touro Law School in New York, Mr. Kornhaber was a practicing plaintiff’s lawyer in New York City with the law firm of Pariser and Vogelman, PC and was a trial attorney for the law firm of Napoli, Kaiser and Bern, LLC, where he specialized in personal injury, medical malpractice and mass tort litigation.

•	Fred Horn, Senior Vice President, Director of Merchant Services. Mr. Horn joined Esquire Bank in 2012 to start up a merchant services program in order to generate processing fee income and increase demand deposits. Prior to joining Esquire Bank, Mr. Horn was Senior Vice President at Merrick Bank for 11 years where he started and directed a merchant service program which became the sixteenth largest such program in the country. Mr. Horn served for 25 years at Summit Bank, Princeton, New Jersey (now Bank of America), where he held a number of senior officer positions including directing merchant services, an American Express, MasterCard and Visa credit card portfolio and a top 10 US Visa debit card program.

Our Growth Strategy

We believe that our model of community banking with a focus on niche commercial products and merchant services provides us with differentiated advantages when compared to our competitors, including a strong deposit

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franchise, a more complete set of product offerings and the ability to earn attractive risk-adjusted net interest margins. The pool of potential law firm customers is substantial, yet the specialized lending markets that serve them remain highly fragmented. Many of our commercial loans are de novo products which we believe are poised to capture additional market share as they mature. We will leverage our commercial law firm relationships to continue to enhance and grow our claimant/consumer lending base, meeting the needs of the law firms’ customers. We expect to continue capturing market share in the legal community because we provide both commercial and consumer clients with unique banking products and services. Additionally, we plan to continue growing our merchant services platform for small businesses nationally, which we expect will increase our fee income while offering lending and depository services to these businesses. Finally, we believe the lack of a physical branch infrastructure and our strong balance sheet allows us to make investments in technology, personnel, marketing and systems not available to non-bank commercial lenders.

We market our loans along with other products and services through a variety of channels. Fundamentally, we focus on a high-touch direct sales model, building long-term relationships with our customers. Our sales officers actively solicit new and existing customers in the communities we serve. For our commercial products, our sales personnel travel across the country to meet with our customers throughout the year. Importantly, while we seek to ensure that the pricing on our loan products is competitive, we also attempt to distinguish ourselves on criteria other than price, including service, industry knowledge and what we believe is a more complete value proposition than our competitors. We believe that our suite of complementary commercial and consumer legal industry product options coupled with our on-line cash management platform allow us to offer full-service banking relationships to customers and industries that have historically been served by smaller non-bank commercial finance companies. It is our strategy to deepen our customer relationships and increase retention by cross-marketing all of these products to our customers in an effort to be a “one-stop” financial services provider, particularly in our legal industry niche.

Our Market Area

We define the market area for our legal community products as law firms practicing within the United States, United States territories and United States commonwealths, and we serve the litigation industry on a nationwide basis. For traditional community banking products and services, our primary market area is the New York metropolitan area, specifically Nassau and New York (Manhattan) Counties in New York and secondarily throughout the state of New York.

We have established our niche in the litigation market, which, according to the Towers Watson 2011 Update on U.S. Tort Cost Trends, was an approximately $264.6 billion market in the United States in 2010, through the strategic development of a business model that understands our market's unique needs and provides access to our target customers. We have designed unique, value added products and services for our current and potential customers and created a distribution network with direct access to the market through the experience and networks of our Board, Advisory Board, attorney stockholders and certain members of management. A number of our directors, Advisory Board members and investors are well-known, influential market figures and active members of some of the leading litigation law firms in the nation and national and state bar associations as well as other industry leading companies such as plaintiff financing and structured settlement services. In addition, we have established relationships with key industry organizations such as New York State Trial Lawyers Association, Consumer Attorneys of California, Florida Justice Association, and a number of other state trial attorney associations. Through our current law firm clients and other relationships, we believe we have access to thousands of trial attorneys.

Our traditional community banking market area has a diversified economy typical of most urban population centers, with the majority of employment provided by services, wholesale/retail trade, finance/insurance/real estate (“FIRE”) and construction. Services account for the largest employment sector across the two primary market area counties, while wholesale/retail trade accounts for the second largest employment sector in Nassau and New York Counties. New York City is one of the premier financial centers in the world, and thus FIRE is the third largest employment sector in New York County. As of June 30, 2016 (the latest date for which information is available), New York County’s $1.0 trillion deposit market was much larger than the $69.8 billion deposit market in Nassau County.

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Risks Relating to Our Company and an Investment in Our Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under "Risk Factors" beginning on page 12, prior to investing in our common stock. Some of the more significant risks include the following:

•	We have a limited operating history and have recently experienced significant growth, which makes it difficult to forecast our revenue and evaluate our business and future prospects;

•	Because we intend to continue to increase our commercial loans, our credit risk may increase;

•	A substantial portion of our business is dependent on the prospects of the legal industry and changes in the legal industry may adversely affect our growth and profitability;

•	A substantial portion of our loan portfolio consists of multifamily real estate loans and commercial real estate loans, which have a higher degree of risk than other types of loans;

•	We expect to increase our originations of consumer loans, including post-settlement consumer and structured settlement loans, and such loans generally carry greater risk than loans secured by owner-occupied, 1-4 family real estate, and these risks will increase as we continue to increase originations of these types of loans;

•	As a business operating in the financial services industry, our business and operations may be adversely affected in numerous and complex ways by weak economic conditions;

•	A substantial majority of our loans and operations are in New York, and therefore our business is particularly vulnerable to a downturn in the New York City economy;

•	We rely heavily on our management team, our board of directors and our advisory board members and our business could be adversely affected by the unexpected loss of one or more of our officers or directors;

•	We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may decrease our growth or profits;

•	We face risks related to our operational, technological and organizational infrastructure;

•	The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition and results of operations;

•	Our business, financial condition, results of operations and future prospects could be adversely affected by the highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in any of them; and

•	An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price, or at all.

Corporate Information

Our principal executive offices are located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, and our telephone number at that address is (800) 996-0213. Our website address is www.esquirebank.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

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The Offering

Common stock offered by us	[•] shares

Common stock offered by the selling stockholders	[•] shares

Underwriter’s purchase option	[•] shares from us

Common stock outstanding after completion of this offering	[•] shares (or [•] shares if the underwriter exercises its purchase option in full). There are 66,985 shares of our Series B Non-Voting Preferred Stock (the “Series B Preferred Stock”) that will remain outstanding following completion of the offering. The Series B Preferred Stock is not convertible by the holder but is automatically convertible on a one for one basis into shares of our common stock under certain circumstances. For more information on the Series B Preferred Stock, please see “Description of Capital Stock.”

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $[•] million (or approximately $[•] million if the underwriter exercises its option to purchase additional shares in full), based on an assumed public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use the net proceeds that we receive from this offering to support the growth in Esquire Bank’s loan portfolio, including the possibility of making larger loans due to the increased lending limits, to finance potential strategic acquisitions to the extent such opportunities arise and for other general corporate purposes, which could include other growth initiatives. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Dividend policy	We have not historically declared or paid any cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant. See “Dividend Policy.”

Listing and trading symbol	We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “ESQ.”

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Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after the completion of this offering is based on 5,003,030 shares outstanding as of March 31, 2017 and:

•	assumes no exercise of the underwriter’s option to purchase up to [•] additional shares of common stock from us;

•	excludes 1,013,045 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.14 per share (333,315 shares of which are currently exercisable) as of March 31, 2017;

•	excludes 11,562 shares of our common stock reserved for issuance in connection with restricted stock awards, restricted stock unit awards, and stock options available for issuance under our 2007 Stock Option Plan and our 2011 Stock Compensation Plan as of March 31, 2017; and

•	excludes 66,985 shares of our Series B Preferred Stock that were issued in December 2014 that are not convertible by the holder, but are convertible on a one for one basis into shares of our common stock under certain circumstances.

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Summary Historical Consolidated Financial Data

The following table sets forth summary historical consolidated financial data as of the dates and for the periods shown. The summary balance sheet data as of December 31, 2016 and 2015 and the summary income statement data for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2014 and the summary income statement data for the year then ended have been derived from our audited consolidated financial statements that are not included in this prospectus. The summary consolidated financial data as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 is derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and includes all normal and recurring adjustments that we consider necessary for a fair presentation. The summary consolidated balance sheet data as of March 31, 2016 is derived from our unaudited interim condensed consolidated financial statements that are not included in this prospectus and have not been subject to review procedures from our independent accountants. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. The information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands, except share and per share data)
Balance Sheet Data:

Total assets	$438,059	$351,500	$424,833	$352,650	$330,690
Cash and cash equivalents	32,586	25,069	42,993	33,154	71,891
Securities available-for-sale	103,652	79,200	92,645	84,239	70,925
Loans receivable, net	287,033	233,294	275,165	221,720	170,512
Restricted stock	1,746	1,487	1,649	1,430	237
Deposits	383,372	298,693	370,788	301,687	290,774
Secured borrowings	284	378	371	381	391
Total stockholders’ equity	53,244	51,170	52,186	49,425	38,542

Income Statement Data:

Interest income	$4,432	$3,733	$16,168	$12,451	$10,714
Interest expense	137	101	511	457	466
Net interest income	4,295	3,632	15,657	11,994	10,248
Provision for loan losses	150	145	595	930	300
Net interest income after provision for loan losses	4,145	3,487	15,062	11,064	9,948
Noninterest income	1,204	987	4,125	2,943	1,765
Noninterest expense	4,024	3,420	14,599	12,171	11,262
Income before income tax expense	1,325	1,054	4,588	1,836	451
Income tax expense	510	411	1,766	664	410
Net income	815	643	2,822	1,172	41
Less: Preferred stock dividends	—	—	—	—	—
Net income available to common stockholders	$815	$643	$2,822	$1,172	$41

Per Share Data:

Earnings per common share:
Basic	$0.16	$0.13	$0.56	$0.25	$0.01
Diluted	$0.16	$0.13	$0.55	$0.25	$0.01
Book value per common share(1)	$10.50	$10.07	$10.29	$9.72	$8.98
Tangible book value per common share(2)	$10.50	$10.07	$10.29	$9.72	$8.98

Selected Performance Ratios:

Return on average assets	0.79%	0.74%	0.74%	0.36%	0.01%
Net interest margin	4.23%	4.27%	4.25%	3.74%	3.86%
Efficiency ratio, adjusted(3)	73.18%	74.14%	73.82%	81.48%	94.94%
Allowance for loan losses to total loans	1.21%	1.26%	1.23%	1.25%	1.25%
Nonperforming loans to total loans(4)	0.00%	0.00%	0.00%	0.00%	0.00%

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(1)	For purposes of computing book value per common share, book value equals total common stockholders’ equity. Total common stockholders’ equity equals total stockholders’ equity, less preferred equity. Preferred equity was $720 and $1,697 at March 31, 2017 and 2016, respectively, and $720, $1,697 and $1,842 at December 31, 2016, 2015 and 2014, respectively.
(2)	The Company had no intangible assets as of the dates indicated. Thus, tangible book value per common share is the same as book value per common share for each of the periods indicated.
(3)	Efficiency ratio represents noninterest expenses, divided by the sum of net interest income plus noninterest income. With respect to efficiency ratio, adjusted, noninterest income excludes gains or losses on sale of investment securities. This is a non-GAAP financial measure. See “Non-GAAP Financial Measure Reconciliation” below for a reconciliation of this measure to its most comparable GAAP measure.
(4)	Nonperforming loans include nonaccrual loans, loans past due 90 days and still accruing interest and loans modified under troubled debt restructurings.

Non-GAAP Financial Measure Reconciliation

The efficiency ratio is a non-GAAP measure of expense control relative to adjusted revenue. We calculate the efficiency ratio by dividing total noninterest expenses, as determined under GAAP, by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains on securities and other non-recurring income sources, if applicable, from this calculation, which we refer to below as adjusted revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that this non-GAAP financial measure provides information that is important to investors and that is useful in understanding our financial position, results and ratios. However, this non-GAAP financial measure is supplemental and is not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

	At March 31,		At December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands)
Efficiency Ratio:

Net interest income	$4,295	$3,632	$15,657	$11,994	$10,247
Noninterest income	1,204	987	4,125	2,943	1,766
Less: Net gains on sales of securities	—	6	6	—	151
Adjusted revenue	$5,499	$4,625	$19,776	$14,937	$11,862

Total noninterest expense	4,024	3,420	14,599	12,171	11,262

Efficiency ratio	73.18%	74.14%	73.82%	81.48%	94.94%

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below, together with all other information included in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. We believe the events described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition, results of operations and cash flow could be materially and adversely affected. In such an event, the value of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements, estimates and projections as a result of specific factors, including the risk factors described below.

Risks Related to Our Business

We have a limited operating history and have recently experienced significant growth, which makes it difficult to forecast our revenue and evaluate our business and future prospects.

We have only been in existence since 2006, and in 2015, 2016 and during the three months ended March 31, 2017, we experienced significant growth following a capital raise and the conversion from a savings and loan holding company with a savings bank subsidiary to a bank holding company with a national bank subsidiary. As a result of our limited operating history and recent accelerated growth, in particular in our merchant services business, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in the financial services industry, such as the risks and uncertainties described herein. Accordingly, we may be unable to prepare accurate internal financial forecasts and our results of operations in future reporting periods may be below the expectations of investors. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of our stockholders, causing our business to suffer and our stock price to decline.

Because we intend to continue to increase our commercial loans, our credit risk may increase.

At March 31, 2017, our commercial loans totaled $112.8 million, or 39.0% of our total loans, including $101.2 million of Commercial Attorney-Related Loans, which represented 89.7% of our commercial loans. We intend to increase our originations of commercial loans, including our Commercial Attorney-Related Loans, which consist of working capital lines of credit, case cost lines of credit, term loans to law firms, and post-settlement commercial and other commercial attorney-related loans. These loans generally have more risk than 1-4 family residential mortgage loans and commercial loans secured by real estate. Since repayment of commercial loans, including our Commercial Attorney-Related Loans, depends on the successful receipt of settlement proceeds or the successful management and operation of the borrower’s businesses, repayment of such loans can be affected by adverse court decisions and adverse conditions in the local and national economy. Commercial Attorney-Related Loans present unique credit risks in that attorney or law firm revenues can be volatile depending on the number of cases, the timing of court decisions and the timing of the overall judicial process. In our experience, an average case can take two to four years to litigate. Determining the value of an attorney’s or law firm’s case inventory (borrowing base) is also inherently an imprecise exercise. Though repayment of case lines is not dependent on a favorable case settlement, unfavorable outcomes can ultimately impact the cash flows of the borrower. An adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a 1-4 family residential mortgage loan or a commercial real estate loan.

Because we plan to continue to increase our originations of these loans, commercial loans generally have a larger average size as compared with other loans such as residential loans, and the collateral for commercial loans is generally less readily-marketable, losses incurred on a small number of commercial loans could have a disproportionate and material adverse impact on our financial condition and results of operations.

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A substantial portion of our business is dependent on the prospects of the legal industry and changes in the legal industry may adversely affect our growth and profitability.

We depend on our relationships within the legal community and our products and services tailored to the legal industry account for a significant source of our revenue. As we intend to focus our growth on our Attorney-Related Loan products, changes in the legal industry, including a significant decrease in the number of litigation cases in the United States, reform of the tort industry that reduces the ability of plaintiffs to bring cases or reduces the damages plaintiffs can receive, or a significant increase in the unemployment rate for attorneys, could, individually or in the aggregate, have a material adverse effect on our profitability, financial condition and growth of our business.

A substantial portion of our loan portfolio consists of multifamily real estate loans and commercial real estate loans, which have a higher degree of risk than other types of loans.

At March 31, 2017, we had $92.8 million of multifamily loans and $21.3 million of commercial real estate loans. Multifamily and commercial real estate loans represented 39.4% of our total loan portfolio at March 31, 2017. Multifamily and commercial real estate loans are often larger and involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation or development of the property or business involved, repayment of such loans is often more sensitive than other types of loans to adverse conditions in the real estate market or the general business climate and economy. Accordingly, a downturn in the real estate market and a challenging business and economic environment may increase our risk related to multifamily and commercial real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, multifamily and commercial real estate loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the commercial venture. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired. Due to the larger average size of each multifamily and commercial real estate loan as compared with other loans such as residential loans, as well as collateral that is generally less readily-marketable, losses incurred on a small number of multifamily and commercial real estate loans could have a material adverse impact on our financial condition and results of operations.

We expect to increase our originations of consumer loans, including post-settlement consumer and structured settlement loans, and such loans generally carry greater risk than loans secured by owner-occupied, 1-4 family real estate, and these risks will increase as we continue to increase originations of these types of loans.

At March 31, 2017, our consumer loans totaled $11.0 million, or 3.8% of our total loan portfolio, of which $3.7 million, or 33.6%, were post-settlement consumer loans and $1.6 million, or 14.1%, were structured settlement loans. Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than 1-4 family residential loans. Consumer loan collections are dependent on the borrower’s continuing financial stability and are therefore more likely to be affected by adverse personal circumstances, such as a loss of employment or unexpected medical costs. While our consumer Attorney-Related Loans, which consist of post-settlement consumer and structured settlement loans (“Consumer Attorney-Related Loans”), are typically well secured by the settlement amount, we can still be exposed to the financial stability of the borrower as a result of unforeseen rulings or administrative legal anomalies with a particular borrower’s settlement that eliminate or greatly reduce their settlement amount. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit our ability to recover on such loans. As we increase our originations of consumer loans, it may become necessary to increase our provision for loan losses in the event our losses on these loans increase, which would reduce our profits.

As a business operating in the financial services industry, our business and operations may be adversely affected in numerous and complex ways by weak economic conditions.

Our business and operations, which primarily consist of lending money to customers in the form of loans, borrowing money from customers in the form of deposits and investing in securities, are sensitive to general business and economic conditions in the United States. If the U.S. economy weakens, our growth and profitability from our lending, deposit and investment operations could be constrained. Uncertainty about the federal fiscal policymaking process, the medium and long-term fiscal outlook of the federal government, and future tax rates is a concern for

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businesses, consumers and investors in the United States. In addition, economic conditions in foreign countries, including uncertainty over the stability of the euro currency, could affect the stability of global financial markets, which could hinder U.S. economic growth. Weak economic conditions are characterized by deflation, fluctuations in debt and equity capital markets, a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. The current economic environment is also characterized by interest rates at historically low levels, which impacts our ability to attract deposits and to generate attractive earnings through our investment portfolio. All of these factors are detrimental to our business, and the interplay between these factors can be complex and unpredictable. Our business is also significantly affected by monetary and related policies of the U.S. federal government and its agencies. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial condition, results of operations and prospects.

A substantial majority of our loans and operations are in New York, and therefore our business is particularly vulnerable to a downturn in the New York City economy.

Unlike larger financial institutions that are more geographically diversified, a large portion of our business is concentrated primarily in the state of New York, and in New York City in particular. As of December 31, 2016, 80.9% of our loan portfolio was in New York and our loan portfolio had concentrations of 64.0% in New York City. If the local economy, and particularly the real estate market, declines, the rates of delinquencies, defaults, foreclosures, bankruptcies and losses in our loan portfolio would likely increase. As a result of this lack of diversification in our loan portfolio, a downturn in the local economy generally and real estate market specifically could significantly reduce our profitability and growth and adversely affect our financial condition.

Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

The majority of our banking assets are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, our earnings and cash flows depend to a great extent upon the level of our net interest income, or the difference between the interest income we earn on loans, investments and other interest earning assets, and the interest we pay on interest bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes.

When interest bearing liabilities mature or reprice more quickly, or to a greater degree than interest earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly, or to a greater degree than interest bearing liabilities, falling interest rates could reduce net interest income. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan portfolio and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest earning assets, loan origination volume and our overall results. Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in market interest rates, those rates are affected by many factors outside of our control, including governmental monetary policies, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets.

Our small size makes it more difficult for us to compete.

Our small size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. In addition, we compete with many larger financial institutions and other financial companies who operate in the merchant services business.

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Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. As a smaller institution, we are also disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

We may not be able to grow, and if we do we may have difficulty managing that growth.

Our business strategy is to continue to grow our assets and expand our operations, including through potential strategic acquisitions. Our ability to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and to identify loan and investment opportunities as well as opportunities to generate fee-based income. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits at acceptable levels and upon terms acceptable to us. We also can provide no assurance that we will be successful in expanding our operations organically or through strategic acquisition while managing the costs and implementation risks associated with this growth strategy.

We expect to continue to experience growth in the number of our employees and customers and the scope of our operations. Our success will depend upon the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships, and to hire, train and manage our employees. In the event that we are unable to perform all these tasks and meet these challenges effectively, including continuing to attract core deposits, our operations, and consequently our earnings, could be adversely impacted.

We rely heavily on our management team, our board of directors and our advisory board members and our business could be adversely affected by the unexpected loss of one or more of our officers or directors.

We are led by a management team with substantial experience in the markets that we serve and the financial products that we offer. Our operating strategy focuses on providing products and services through long-term relationship managers. Additionally, we rely heavily on our directors’ and our advisory board members’ extensive business and personal contacts and relationships to help establish and maintain our customer base. Accordingly, our success depends in large part on the performance of our key officers and directors, as well as on our ability to attract, motivate and retain highly qualified senior and middle management. Competition for employees is intense, and the process of identifying key personnel with the combination of skills and attributes required to execute our business plan may be lengthy. We may not be successful in retaining our key employees or directors and the unexpected loss of services of one or more of our officers or directors could have a material adverse effect on our business because of their skills, knowledge of our market and financial products, years of industry experience, long-term business and customer relationships and the difficulty of finding qualified replacement personnel. If the services of any of our key personnel should become unavailable for any reason, we may not be able to identify and hire qualified persons on terms acceptable to us, which could have an adverse effect on our business, financial condition and results of operations.

Our merchants or ISOs may be unable to satisfy obligations for which we may ultimately be liable.

We are subject to the risk of our merchants or ISOs being unable to satisfy obligations for which we may ultimately be liable. If we are unable to collect amounts due from a merchant or ISO because of insolvency or other reasons, we may bear the loss for those full amounts. We manage our credit risk and attempt to mitigate our risk by obtaining reserves, both from merchants and ISOs, and through other contractual remedies. It is possible, however, that a default on such obligations by one or more of our ISOs or merchants, could, individually or in the aggregate, have a material adverse effect on our business, financial condition and results of operations.

Fraud by merchants or others could have a material adverse effect on our business and financial condition.

We may be subject to liability for fraudulent transactions initiated by merchants or others. Examples of such fraud include when a merchant or other party knowingly uses a stolen or counterfeit card to make a transaction, or if a merchant intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase

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our chargeback liability or other liability. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition, and results of operations.

Changes in card network rules or standards could adversely affect our business.

In order to provide our merchant services, we are members of the Visa and MasterCard networks. As such, we are subject to card network rules that could subject us or our ISOs and merchants to a variety of fines or penalties that may be assessed on us, our ISOs, and our merchants. The termination of our membership, or the revocation of registration of any of our ISOs, or any changes in card network rules or standards could increase the cost of operating our merchant servicer business or limit our ability to provide merchant services to or through our customers, and could have a material adverse effect on our business, financial condition and results of operations.

Changes in card network fees could impact our operations.

From time to time, the card networks increase the fees (known as interchange fees) that they charge to acquirers and we charge to our merchants. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, which would increase our costs, reduce our profit margin and adversely affect our business and financial condition. In addition, the card networks require certain capital requirements. An increase in the required capital level would further limit our use of capital for other purposes.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

If the allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

Loan customers may not repay their loans according to the terms of their loans, and the collateral securing the payment of their loans may be insufficient to assure repayment. We may experience significant credit losses, which could have a material adverse effect on our operating results. Various assumptions and judgments about the collectability of the loan portfolio are made, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of many loans. In determining the amount of the allowance for loan losses, management reviews the loans and the loss and delinquency experience and evaluates economic conditions.

At March 31, 2017, our allowance for loan losses as a percentage of total loans, net of unearned income, was 1.21%. The determination of the appropriate level of allowance is subject to judgment and requires us to make significant estimates of current credit risks and future trends, all of which are subject to material changes. If assumptions prove to be incorrect, the allowance for loan losses may not cover probable incurred losses in the loan portfolio at the date of the financial statements. Significant additions to the allowance would materially decrease net income. Non-performing loans may increase and non-performing or delinquent loans may adversely affect future performance. We had no non-performing loans at March 31, 2017. In addition, federal and state regulators periodically review the allowance for loan losses and may require an increase in the allowance for loan losses or recognize further loan charge-offs. Any significant increase in our allowance for loan losses or loan charge-offs as

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required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Our loan portfolio is unseasoned.

With a growing and generally unseasoned loan portfolio, our credit risk may continue to increase and our future performance could be adversely affected. While we believe we have underwriting standards designed to manage normal lending risks, it is difficult to assess the future performance of our loan portfolio due to the recent origination of many of these loans. As a result, it is difficult to predict whether any of our loans will become non-performing or delinquent loans, or whether we will have any non-performing or delinquent loans that will adversely affect our future performance. At March 31, 2017, the average age of our loans was 4.26 years, 2.76 years, 2.98 years, 0.41 years, 3.07 years and 0.93 years for our 1-4 family residential loans, multifamily loans, commercial real estate loans, construction loans, commercial loans and consumer loans, respectively. At March 31, 2017, the average age of our loan portfolio was 2.10 years.

Changes in the valuation of our securities portfolio could hurt our profits and reduce our stockholders’ equity.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and, to a lesser extent given the relatively insignificant levels of depreciation in our debt portfolio, spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur. Changes in interest rates can also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value could result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Securities Portfolio.”

We may not be able to adequately measure and limit the credit risk associated with our loan portfolio, which could adversely affect our profitability.

As a part of the products and services that we offer, we make commercial and commercial real estate loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions, and general economic conditions. Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting our market for products and services, and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property. A failure to effectively measure and limit the credit risk associated with our loan portfolio could have an adverse effect on our business, financial condition, and results of operations.

Changes in economic conditions could cause an increase in delinquencies and nonperforming assets, including loan charge-offs, which could depress our net income and growth.

Our loan portfolio includes many real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values and, a slowdown in housing. If we see negative economic conditions develop in the United States as a whole or our New York market, we could experience higher delinquencies and loan charge-offs, which would reduce our net income and adversely affect our financial condition. Furthermore, to the extent that real estate collateral is obtained through

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foreclosure, the costs of holding and marketing the real estate collateral, as well as the ultimate values obtained from disposition, could reduce our earnings and adversely affect our financial condition.

We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may decrease our growth or profits.

Consumer and commercial banking as well as merchant services are highly competitive industries. Our market area contains not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. We compete with other state and national financial institutions, as well as savings and loan associations, savings banks, and credit unions, for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, specialty finance companies, commercial finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds, and several government agencies, as well as major retailers, all actively engaged in providing various types of loans and other financial services, including merchant services. Competition for Attorney-Related Loans is derived primarily from eight to ten nationally-oriented financial companies that specialize in this market. Some of these companies are focused exclusively on loans to law firms, while others offer loans to plaintiffs as well. We also face significant competition from many larger institutions, including large commercial banks and third party processors that operate in the merchant services business, and our ability to grow that portion of our business depends on us being able to continue to attract and retain ISOs and merchants. Some of these competitors may have a long history of successful operations nationally as well as in our market area and greater ties to businesses or the legal community and more expansive banking relationships, as well as more established depositor bases, fewer regulatory constraints, and lower cost structures than we do. Competitors with greater resources may possess an advantage through their ability to maintain numerous banking locations in more convenient sites, to conduct more extensive promotional and advertising campaigns, or to operate a more developed technology platform. Due to their size, many competitors may offer a broader range of products and services, as well as better pricing for certain products and services than we can offer. For example, in the current low interest rate environment, competitors with lower costs of capital may solicit our customers to refinance their loans with a lower interest rate. Further, increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect our ability to market our products and services. Technology has lowered barriers to entry and made it possible for banks and specifically finance companies to compete in our market area and for non-banks to offer products and services traditionally provided by banks.

The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and continued consolidation. Banks, securities firms, and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking.

Our ability to compete successfully depends on a number of factors, including:

•	our ability to develop, maintain, and build upon long-term customer relationships based on quality service and high ethical standards;

•	our ability to attract and retain qualified employees to operate our business effectively;

•	our ability to expand our market position;

•	the scope, relevance, and pricing of products and services that we offer to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

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Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition, and results of operations.

A lack of liquidity could adversely affect our financial condition and results of operations.

Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments such as money market funds, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities, and proceeds from the issuance and sale of our equity securities to investors. Additional liquidity is provided by the ability to borrow from the Federal Home Loan Bank of New York. We also may borrow funds from third-party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by a decrease in the level of our business activity as a result of a downturn in our markets or by one or more adverse regulatory actions against us.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, or to fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

Our ten largest deposit clients account for 34.0% of our total deposits.

As of March 31, 2017, our ten largest bank depositors accounted for, in the aggregate, 34.0% of our total deposits. As a result, a material decrease in the volume of those deposits by a relatively small number of our depositors could reduce our liquidity, in which event it could became necessary for us to replace those deposits with higher-cost deposits or FHLB borrowings, which would adversely affect our net interest income and, therefore, our results of operations.

As a bank holding company, the sources of funds available to us are limited.

Any future constraints on liquidity at the holding company level could impair our ability to declare and pay dividends on our common stock. In some instances, notice to, or approval from, the FRB may be required prior to our declaration or payment of dividends. Further, our operations are primarily conducted by our subsidiary, Esquire Bank, which is subject to significant regulation. Federal banking laws restrict the payment of dividends by banks to their holding companies, and Esquire Bank will be subject to these restrictions in paying dividends to us. Because our ability to receive dividends or loans from Esquire Bank is restricted, our ability to pay dividends to our stockholders is also restricted.

Additionally, the right of a bank holding company to participate in the assets of its subsidiary bank in the event of a bank-level liquidation or reorganization is subject to the claims of the bank’s creditors, including depositors, which take priority, except to the extent that the holding company may be a creditor with a recognized claim.

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Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring, and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers, and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy, which would adversely affect our business, financial condition and results of operations.

We have lower lending limits and different lending risks than certain of our larger, more diversified competitors.

We are a community banking institution that provides banking services to the local communities in the market areas in which we operate. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to individuals and to small to medium-sized businesses, which may expose us to greater lending risks than those of banks that lend to larger, better-capitalized businesses with longer operating histories. In addition, our legally mandated lending limits are lower than those of certain of our competitors that have more capital than we do. As a result of our size, at March 31, 2017, our legal lending limit was $7.8 million, and there was one loan within 10% of this limit. Our lower lending limits may discourage borrowers with lending needs that exceed our limits from doing business with us. We may try to serve such borrowers by selling loan participations to other financial institutions; however, this strategy may not succeed.

We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure as we expand. Similar to other large corporations, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons and exposure to external events. As discussed below, we are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. Specifically, we depend on third parties to provide our core systems processing, essential web hosting and other internet systems, deposit processing and other processing services. In connection with our merchant services business, we (and our ISOs) rely on various third parties to provide processing and clearing and settlement services to us in connection with card transactions. If these third-party service providers experience difficulties, fail to comply with banking regulations or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace them, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into its existing businesses.

A failure in our operational systems or infrastructure, or those of third parties, could impair our liquidity, disrupt our businesses, result in the unauthorized disclosure of confidential information, damage our reputation and cause financial losses.

Our business, and in particular, our merchant services business, is partially dependent on our ability to process and monitor, on a daily basis, a large number of transactions, many of which are highly complex, across numerous and diverse markets. These transactions, as well as the information technology services we provide to

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clients, often must adhere to client-specific guidelines, as well as legal and regulatory standards. Due to the breadth of our client base and our geographical reach, developing and maintaining our operational systems and infrastructure is challenging, particularly as a result of rapidly evolving legal and regulatory requirements and technological shifts. Our financial, accounting, data processing or other operating systems and facilities, and, as discussed above, those the third-party service providers upon which we depend, may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, such as a spike in transaction volume, cyber-attack or other unforeseen catastrophic events, which may adversely affect our ability to process these transactions or provide services.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition and results of operations.

Our operations rely on the secure processing, storage and transmission of confidential and other sensitive business and consumer information on our computer systems and networks, as well as those of our ISOs and processors. Under the card network rules and various federal and state laws, we are responsible for safeguarding such information. Although we take protective measures to maintain the confidentiality, integrity and availability of information across all geographic and product lines, and endeavor to modify these protective measures as circumstances warrant, the nature of the threats continues to evolve. As a result, our computer systems, software and networks are vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber-attacks and other events that could have an adverse security impact. Despite the defensive measures we take to manage our internal technological and operational infrastructure, these threats have in the past and may in the future originate externally from third parties such as foreign governments, organized crime and other hackers, and outsource or infrastructure-support providers and application developers, or may originate internally from within our organization. Given the increasingly high volume of our transactions, certain errors may be repeated or compounded before they can be discovered and rectified. In addition, security breaches or failures could result in the bank incurring liability to ISOs, members of the card network and card issuers in relation to our merchant banking business.

In particular, information pertaining to us and our customers is maintained, and transactions are executed, on the networks and systems of us, our customers and certain of our third-party partners, such as our online banking or reporting systems, ISO’s customers and merchants who are part of our merchant banking business. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our customers against fraud and security breaches and to maintain our clients' confidence. Breaches of information security also may occur, and in infrequent cases have occurred, through intentional or unintentional acts by those having access or gaining access to our systems or our customers' or counterparties' confidential information, including employees. In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third-party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our customers and underlying transactions, as well as the technology used by our customers to access our systems. We cannot be certain that the security measures we or our ISOs or processors have in place to protect this sensitive data will be successful or sufficient to protect against all current and emerging threats designed to breach our systems or those of our ISOs or processors. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks and periodically test our security, a breach of our systems, or those of our ISOs or processors, could result in losses to us or our customers; loss of business and/or customers; damage to our reputation; the incurrence of additional expenses (including the cost of notification to consumers, credit monitoring and forensics, and fees and fines imposed by the card networks); disruption to our business; our inability to grow our online services or other businesses; additional regulatory scrutiny or penalties; or our exposure to civil litigation and possible financial liability — any of which could have a material adverse effect on our business, financial condition and results of operations.

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If our enterprise risk management framework is not effective at mitigating risk and loss to us, we could suffer unexpected losses and our results of operations could be materially adversely affected.

Our enterprise risk management framework seeks to achieve an appropriate balance between risk and return, which is critical to optimizing stockholder value. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including credit, liquidity, operational, regulatory compliance and reputational. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. If our risk management framework proves ineffective, we could suffer unexpected losses and our business and results of operations could be materially adversely affected.

Changes in accounting standards could materially impact our financial statements.

From time to time, the Financial Accounting Standards Board or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators, outside auditors or management) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict, and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in our needing to revise or restate prior period financial statements.

Risks Related to Our Industry and Regulation

Our business, financial condition, results of operations and future prospects could be adversely affected by the highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in any of them.

As a bank holding company, we are subject to extensive examination, supervision and comprehensive regulation by various federal and state agencies that govern almost all aspects of our operations. These laws and regulations are not intended to protect our stockholders. Rather, these laws and regulations are intended to protect customers, depositors, the Deposit Insurance Fund (the “DIF”) and the overall financial stability of the U.S. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that Esquire Bank can pay to us, restrict the ability of institutions to guarantee our debt, and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles would require. Compliance with these laws and regulations is difficult and costly, and changes to these laws and regulations often impose additional compliance costs. Our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive.

Likewise, the Company operates in an environment that imposes income taxes on its operations at both the federal and state levels to varying degrees. Strategies and operating routines have been implemented to minimize the impact of these taxes. Consequently, any change in tax legislation could significantly alter the effectiveness of these strategies.

The net deferred tax asset reported on the Company’s balance sheet generally represents the tax benefit of future deductions from taxable income for items that have already been recognized for financial reporting purposes. The bulk of these deferred tax assets consists of deferred loan loss deductions, deferred compensation deductions and unrealized losses on available-for-sale securities. The net deferred tax asset is measured by applying currently-enacted income tax rates to the accounting period during which the tax benefit is expected to be realized. As of March 31, 2017, the Company’s net deferred tax asset was $2.6 million.

The President of the United States and some members of Congress have announced plans to introduce legislation that would lower the federal corporate income tax rate from its current level of 35%. If this tax rate reduction is enacted, it will result in an immediate impairment of the recorded net deferred tax asset because the future

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tax benefit of these deferrals would need to be re-measured for the impact of the lower tax rate. Any such impairment would be recorded as a charge to the Company’s earnings and would be recognized in the quarter during which the lower rate is enacted.

Federal regulators periodically examine our business, and we may be required to remediate adverse examination findings.

The FRB, the OCC and the FDIC, periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a federal banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place us into receivership or conservatorship. If we become subject to any regulatory actions, it could have a material adverse effect on our business, results of operations, financial condition and growth prospects.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), among other things, imposed new capital requirements on bank holding companies; changed the base for FDIC insurance assessments to a bank's average consolidated total assets minus average tangible equity, rather than upon its deposit base; permanently raised the current standard deposit insurance limit to $250,000; and expanded the FDIC's authority to raise insurance premiums. The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) established the Consumer Financial Protection Bureau as an independent entity within the FRB, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower's ability to repay and prepayment penalties. Although the applicability of certain elements of the Dodd-Frank Act is limited to institutions with more than $10 billion in assets, there can be no guarantee that such applicability will not be extended in the future or that regulators or other third parties will not seek to impose such requirements on institutions with less than $10 billion in assets, such as Esquire Bank.

Compliance with the Dodd-Frank Act and its implementing regulations has and will continue to result in additional operating and compliance costs that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on our business, financial condition and results of operations.

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As a result of the Dodd-Frank Act and recent rulemaking, we are subject to more stringent capital requirements.

In July 2013, the U.S. federal banking authorities approved new regulatory capital rules implementing the Basel III regulatory capital reforms effecting certain changes required by the Dodd-Frank Act. The new regulatory capital requirements are generally applicable to all U.S. banks as well as to bank and saving and loan holding companies, other than “small bank holding companies” (generally bank holding companies with consolidated assets of less than $1.0 billion, such as the Company). The new regulatory capital rules not only increase most of the required minimum regulatory capital ratios, but also introduce a new common equity Tier 1 capital ratio and the concept of a capital conservation buffer. The new regulatory capital rules also expand the current definition of capital by establishing additional criteria that capital instruments must meet to be considered additional Tier 1 and Tier 2 capital. In order to be a “well-capitalized” depository institution under the new regime, an institution must maintain a common equity Tier 1 capital ratio of 6.5% or more; a Tier 1 capital ratio of 8% or more; a total capital ratio of 10% or more; and a leverage ratio of 5% or more. Institutions must also maintain a capital conservation buffer consisting of common equity Tier 1 capital. The new regulatory capital rules became effective as applied to Esquire Bank on January 1, 2015 with a phase-in period that generally extends through January 1, 2019 for many of the changes.

Additionally, on November 2, 2012, the OCC notified Esquire Bank that it had established minimum capital ratios for Esquire Bank requiring Esquire Bank to maintain, commencing December 1, 2012, a Tier 1 leverage capital ratio of 9.0%, a Tier1 risk-based capital ratio of 11.0% and a total risk-based capital to risk-weighted assets ratio of 13.0%.

The failure to meet applicable regulatory capital requirements, including the minimum capital requirements established by the OCC, could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, our costs of funds and FDIC insurance costs, our ability to pay dividends on our common stock, our ability to make acquisitions, and our business, results of operations and financial conditions, generally.

We are subject to the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to material penalties.

The Community Reinvestment Act (“CRA”), the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, the United States Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

The FASB has recently issued an accounting standard update that will result in a significant change in how we recognize credit losses and may have a material impact on our financial condition or results of operations.

In June 2016, the Financial Accounting Standards Board ("FASB") issued an accounting standard update, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the current “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss ("CECL") model. Under the CECL model, we will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model required under current generally accepted accounting principles ("GAAP"), which delays recognition until it is probable a loss has been incurred. Accordingly, we expect that the adoption of the CECL model will materially affect how we determine our allowance for loan losses and could require us to significantly increase our allowance. Moreover, the CECL model may create more volatility in the level of our allowance for loan losses. If we are required to materially

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increase our level of allowance for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations.

The new CECL standard will become effective for us for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years. We are currently evaluating the impact the CECL model will have on our accounting, but we expect to recognize a one-time cumulative-effect adjustment to our allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, consistent with regulatory expectations set forth in interagency guidance issued at the end of 2016. We cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on our financial condition or results of operations.

FDIC deposit insurance assessments may continue to materially increase in the future, which would have an adverse effect on earnings.

As a member institution of the FDIC, our subsidiary, Esquire Bank, is assessed a quarterly deposit insurance premium. Failed banks nationwide have significantly depleted the insurance fund and reduced the ratio of reserves to insured deposits. The FDIC has adopted a Deposit Insurance Fund Restoration Plan, which requires the FDIC’s Deposit Insurance Fund (the “DIF”) to attain a 1.35% reserve ratio by September 30, 2020. As a result of this requirement, Esquire Bank could be required to pay significantly higher premiums or additional special assessments that would adversely affect its earnings, thereby reducing the availability of funds to pay dividends to us.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the FRB. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used by the FRB to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks' reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. The federal banking agencies and Financial Crimes Enforcement Network are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans.

Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

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The FRB may require us to commit capital resources to support Esquire Bank.

As a matter of policy, the FRB expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. The Dodd-Frank Act codified the FRB's policy on serving as a source of financial strength. Under the “source of strength” doctrine, the FRB may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution's general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the Company to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations.

We could be adversely affected by the soundness of other financial institutions and other third parties we rely on.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional customers. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when our collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due. Furthermore, successful operation of our merchant services business depends on the soundness of ISOs, third party processors, clearing agents and others that we rely on to conduct our merchant business. Any losses resulting from such third parties could adversely affect our business, financial condition and results of operations.

We depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with our existing and potential customers and counterparties, we may rely on information furnished to us by or on behalf of our existing and potential customers and counterparties, including financial statements and other financial information. We also may rely on representations of our existing and potential customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. In deciding whether to extend credit, we may rely upon our existing and potential customers’ representations that their respective financial statements conform to U.S. generally accepted accounting principles, or GAAP, and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer and counterparty representations and certifications, or other auditors’ reports, with respect to the business and financial condition of our existing and potential customers and counterparties. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, incomplete, inaccurate or fraudulent information provided by us by or on behalf of our existing or potential customers or counterparties.

Our accounting estimates and risk management processes and controls rely on analytical and forecasting techniques and models and assumptions, which may not accurately predict future events.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management's judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet which may result in our reporting materially different results than would have been reported under a different alternative.

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Certain accounting policies are critical to presenting our financial condition and results of operations. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include the allowance for loan losses and income taxes. Because of the uncertainty of estimates involved in these matters, we may be required to do one or more of the following: significantly increase the allowance for loan losses or sustain loan losses that are significantly higher than the reserve provided; reduce the carrying value of an asset measured at fair value; or significantly increase our accrued tax liability. Any of these could have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Our internal controls, disclosure controls, processes and procedures, and corporate governance policies and procedures are based in part on certain assumptions and can provide only reasonable (not absolute) assurances that the objectives of the system are met. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny. Any of these could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Offering and an Investment in Our Common Stock

An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price, or at all.

Prior to this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the underwriter and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

The price of our common stock could be volatile following this offering.

The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

•	general economic conditions and overall market fluctuations;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after this offering;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	the trading volume of our common stock;

•	new technology used, or services offered, by competitors;

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•	changes in business, legal or regulatory conditions, or other developments affecting the financial services industry, participants in our industry, and publicity regarding our business or any of our significant customers or competitors; and

•	future sales of our common stock by us, directors, executives and significant stockholders, including the sale of our common stock by our existing stockholders who are not subject to the lock-up agreements described in “Underwriting”.

The realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market experiences extreme volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect investor confidence and could affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation. If we were to be involved in a class action lawsuit, we could incur substantial costs and it could divert the attention of senior management and have a material adverse effect on our business, financial condition and results of operations.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

We are not required to apply any portion of the net proceeds of this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. At March 31, 2017, our total stockholders’ equity was $53.2 million and our total return on average common equity was 6.33% for the three months ended March 31, 2017. We expect our total stockholders’ equity to be $[•] million upon completion of the offering, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. A portion of the proceeds from this offering are expected to be used to provide additional capital as a cushion against minimum regulatory capital requirements, which may tend to reduce our return on equity as opposed to if such proceeds were used for further growth. Our stockholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. We may not be successful in using the net proceeds from this offering to increase our profitability or market value and we cannot predict whether the proceeds will be invested to yield a favorable return.

The reduced disclosures and relief from certain other significant disclosure requirements that are available to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies.” These exemptions include the following:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements to hold nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after this offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company.

We will remain an emerging growth company for up to five years, though we may cease to be an emerging

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growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million). Investors and securities analysts may find it more difficult to evaluate our common stock because we will rely on one or more of these exemptions. If, as a result, some investors find our common stock less attractive, there may be a less active trading market for our common stock, which could result in a reductions and greater volatility in the prices of our common stock.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

As a result of this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition with the SEC. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. We anticipate that these costs will materially increase our general and administrative expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our strategic plan, which could prevent us from successfully implementing our growth initiatives and improving our business, results of operations and financial condition.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from our auditors on management's assessment of our internal control over financial reporting. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

You will incur immediate dilution as a result of this offering.

If you purchase our common stock in this offering, you will pay more for your shares than the net tangible book value per share immediately following consummation of this offering. As a result, you will incur immediate dilution of $[•] per share representing the difference between the offering price of $[•], the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and our adjusted net tangible book value per share as of March 31, 2017 of $[•] per share of common stock. This represents [•]% dilution from the midpoint of the initial public offering price set forth on the cover page of this prospectus. Accordingly, if we were to be liquidated at our book value immediately following this offering, you would not receive the full amount of your investment.

We have not historically declared or paid cash dividends on our common stock and we do not expect to pay dividends on our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in the foreseeable future is if the price of our common stock appreciates.

The holders of our common stock will receive dividends if and when declared by our board of directors out of legally available funds. Our board of directors has not declared a dividend on our common stock since our inception. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that our board of directors may deem relevant.

Our principal business operations are conducted through our subsidiary, Esquire Bank. Cash available to pay dividends to our stockholders is derived primarily, if not entirely, from dividends paid by Esquire Bank to us. The ability of Esquire Bank to pay dividends to us, as well as our ability to pay dividends to our stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to us may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.

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If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock could be affected by whether equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will publish research and reports on us and our common stock. If one or more equity analysts do cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

If any of the analysts who elect to cover us downgrades our stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Upon completion of this offering, we will have [•] shares of our common stock outstanding, or [•] shares if the underwriter exercises in full its option to purchase additional shares. Our directors, executive officers, the selling stockholders and certain additional other holders of our common stock, collectively representing [•]% of our common shares outstanding upon completion of this offering, or [•]% if the underwriter exercises in full its option to purchase additional shares, will be subject to the lock-up agreements described in “Underwriting” and the Rule 144 holding period requirements described in “Shares Eligible for Future Sale.” After all of the lock-up periods have expired and the holding periods have elapsed, [•] additional shares of our outstanding common stock will be eligible for sale in the public market. In addition, the underwriter may, at any time and without notice, release all or a portion of the shares subject to lock-up agreements. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and could result in a decline in the value of the shares of our common stock purchased in this offering.

In addition, one of our stockholders, CJA Private Equity Financial Restructuring Master Fund I, LP, has piggyback registration rights pursuant to a registration rights agreement with respect to the shares of our common stock and shares of our Series B Preferred Stock that it owns. As of the date of this prospectus, CJA Private Equity Financial Restructuring Master Fund I, LP owned 497,815 shares of our common stock, and 66,985 shares of our Series B Preferred Stock. Following our initial public offering, to the extent the holder of our Series B Preferred Shares remains a holder of our common stock or our Series B Preferred Shares, it may exercise its “piggyback” registration rights in connection with future offerings of our common stock, other than registration statements filed on Forms S-4 or S-8.

Our directors and executive officers beneficially own a significant portion of our common stock and have substantial influence over us.

Our directors and executive officers, as a group, beneficially owned approximately 28.2% of our outstanding common stock as of May 23, 2017. As a result of this level of ownership, our directors and executive officers have the ability, by taking coordinated action, to exercise significant influence over our affairs and policies. The interests of our directors and executive officers may not be consistent with your interests as a stockholder. This influence may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our Company.

A future issuance of stock could dilute the value of our common stock.

We may sell additional shares of common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Upon completion of this offering, there will be [•] shares of our

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common stock issued and outstanding, or [•] shares if the underwriter exercises in full its option to purchase additional shares. Those shares outstanding do not include the potential issuance, as of March 31, 2017, of 1,013,045 shares of our common stock subject to issuance upon exercise of outstanding stock options under our 2007 Stock Option Plan and our 2011 Stock Compensation Plan, 11,562 additional shares of our common stock that were reserved for issuance under our plans at March 31, 2017 or 66,985 shares of Series B Preferred Stock that are not convertible by the holder, but are convertible on a one for one basis into shares of our common stock under certain circumstances. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of common stock. We cannot predict the size of future issuances of our common stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

Our common stock is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, our common stock ranks junior to all our customer deposits and indebtedness, and other non-equity claims on us, with respect to assets available to satisfy claims. Additionally, holders of common stock are subject to the prior liquidation rights of the holders of our Series B Preferred Stock and may be subject to the prior dividend and liquidation rights of other series of preferred stock we may issue in the future.

Provisions in our charter documents, Maryland law and federal law may have an anti-takeover effect, and there are substantial regulatory limitations on changes of control of bank holding companies.

Provisions of our charter documents, the Maryland General Corporation Law, or the MGCL, and federal banking law could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our stockholders. These provisions include:

•	staggered terms for directors, who may be removed from office only for cause;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals;

•	a provision that any special meeting of our stockholders may be called only by a majority of the board of directors, the President or a holder or group of holders of at least 50% of our shares entitled to vote at the meeting; and

•	the ability for our board of directors, without stockholder approval, to increase or decrease the number of authorized shares without stockholder approval and the ability for our board of directors to issue our preferred stock and to determine the terms of such preferred stock.

Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Moreover, the combination of these provisions effectively inhibits certain mergers or other business combinations, which, in turn, could adversely affect the market price of our common stock.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the current economic conditions nationally and in our market area;

•	adverse changes in the financial industry, securities, credit and national local real estate markets (including real estate values);

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	risks related to a high concentration of loans and deposits dependent upon the legal and “litigation” market;

•	the impact of any potential strategic transactions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the FRB, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;

•	continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	our success in increasing our legal and “litigation” market lending;

•	our ability to attract and maintain deposits and our success in introducing new financial products;

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•	losses suffered by merchants or ISOs with whom we do business;

•	our ability to effectively manage risks related to our merchant services business;

•	our ability to leverage the professional and personal relationships of our board members and advisory board members;

•	changes in interest rates generally, including changes in the relative differences between short-term and long-term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

•	fluctuations in the demand for loans;

•	technological changes that may be more difficult or expensive than expected;

•	changes in consumer spending, borrowing and savings habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	declines in our merchant processing income as a result of reduced demand, competition and changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, particularly the new capital regulations, and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	the impairment of our investment securities;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	political instability;

•	acts of war or terrorism;

•	competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers, including retail businesses and technology companies;

•	changes in our organization and management and our ability to retain or expand our management team and our board of directors, as necessary;

•	the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings, regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations and reviews;

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•	the ability of key third-party service providers to perform their obligations to us; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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USE OF PROCEEDS

Assuming a public offering price of $[•] per share, we estimate that the net proceeds from the sale of the shares of common stock by us will be approximately $[•] million (or approximately $[•] million if the underwriter exercises in full its option to purchase additional shares of common stock from us), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the per share public offering price would increase (decrease) the net proceeds to us of this offering by approximately $[•] million (or approximately $[•] million if the underwriter elects to exercise its purchase option in full), after deducting estimated underwriting discounts and offering expenses.

In order to maintain our capital and liquidity ratios at acceptable levels while we continue to grow our balance sheet with commercial real estate loans and commercial loans, we have decided to undertake a public offering at this time. Additionally, our lending limit is expected to increase by $[•] million following the completion of this offering, which will allow us to originate larger loans and be more competitive in the market place.

We intend to use the net proceeds of the offering to support the growth in Esquire Bank’s loan portfolio, including the possibility of making larger loans due to our increased legal lending limit, to finance potential strategic acquisitions to the extent such opportunities arise and for other general corporate purposes, which could include other growth initiatives. We have no current plans, arrangements or understandings relating to any specific acquisition or similar transaction and management has not yet determined the types of businesses that they might target.

Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds of this offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in short-term investments.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

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CAPITALIZATION

The following table shows our capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2017:

•	on an actual basis; and

•	on a pro forma basis to give effect to (i) the issuance and sale by us of [•] shares of common stock in this offering (assuming the underwriter does not exercise its option to purchase any additional shares to cover over-allotments, if any), and the receipt and application of the net proceeds from the sale of these shares at an initial public offering price of $[•] per share and (ii) the sale by the selling stockholders of [•] shares of common stock in this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	At March 31, 2017
	Actual	As Adjusted
	(dollars in thousands except per share data)
	(unaudited)
Stockholders’ equity:
Preferred Stock, par value $0.01 per share; authorized—2,000,000 shares; issued and outstanding—66,985 shares	$1	$
Common stock, par value $0.01 per share; authorized—15,000,000 shares; issued and outstanding—5,003,030 shares	50
Capital surplus	58,983
Retained deficit	(5,011)
Accumulated other comprehensive income, net	(779)

Total stockholders’ equity	$53,244	$

Total capitalization	$53,244	$
Capital ratios (Esquire Bank):
Tier 1 capital to average assets for leverage	11.60%		%
Tier 1 capital to risk-weighted assets	15.46%		%
Total capital to risk-weighted assets	16.59%		%
Common equity tier 1 capital to risk-weighted assets	15.46%		%
Tangible common equity to tangible assets(1)	11.99%		%
Per share data
Book value per common share(2)	$10.50	$
Tangible book value per common share(3)	$10.50	$

(1)	Tangible common equity to tangible assets is a ratio of the Company. The Company had no intangible assets as of the dates indicated. Thus, tangible common equity to tangible assets is the same as total common stockholders’ equity to total assets.
(2)	Excludes 66,985 shares of our common stock issuable under certain circumstances upon conversion by us, not the holder, of the Series B Preferred Stock.
(3)	The Company had no intangible assets as of the dates indicated. Thus, tangible book value per common share is the same as book value per common share for each of the periods indicated.

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DILUTION

If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of common stock upon completion of this offering.

Net tangible book value per common share represents the amount of our total tangible assets less total liabilities and preferred stock, divided by the number of shares of common stock outstanding. Our net tangible book value as of March 31, 2017 was $52.5 million, or $10.50 per share of common stock, based upon 5,003,030 shares of common stock outstanding as of such date.

After giving effect to the sale of [•] shares of our common stock by us at the initial public offering price of $[•] per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March 31, 2017 would have been approximately $[•] million, or approximately $[•] per share of common stock. This represents an immediate [•] in net tangible book value of $[•] per share to existing common stockholders, and an immediate dilution of $[•] per share to investors participating in this offering. If the initial public offering price is higher or lower, the dilution to new stockholders will be greater or less, respectively.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$	[·]
Net tangible book value per share at March 31, 2017	$10.50
Increase in net tangible book value per share attributable to this offering	[·]

As adjusted tangible book value per share after this offering			[·]

Dilution in net tangible book value per share to new investors		$	[·]

A $1.00 increase (or decrease) in the assumed initial public offering price of $[•] per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (or decrease) the as adjusted net tangible book value per common share after this offering by approximately $[•], and dilution in net tangible book value per common share to new investors by approximately $[•], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises in full its option to purchase additional shares of our common stock in this offering, the as adjusted net tangible book value after this offering would be $[•] per share, the increase in net tangible book value to existing stockholders would be $[•] per share and the dilution to new investors would be $[•] per share, in each case assuming an initial public offering price of $[•] per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

The following table summarizes, as of March 31, 2017, the differences between our existing stockholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by new investors in this offering reflect an assumed offering price of $[•] per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price
	Number	Percentage		Amount	Percentage		Per Share
Existing stockholders as of March 31, 2017			%	$		%	$
New Investors			%			%
Total			%	$		%	$

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If the underwriter exercises its option to purchase additional shares in full, then our pro forma net tangible book value per share of our common stock as of March 31, 2017, would be approximately $[•] million, or $[•] per share, representing an immediate increase in net tangible book value to our existing stockholders of approximately $[•] per share and immediate dilution in net tangible book value to investors purchasing shares in this offering of approximately $[•] per share.

The table above excludes (i) 1,013,045 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.14 per share (333,315 shares of which are currently exercisable) as of March 31, 2017; (ii) 11,562 shares of our common stock reserved for issuance in connection with restricted stock awards, restricted stock unit awards, and stock options available for issuance under our 2007 Stock Option Plan and our 2011 Stock Compensation Plan as of March 31, 2017; and (iii) 66,985 shares of our common stock issuable under certain circumstances upon conversion by us, not the holder, of the Series B Preferred Stock. In connection with the exercise of any of these stock options or if other equity awards are issued under our 2007 Stock Option Plan and 2011 Stock Compensation Plan, or if the 66,985 shares of common stock were issued upon conversion of the Series B Preferred Stock, investors purchasing in this offering will experience further dilution.

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DIVIDEND POLICY

We have not historically declared or paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our future earnings will be retained to support our operations and to finance the growth and development of our business. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend on a number of factors, including

•	our historical and projected financial condition, liquidity and results of operations;

•	our capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on our ability to pay cash dividends, including pursuant to the terms of any of our credit agreements or other borrowing arrangements;

•	our business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that we may examine;

•	general economic conditions; and

•	other factors deemed relevant by our board of directors.

As a Maryland corporation, we are subject to certain restrictions on dividends under the Maryland General Corporation Code. Generally, Maryland law limits cash dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the cash dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. We are also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. See “Supervision and Regulation – Esquire Bank, National Association – Safety and Soundness Standards.”

Because we are a holding company, we are dependent upon the payment of dividends by Esquire Bank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. Esquire Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. A national bank may generally declare a cash dividend, without approval from the OCC, in an amount equal to its year-to-date net income plus the prior two years’ net income that is still available for dividends. The OCC has the authority to prohibit a national bank from paying cash dividends if such payment is deemed to be an unsafe or unsound practice. In addition, as a depository institution the deposits of which are insured by the FDIC, Esquire Bank may not pay cash dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC. Esquire Bank currently is not (and never has been) in default under any of its obligations to the FDIC. See “Supervision and Regulation—Esquire Bank, National Association—Dividends.”

The FRB has issued a policy statement regarding the payment of cash dividends by bank holding companies. In general, the FRB’s policy provides that cash dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The FRB has the authority to prohibit a bank holding company from paying cash dividends if such payment is deemed to be an unsafe or unsound practice.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data as of the dates and for the periods shown. The selected balance sheet data as of December 31, 2016 and 2015 and the selected income statement data for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2014 and the selected income statement data for the year then ended have been derived from our audited consolidated financial statements that are not included in this prospectus. The selected historical consolidated financial data as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 is derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and includes all normal and recurring adjustments that we consider necessary for a fair presentation. The selected historical consolidated balance sheet data as of March 31, 2016 is derived from our unaudited interim condensed consolidated financial statements that are not included in this prospectus and have not been subject to review procedures from our independent accountants. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. The information should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in the prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands, except share and per share data)
Balance Sheet Data:

Total assets	$438,059	$351,500	$424,833	$352,650	$330,690
Cash and cash equivalents	32,586	25,069	42,993	33,154	71,891
Securities available-for-sale	103,652	79,200	92,645	84,239	70,925
Loans receivable, net	287,033	233,294	275,165	221,720	170,512
Restricted stock	1,746	1,487	1,649	1,430	237
Deposits	383,372	298,693	370,788	301,687	290,774
Secured borrowings	284	378	371	381	391
Total stockholders’ equity	53,244	51,170	52,186	49,425	38,542

Income Statement Data:

Interest income	$4,432	$3,733	$16,168	$12,451	$10,714
Interest expense	137	101	511	457	466
Net interest income	4,295	3,632	15,657	11,994	10,248
Provision for loan losses	150	145	595	930	300
Net interest income after provision for loan losses	4,145	3,487	15,062	11,064	9,948
Noninterest income	1,204	987	4,125	2,943	1,765
Noninterest expense	4,024	3,420	14,599	12,171	11,262
Income before income tax expense	1,325	1,054	4,588	1,836	451
Income tax expense	510	411	1,766	664	410
Net income	815	643	2,822	1,172	41
Less: Preferred stock dividends	—	—	—	—	—
Net income available to common stockholders	$815	$643	$2,822	$1,172	$41

Per Share Data:

Earnings per common share:
Basic	$0.16	$0.13	$0.56	$0.25	$0.01
Diluted	$0.16	$0.13	$0.55	$0.25	$0.01
Book value per common share(1)	$10.50	$10.07	$10.29	$9.72	$8.98
Tangible book value per common share(2)	$10.50	$10.07	$10.29	$9.72	$8.98

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	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014
Selected Performance Ratios:

Return on average assets	0.79%	0.74%	0.74%	0.36%	0.01%
Return on average common equity	6.33%	5.32%	5.48%	2.77%	0.13%
Interest rate spread	4.14%	4.18%	4.15%	3.64%	3.76%
Net interest margin	4.23%	4.27%	4.25%	3.74%	3.86%
Efficiency ratio, adjusted(3)	73.18%	74.14%	73.82%	81.48%	94.94%
Average interest earning assets to average Interest bearing liabilities	171.91%	174.21%	167.13%	170.76%	154.28%
Average equity to average assets	12.58%	14.30%	13.83%	13.38%	11.31%

Asset Quality Ratios:

Allowance for loan losses to total loans	1.21%	1.26%	1.23%	1.25%	1.25%
Allowance for loan losses to nonperforming loans(4)	N/A	N/A	N/A	N/A	N/A
Net charge-offs (recoveries) to average outstanding loans	0.01%	(0.01)%	(0.01)%	0.16%	0.00%
Nonperforming loans to total loans(4)	0.00%	0.00%	0.00%	0.00%	0.00%
Nonperforming loans to total assets(4)	0.00%	0.00%	0.00%	0.00%	0.00%
Nonperforming assets to total assets(5)	0.00%	0.00%	0.00%	0.00%	0.00%

Capital Ratios (Esquire Bank):

Total capital to risk weighted assets	16.59%	16.84%	17.25%	17.06%	18.54%
Tier 1 capital to risk weighted assets	15.46%	15.68%	16.09%	15.91%	17.40%
Tier 1 common equity to risk weighted assets(6)	15.46%	15.68%	16.09%	15.91%	N/A
Leverage capital ratio	11.60%	11.63%	11.63%	11.90%	10.06%

Other:

Number of offices	3	3	3	3	3
Number of full-time equivalent employees	50	43	52	43	42

(1)	For purposes of computing book value per common share, book value equals total common stockholders’ equity. Total common stockholders’ equity equals total stockholders’ equity, less preferred equity. Preferred equity was $720 and $1,697 at March 31, 2017 and 2016, respectively, and $720, $1,697 and $1,842 at December 31, 2016, 2015 and 2014, respectively.
(2)	The Company had no intangible assets as of the dates indicated. Thus, tangible book value per common share is the same as book value per common share for each of the periods indicated.
(3)	Efficiency ratio represents noninterest expenses, divided by the sum of net interest income plus noninterest income. With respect to the efficiency ratio, adjusted, noninterest income excludes gains or losses on sale of investment securities. This is a non-GAAP financial measure. See “Non-GAAP Financial Measure Reconciliation” below for a reconciliation of this measure to its most comparable GAAP measure.
(4)	Nonperforming loans include nonaccrual loans, loans past due 90 days and still accruing interest and loans modified under troubled debt restructurings.
(5)	Nonperforming assets include nonperforming loans, other real estate owned and other foreclosed assets.
(6)	Tier 1 common equity to risk-weighted assets ratio is required under the Basel III Final Rules which became effective for Esquire Bank on January 1, 2015. Accordingly, this ratio is shown as not applicable (“N/A”) for periods prior to January 1, 2015.

Non-GAAP Financial Measure Reconciliation

A financial measure included in our selected historical consolidated financial data and elsewhere in this prospectus is not a measure of financial performance recognized by GAAP. This non-GAAP financial measure is the “efficiency ratio.” Our management uses this non-GAAP financial measures in its analysis of our performance.

The efficiency ratio is a non-GAAP measure of expense control relative to adjusted revenue. We calculate the efficiency ratio by dividing total noninterest expenses, as determined under GAAP, by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains on securities and other non-recurring income sources, if applicable, from this calculation, which we refer to below as adjusted revenue. We believe that this provides one a reasonable measure of core expenses relative to core revenue.

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We believe that this non-GAAP financial measure provides information that is important to investors and that is useful in understanding our financial position, results and ratios. However, this non-GAAP financial measure is supplemental and is not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

	At March 31,		At December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands)
Efficiency Ratio:

Net interest income	$4,295	$3,632	$15,657	$11,994	$10,247
Noninterest income	1,204	987	4,125	2,943	1,766
Less: Net gains on sales of securities	—	6	6	—	151
Adjusted revenue	$5,499	$4,613	$19,776	$14,937	$11,862

Total noninterest expense	4,024	3,420	14,599	12,171	11,262

Efficiency ratio	73.18%	74.14%	73.82%	81.48%	94.94%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016, 2015 and 2014 should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.

Overview

Our profitability is highly dependent on our net interest income, which is the difference between our interest income on interest earning assets, such as loans and securities, and our interest expense on interest bearing liabilities, such as deposits and borrowed funds. Additionally, we also obtain a significant portion of noninterest income through our merchant services business.

Our net income increased $172,000, or 26.8%, to $815,000 for the three months ended March 31, 2017 from $643,000 for the three months ended March 31, 2016. The increase was due to an increase in net interest income and customer related fees and service charges. The increase in net interest income was caused by an increase in interest and fees on loans, which increased $602,000, or 18.7%, to $3.8 million for the three months ended March 31, 2017 from $3.2 million for the three months ended March 31, 2016. This increase was due to continued growth in our loan portfolio.

Noninterest income increased $217,000, or 22.0%, to $1.2 million for the three months ended March 31, 2017 from $987,000 for the three months ended March 31, 2016. The increase in noninterest income was primarily from growth in customer related fees and service charges. Customer related fees and service charges increased $138,000 or 60.5% to $366,000 for the three months ended March 31, 2017 from $228,000 for the three months ended March 31, 2016. Merchant processing income increased by $85,000 or 11.3% to $838,000 for the three months ended March 31, 2017 from $753,000 for the three months ended March 31, 2016.

Our provision for loan losses was $150,000 for the three months ended March 31, 2017 compared to $145,000 for the three months ended March 31, 2016. The higher provision for loan loss was a result of the continued growth in our loan portfolio.

Our net income increased $1.7 million, or 140.8%, to $2.8 million for the year ended December 31, 2016 from $1.2 million for the year ended December 31, 2015. The increase was due to an increase in net interest income and merchant processing income. The increase in net interest income was caused by an increase in interest and fees on loans, which increased $3.5 million, or 32.8%, to $14.1 million for the year ended December 31, 2016 from $10.6 million for the year ended December 31, 2015. This increase was due to continued success in growing our loans.

Noninterest income increased $1.2 million, or 40.2%, to $4.1 million for the year ended December 31, 2016 from $2.9 million for the year ended December 31, 2015. The increase in noninterest income was primarily from growth in our merchant services business. Merchant processing income increased by $737,000 or 33.5% to $2.9 million for the year ended December 31, 2016 from $2.2 million for the year ended December 31, 2015. Customer related fees and service charges also increased $439,000 or 59.2% to $1.2 million for the year ended December 31, 2016 from $741,000 for the year ended December 31, 2015.

Our provision for loan losses was $595,000 for the year ended December 31, 2016 compared to $930,000 for the year ended December 31, 2015. The provision recorded resulted in an allowance for loan losses of $3.4 million, or 1.23% of total loans at December 31, 2016, compared to $2.8 million, or 1.25% of total loans at December 31, 2015. The decrease in the allowance for loan losses as a percentage of loans resulted primarily from changes in our loan portfolio composition.

Our net income increased $1.1 million to $1.2 million for the year ended December 31, 2015 from $41,000 for the year ended December 31, 2014. The increase was due to an increase in net interest income and merchant processing income, partially offset by a decrease in gain on sales of securities and an increase in the provision for loan losses. The increase in net interest income was caused by an increase in interest and fees on loans, which increased $1.7 million, or 19.2%, to $10.6 million for the year ended December 31, 2015 from $8.9 million for the year ended December 31, 2014. This increase was due to our continued success in growing 1-4 family residential, multifamily, commercial real estate loans, construction, commercial loans and consumer loans.

Noninterest income increased $1.2 million, or 66.7%, to $2.9 million for the year ended December 31, 2015 from $1.8 million for the year ended December 31, 2014. The increase in noninterest income was primarily from growth in our merchant services business. Merchant processing income increased by $1.1 million or 92.7% to $2.2 million for the year ended December 31, 2015 from $1.1 million for the year ended December 31, 2014. Gains on sales of securities decreased $151,000 for the year ended December 31, 2015 from the year ended December 31, 2014. We did not sell any securities during the year ended December 31, 2015.

Our provision for loan losses was $930,000 for the year ended December 31, 2015 compared to $300,000 for the year ended December 31, 2014. The higher provision for loan loss was a result of the growth in the loan portfolio and related impact to the allowance for loan losses.

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Critical Accounting Policies

A summary of our accounting policies is described in Note 1 to both the consolidated financial statements and the interim condensed consolidated financial statements included in this prospectus. Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions. Management believes that the most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows:

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased by provisions for loan losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Subsequent recoveries of loans previously charged off are credited to the allowance for loan losses when realized. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All loans, except for consumer loans, are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated as a specific allowance. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral if the loan is collateral dependent.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a trouble debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, we determine the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the company. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

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We have identified the following loan segments: Commercial Real Estate, Multifamily, Construction, Commercial, 1-4 Family Residential and Consumer. The risks associated with a concentration in real estate loans include potential losses from fluctuating values of land and improved properties. Commercial Real Estate and Multifamily loans are expected to be repaid from the cash flow of the underlying property so the collective amount of rents must be sufficient to cover all operating expenses, property management and maintenance, taxes and debt service. Increases in vacancy rates, interest rates or other changes in general economic conditions can all have an impact on the borrower and their ability to repay the loan. Construction loans are considered riskier than commercial financing on improved and established commercial real estate. The risk of potential loss increases if the original cost estimates or time to complete are significantly off. The remainder of the loan portfolio is comprised of commercial and consumer loans. The primary risks associated with the commercial loans are the cash flow of the business, the experience and quality of the borrowers’ management, the business climate, and the impact of economic factors. The primary risks associated with residential real estate and consumer loans relate to the borrower, such as the risk of a borrower’s unemployment as a result of deteriorating economic conditions or the amount and nature of a borrower’s other existing indebtedness, and the value of the collateral securing the loan if the bank must take possession of the collateral.

Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, we may ultimately incur losses that vary from management’s current estimates. Adjustments to the allowance for loan losses will be reported in the period such adjustments become known or can be reasonably estimated. All loan losses are charged to the allowance for loan losses when the loss actually occurs or when the collectability of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Income Taxes. Income taxes are provided for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Emerging Growth Company. Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by the Financial Accounting Standards Board (“FASB”) or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We have irrevocably elected to adopt new accounting standards within the public company adoption period.

Although we are still evaluating the JOBS Act, we may take advantage of some of the reduced regulatory and reporting requirements that are available to it so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

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Discussion and Analysis of Financial Condition

Assets. Our total assets were $438.1 million at March 31, 2017, an increase of $13.2 million from $424.8 million at December 31, 2016. The increase was primarily due to an increase in net loans of $11.9 million, or 4.3%, and an increase in securities available-for-sale of $11.0 million, or 11.9%, partially offset by a decrease in cash and cash equivalents of $10.4 million, or 24.2%.

Our total assets were $424.8 million at December 31, 2016, an increase of $72.2 million from $352.7 million at December 31, 2015. The increase was primarily due to an increase in net loans of $53.4 million, or 24.1%, and an increase in cash and cash equivalents of $9.8 million.

Our total assets increased $22.0 million, or 6.6%, to $352.7 million at December 31, 2015 from $330.7 million at December 31, 2014. The increase resulted primarily from an increase in net loans and securities, partially offset by decreases in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents decreased $10.4 million, or 24.2%, to $32.6 million at March 31, 2017 from $43.0 million at December 31, 2016. The decrease in cash and cash equivalents resulted from our using excess liquidity at December 31, 2016 to fund loan growth and investments in securities.

Cash and cash equivalents increased $9.8 million, or 29.7%, to $43.0 million at December 31, 2016 from $33.1 million at December 31, 2015.

Cash and cash equivalents decreased $38.8 million, or 53.9%, to $33.1 million at December 31, 2015 from $71.9 million at December 31, 2014. The decrease in cash and cash equivalents resulted from our using excess liquidity at December 31, 2014 to fund loan growth and investments in securities.

Loan Portfolio Analysis. At March 31, 2017, net loans were $287.0 million, or 65.5% of total assets, compared to $275.2 million, or 64.8% of total assets, at December 31, 2016. Commercial loans increased $6.8 million, or 6.4%, to $112.8 million at March 31, 2017 from $106.1 million at December 31, 2016. Multifamily loans increased $9.3 million, or 11.2%, to $92.8 million at March 31, 2017 from $83.4 million at December 31, 2016. Consumer loans increased $466,000, or 4.4%, to $11.0 million at March 31, 2017 from $10.6 million at December 31, 2016. 1-4 family residential loans decreased $2.0 million, or 4.1%, to $47.6 million at March 31, 2017 from $49.6 million at December 31, 2016. Construction loans also decreased by $1.6 million, or 27.7%, to $4.1 million at March 31, 2017 from $5.6 million at December 31, 2016. Commercial real estate loans decreased by $921,000, or 4.1%, to $21.3 million at March 31, 2017 from $22.2 million at December 31, 2016. We have experienced continued success in growing our loan portfolio, as described in “Business—Business Strategy.”

At December 31, 2016, net loans were $275.2 million, or 64.8% of total assets, compared to $221.7 million, or 62.9% of total assets, at December 31, 2015. Commercial loans increased $22.5 million, or 26.9%, to $106.1 million at December 31, 2016 from $83.6 million at December 31, 2015. Multifamily loans increased $12.2 million, or 17.2%, to $83.4 million at December 31, 2016 from $71.2 million at December 31, 2015. Consumer loans decreased $3.0 million or 22.0%, to $10.6 million at December 31, 2016 from $13.6 million at December 31, 2015. 1-4 family residential loans increased $21.1 million, or 73.8%, to $49.6 million at December 31, 2016 from $28.5 million at December 31, 2015. Construction loans also increased by $313,000, or 5.9%, to $5.6 million at December 31, 2016 from $5.3 million at December 31, 2015. Commercial real estate loans increased by $926,000, or 4.4%, to $22.2 million at December 31, 2016 from $21.3 million at December 31, 2015.

At December 31, 2015, net loans were $221.7 million, or 62.9% of total assets, compared to $170.5 million, or 51.6% of total assets at December 31, 2014. Commercial loans increased $17.9 million, or 27.3%, to $83.6 million at December 31, 2015 from $65.6 million at December 31, 2014. Multifamily loans increased $12.6 million or 21.5% to $71.2 million at December 31, 2015 from $58.6 million at December 31, 2014. Commercial real estate loans increased $7.5 million, or 54.4%, to $21.3 million at December 31, 2015 from $13.8 million at December 31, 2014. 1-4 family residential loans increased $5.5 million or 23.7% to $28.5 million at December 31, 2015 from $23.1 million at December 31, 2014. Construction loans also increased by $4.2 million to $5.3 million at December 31, 2015 from $1.1 million at December 31, 2014. Consumer loans increased by $4.0 million or 41.9% to $13.6 million at December 31, 2015 from $9.6 million at December 31, 2014.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At March 31,		At December 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
1-4 family residential	$47,556	16.43%	$49,597	17.88%	$28,531	12.77%
Multifamily	92,755	32.04	83,410	30.06	71,184	31.86
Commercial real estate	21,277	7.35	22,198	8.00	21,272	9.52
Construction	4,054	1.40	5,610	2.02	5,297	2.38
Total real estate	165,642	57.22	160,815	57.96	126,284	56.53
Commercial	112,818	38.97	106,064	38.23	83,563	37.40
Consumer	11,037	3.81	10,571	3.81	13,556	6.07
Total Loans	$289,497	100.00%	$277,450	100.00%	$223,403	100.00%

Allowance for loan losses	(3,523)		(3,413)		(2,799)
Deferred loan costs, net	1,059		1,128		1,116
Loans, net	$287,033		$275,165		$221,720

	At December 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
1-4 family residential	$23,072	13.44%	$13,757	9.22%	$10,879	8.45%
Multifamily	58,578	34.11	54,702	36.66	46,082	35.79
Commercial real estate	13,776	8.02	8,016	5.37	8,304	6.45
Construction	1,105	0.65	6,693	4.49	4,886	3.80
Total real estate	96,531	56.22	83,168	55.74	70,151	54.49
Commercial	65,643	38.22	60,833	40.77	53,928	41.88
Consumer	9,556	5.56	5,208	3.49	4,679	3.63
Total Loans	$171,730	100.00%	$149,209	100.00%	$128,758	100.00%

Allowance for loan losses	(2,165)		(1,865)		(1,855)
Deferred loan costs, net	947		(27)		(501)
Loans, net	$170,512		$147,317		$126,402

Loan Maturity. The following table sets forth certain information at December 31, 2016 regarding the contractual maturity of our loan portfolio. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table does not include any estimate of prepayments that could significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.

December 31, 2016	1-4 Family Residential	Multifamily	Commercial Real Estate		Construction	Commercial	Consumer	Total
Amounts due in:	(In thousands)
One year or less	$8,725	$21,578	$	―	$1,580	$92,288	$8,921	$133,092
More than one to five years	30,478	38,782		13,920	4,030	13,776	1,302	102,288
More than five to ten years	7,456	13,701		5,338	―	―	348	26,843
More than ten years	2,938	9,349		2,940	―	―	―	15,227
Total	$49,597	$83,410		$22,198	$5,610	$106,064	$10,571	$277,450

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The following table sets forth fixed and adjustable-rate loans at December 31, 2016 that are contractually due after December 31, 2017.

	Due After December 31, 2017
	Fixed	Adjustable	Total
Real estate	(In thousands)
1-4 family residential	$40,586	$286	$40,872
Multifamily	53,702	8,130	61,832
Commercial real estate	18,437	3,762	22,199
Construction	4,030	―	4,030
Commercial	988	12,788	13,776
Consumer	1,649	―	1,649
Total	$119,392	$24,966	$144,358

At March 31, 2017, $42.3 million, or 26.2% of our adjustable interest rate loans were at their interest rate floor.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At March 31, 2017						At December 31, 2016					At December 31, 2015
	30-59 Days Past Due		60-89 Days Past Due		90 Days or More Past Due		30-59 Days Past Due	60-89 Days Past Due		90 Days or More Past Due		30-59 Days Past Due		60-89 Days Past Due		90 Days or More Past Due
	(Dollars in thousands)
1-4 family residential	$	―	$	―	$	―	$203	$	―	$	―	$	―	$	―	$	―
Multifamily		―		―		―	―		―		―		―		―		―
Commercial real estate		―		―		―	―		―		―		―		―		―
Construction		―		―		―	―		―		―		―		―		―
Commercial		284		―		―	―		―		―		―		―		―
Consumer		―		―		―	―		―		―		―		―		―
Total		$284	$	―	$	―	$203	$	―	$	―	$	―	$	―	$	―

	At December 31, 2014					At December 31, 2013				At December 31, 2012
	30-59 Days Past Due		60-89 Days Past Due	90 Days or More Past Due		30-59 Days Past Due		60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due		90 Days or More Past Due
	(Dollars in thousands)
1-4 family residential		$—	$—		$—		$—	$—	$—	$—		$—	$—
Multifamily		―	―		―		―	843	―	336		―	264
Commercial real estate		―	―		―		―	685	―	―		―	―
Construction		―	―		―		―	―	634	―		―	―
Commercial		―	2,100		―		―	―	―	―		―	―
Consumer		―	―		―		―	―	―	―		―	―
Total	$	―	$2,100	$	―	$	―	$1,528	$634	$336	$	―	$264

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Non-performing Assets.

Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including troubled debt restructurings on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Troubled debt restructurings include loans for economic or legal reasons related to the borrower’s financial difficulties, for which we grant a concession to the borrower that we would not consider otherwise. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. At March 31, 2017 and December 31, 2016, we did not have any accruing loans past due 90 days or greater or troubled debt restructurings. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. We have not had any foreclosed assets for the periods presented.

The following table sets forth information regarding our non-performing assets at the dates indicated.

	At March 31,			At December 31,
	2017			2016			2015			2014			2013		2012
	(Dollars in thousands)
Non-accrual loans:
1- 4 family residential	$	―		$	―		$	―		$	―		$	―	$	―
Multifamily		―			―			―			―			―		264
Commercial real estate		―			―			―			―			―		―
Construction		―			―			―			―			634		―
Commercial		―			―			―			―			―		―
Consumer		―			―			―			―			―		―
Total non-accrual loans	$	―		$	―		$	―		$	―			$634		$264
Other real estate owned		―			―			―			―			―		―
Loans past due 90 days and still accruing		―			―			―			―			―		―
Troubled debt restructurings		―			―			―			―			―		―
Total nonperforming assets	$	―		$	―		$	―		$	―			$634		$264

Total loans (1)		$290,556			$278,578			$224,519			$172,677			$149,182		$128,257
Total assets		$438,059			$424,833			$352,650			$330,690			$237,580		$222,181

Total non-accrual loans to total loans		―	%		―	%		―	%		―	%		0.42%		0.21%
Total non-performing assets to total assets		―	%		―	%		―	%		―	%		0.27%		0.12%

(1)	Loans are presented before the allowance for loan losses but include deferred fees/costs.

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Allowance for Loan Losses.

Please see “–Critical Accounting Policies – Allowance for Loan Losses” for additional discussion of our allowance policy.

The allowance for loan losses is maintained at levels considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	For the three months ended March 31,				For the years ended December 31,
	2017		2016		2016		2015		2014		2013	2012
	(Dollars in thousands)

Allowance at beginning of year		$3,413		$2,799		$2,799		$2,165		$1,865	$1,855	$670
Provision for loan losses		150		145		595		930		300	60	1,255
Charge-offs:
1-4 family residential		―		―		―		―		―	―	―
Multifamily		―		―		―		―		―	39	70
Commercial real estate		―		―		―		―		―	―	―
Construction		―		―		―		―		―	12	―
Commercial		―		―		―		296		―	―	―
Consumer		40		―		7		―		―	―	―
Total charge-offs		40		―		7		296		―	51	70

Recoveries:
1-4 family residential		―		―		―		―		―	―	―
Multifamily		―		―		―		―		―	1	―
Commercial real estate		―		―		―		―		―	―	―
Construction		―		―		―		―		―	―	―
Commercial		―		25		26		―		―	―	―
Consumer		―		―		―		―		―	―	―
Total recoveries		―		25		26		―		―	1	―

Allowance at end of year		$3,523		$2,969		$3,413		$2,799		$2,165	$1,865	$1,855

Nonperforming loans at end of period	$	―	$	―	$	―	$	―	$	―	$634	$264
Total loans outstanding at end of period(1)		$290,556		$236,263		$278,578		$224,519		$172,677	$149,182	$128,257
Average loans outstanding during the period(1)		$278,188		$228,007		$248,068		$187,317		$147,330	$134,748	$109,875
Allowance for loan losses to non-performing loans		N/A		N/A		N/A		N/A		N/A	294.16%	702.65%
Allowance for loan losses to total loans at end of the period(1)		1.21%		1.26%		1.23%		1.25%		1.25%	1.25%	1.45%
Net charge-offs to average loans outstanding during the period		0.01%		(0.01)%		(0.01)%		0.16%		0.00%	0.04%	0. 06%

(1)	Loans are presented before the allowance for loan losses but include deferred fees/costs.

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Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,		At December 31,
	2017		2016		2015
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
1-4 family residential	$350	16.43%	$360	17.88%	$213	12.77%
Multifamily	669	32.04	621	30.06	533	31.86
Commercial real estate	227	7.35	238	8.00	230	9.52
Construction	102	1.40	141	2.02	134	2.38
Commercial	2,039	38.97	1,934	38.23	1,536	37.40
Consumer	136	3.81	119	3.81	153	6.07
Total allocated allowance	$3,523	100.00%	$3,413	100.00%	$2,799	100.00%

	At December 31,
	2014		2013		2012
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
1-4 family residential	$162	13.44%	$60	9.22%	$61	8.45%
Multifamily	528	34.11	536	36.66	549	35.79
Commercial real estate	97	8.02	115	5.37	119	6.45
Construction	27	0.65	98	4.49	115	3.80
Commercial	1,222	38.22	960	40.77	946	41.88
Consumer	129	5.56	96	3.49	65	3.63
Total allocated allowance	$2,165	100.00%	$1,865	100.00%	$1,855	100.00%

The allowance for loan losses as a percentage of loans was 1.21%, 1.23% and 1.25% as of March 31, 2017, December 31, 2016 and 2015, respectively. The decrease in the allowance percentage from December 31, 2016 to March 31, 2017 was primarily due to changes in the composition of the loan portfolio.

The allowance consists of general and allocated components. The general component relates to pools of non-impaired loans and is based on historical loss experience adjusted for qualitative factors. The allocated component relates to loans that are classified as impaired, whereby an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral if the loan is collateral dependent.

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We had no impaired loans at March 31, 2017, December 31, 2016, December 31, 2015 and December 31, 2014.

All loans except for consumer loans are individually evaluated for impairment.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, we determine the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with our loan policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Securities Portfolio

The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities portfolio at the dates indicated. Our securities portfolio has decreased in recent years as we have used excess cash to fund our loan growth instead of re-investing the proceeds in investment securities.

			At December 31,
	At March 31, 2017		2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(In thousands)
Government agency debentures	$—	$—	$—	$—	$4,064	$4,001	$4,074	$3,980
Mortgage backed securities-agency	15,842	15,417	16,417	16,012	17,445	17,147	17,884	17,709
Collateralized mortgage obligations-agency	89,076	88,235	77,677	76,633	63,447	63,091	49,380	49,236
Total	$104,918	$103,652	$94,094	$92,645	$84,956	$84,239	$71,338	$70,925

At March 31, 2017 and December 31, 2016, we had no investments in a single company or entity, other than government and government agency securities, which had an aggregate book value in excess of 10% of our equity.

We review the investment portfolio on a quarterly basis to determine the cause, magnitude and duration of declines in the fair value of each security. In estimating other-than-temporary impairment (OTTI), we consider many factors including: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition

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and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether we have the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The assessment of whether any other than temporary decline exists may involve a high degree of subjectivity and judgment and is based on the information available to management at a point in time. We evaluate securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

At March 31, 2017 and December 31, 2016, securities in unrealized loss positions were issuances from government sponsored entities. Due to the decline in fair value attributable to changes in interest rates and illiquidity, not credit quality and because we do not have the intent to sell the securities and it is likely that it will not be required to sell the securities before their anticipated recovery, we do not consider the securities to be other-than-temporarily impaired at March 31, 2017 and December 31, 2016.

No impairment charges were recorded for the three months ended March 31, 2017 and 2016 or for the years ended December 31, 2016, 2015 and 2014.

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2017, are summarized in the following table. No tax-equivalent yield adjustments have been made, as the amount of tax free interest earning assets is immaterial.

	At March 31, 2017
	One Year or Less				More Than One Year through Five Years				More Than Five Years Through Ten Years		More Than Ten Years		Total
	Book Value		Weighted Average Yield		Book Value		Weighted Average Yield		Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage backed securities-agency		$—	—			$—	—		$—	—	$15,842	2.10	$15,842	2.10
Collateralized mortgage obligations-agency		$—	—			$—	—		$4,545	2.22	$84,531	2.14	$89,076	2.15

Total securities available for sale	$			%	$			%	$4,545	2.22%	$100,373	2.14%	$104,918	2.14%

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Deposits

Total deposits increased $12.6 million, or 3.4%, to $383.4 million at March 31, 2017 from $370.8 million at December 31, 2016. We continue to focus on the acquisition and expansion of core deposit relationships, which we define as all deposits except for certificates of deposit. Core deposits totaled $360.7 million at March 31, 2017, or 94.0% of total deposits at that date.

Total deposits increased $69.1 million, or 23.0%, to $370.8 million at December 31, 2016 from $301.7 million at December 31, 2015. We continue to focus on the acquisition and expansion of core deposit relationships. Core deposits totaled $346.8 million at December 31, 2016, or 93.5% of total deposits at that date.

Total deposits increased $10.9 million, or 3.8%, to $301.7 million at December 31, 2015 from $290.8 million at December 31, 2014. Core deposits totaled $291.8 million at December 31, 2015, or 96.7% of total deposits at that date.

The following tables set forth the distribution of average deposits by account type at the dates indicated.

	For the Three Months Ended March 31,			For the Years Ended December 31,
	2017			2016
	Average Balance	Percent	Average Rate	Average Balance	Percent	Average Rate
	(Dollars in thousands)
Demand	$125,949	34.51%	0.00%	$105,035	32.29%	0.00%
Savings, NOW and Money Market	222,257	60.90%	0.20%	203,185	62.47%	0.20%
Time	16,755	4.59%	0.54%	17,041	5.24%	0.42%

Total deposits	$364,961	100.00%	0.15%	$325,261	100.00%	0.16%

	For the Years Ended December 31,
	2015			2014
	Average Balance	Percent	Average Rate	Average Balance	Percent	Average Rate
	(Dollars in thousands)
Demand	$95,820	33.83%	0.00%	$72,202	29.60%	0.00%
Savings, NOW and Money Market	176,892	62.46%	0.20%	158,596	65.02%	0.22%
Time	10,494	3.71%	0.74%	13,107	5.38%	0.70%

Total deposits	$283,206	100.00%	0.15%	$243,905	100.00%	0.18%

As of March 31, 2017, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $18.6 million. The following table sets forth the maturity of these certificates as of March 31, 2017.

At March 31, 2017
(In thousands)
Maturing period:

Three months or less	$14,604
Over three months through six months	1,057
Over six months through twelve months	1,193
Over twelve months	1,753

Total Certificates	$18,607

Borrowings

At March 31, 2017, we had the ability to borrow a total of $78.8 million from the Federal Home Loan Bank of New York. We also had an available line of credit with the Federal Reserve Bank of New York discount window of $15.1 million. At March 31, 2017, we also had a $3.5 million and $4.0 million line of credit with Atlantic Community Bankers’ Bank and Zions Bank, respectively. No amounts were outstanding on any of the aforementioned lines as of March 31, 2017.

At December 31, 2016, we had the ability to borrow a total of $72.8 million from the Federal Home Loan Bank of New York. At December 31, 2016, we also had an available line of credit with the Federal Reserve Bank of New York discount window of $15.6 million. At December 31, 2016, we also had a $3.5 million and $4.0 million line of credit with Atlantic Community Bankers’ Bank and Zions Bank, respectively. No amounts were outstanding on any of the aforementioned lines as of December 31, 2016.

At December 31, 2015, we had the ability to borrow a total of $69.4 million from the Federal Home Loan Bank of New York. At December 31, 2015, we also had an available line of credit with the Federal Reserve Bank of New York discount window of $10.8 million. At December 31, 2015, we also had a $3.5 million and $4.0 million line of credit with Atlantic Community Bankers’ Bank and Zions Bank, respectively. No amounts were outstanding on any of the aforementioned lines as of December 31, 2015.

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Stockholders’ Equity

Total stockholders’ equity increased $1.1 million, or 2.0%, to $53.2 million at March 31, 2017, from $52.2 million at December 31, 2016. The increase for the three months ended March 31, 2017 was primarily due to $815,000 in net income.

Total stockholders’ equity increased $2.8 million, or 5.6%, to $52.2 million at December 31, 2016, from $49.4 million at December 31, 2015. The increase for the year ended December 31, 2016 was primarily due to $2.8 million in net income.

Total stockholders’ equity increased $10.9 million, or 28.2%, to $49.4 million at December 31, 2015, from $38.5 million at December 31, 2014. The increase for the year ended December 31, 2015 was due primarily to a $9.8 million capital raise through issuance of stock and $1.2 million in net income, partially offset by a $184,000 increase in accumulated other comprehensive loss due to changes in the fair value of securities available for sale.

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Average Balance Sheets and Related Yields and Rates

The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016, 2015 and 2014. The average balances are daily averages and, for loans, include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

	For the Three Months Ended March 31,
	2017			2016
	(Dollars in thousands)
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
INTEREST EARNING ASSETS
Loans	$278,188	$3,827	5.58%	$228,007	$3,225	5.69%
Securities, includes restricted stock	99,409	528	2.15%	84,525	473	2.25%
Interest earning cash	33,888	77	0.92%	29,322	35	0.48%
Total interest earning assets	411,485	4,432	4.37%	341,854	3,733	4.39%

NON-INTEREST EARNING ASSETS
Cash and due from banks	523			554
Other assets	8,644			9,068

TOTAL AVERAGE ASSETS	$420,652			$351,476

INTEREST-BEARING LIABILITIES

Savings, NOW, Money Markets	$222,257	109	0.20%	$183,579	90	0.20%
Time deposits	16,755	22	0.53%	12,275	5	0.16%
Total deposits	239,012	131	0.22%	195,854	95	0.20%
Secured borrowings	343	6	7.09%	382	6	6.32%
Total borrowings	343	6	7.09%	382	6	6.32%
Total interest-bearing liabilities	239,355	137	0.23%	196,236	101	0.21%

NON-INTEREST BEARING LIABILITIES
Demand deposits	125,949			102,711
Other liabilities	2,435			2,267
Total non-interest bearing liabilities	128,384			104,978
Stockholders’ equity	52,913			50,262

TOTAL AVERAGE LIABILITIES AND EQUITY	$420,652			$351,476
Net interest spread		$4,295	4.14%		$3,632	4.18%

Net interest margin			4.23%			4.27%

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	Year Ended December 31,
	2016			2015			2014
	(Dollars in thousands)
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
INTEREST EARNING ASSETS
Loans	$248,068	$14,071	5.67%	$187,317	$10,594	5.66%	$147,330	8,891	6.03%
Securities, includes restricted stock	87,830	1,875	2.13%	78,021	1,713	2.20%	75,282	1,722	2.29%
Interest earning cash	32,849	222	0.68%	55,309	144	0.26%	42,989	101	0.23%
Total interest earning assets	368,747	16,168	4.38%	320,647	12,451	3.88%	265,601	10,714	4.03%

NON-INTEREST EARNING ASSETS
Cash and due from banks	550			556			2,994
Other assets	11,397			8,509			8,717

TOTAL AVERAGE ASSETS	$380,694			$329,712			$277,312

INTEREST-BEARING LIABILITIES

Savings, NOW, Money Markets	$203,185	414	0.20%	$176,892	353	0.20%	$158,596	345	0.22%
Time deposits	17,041	72	0.42%	10,494	78	0.74%	13,107	92	0.70%
Total deposits	220,226	486	0.22%	187,386	431	0.23%	171,703	437	0.25%
Secured borrowings	405	25	6.17%	388	26	6.70%	449	29	6.46%
Total borrowings	405	25	6.17%	388	26	6.70%	449	29	6.46%
Total interest-bearing liabilities	220,631	511	0.23%	187,774	457	0.24%	172,152	466	0.27%

NON-INTEREST BEARING LIABILITIES
Demand deposits	105,035			95,820			72,202
Other liabilities	2,391			2,008			1,605
Total liabilities	107,426			97,828			73,807
Stockholders’ equity	52,637			44,110			31,353

TOTAL AVERAGE LIABILITIES AND EQUITY	$380,694			$329,712			$277,312
Net interest spread		$15,657	4.15%		$11,994	3.64%		10,248	3.76%

Net interest margin			4.25%			3.74%			3.86%

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The following table presents the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities for the periods indicated. The table distinguishes between: (1) changes attributable to volume (changes in volume multiplied by the prior period’s rate); (2) changes attributable to rate (change in rate multiplied by the prior year’s volume) and (3) total increase (decrease) (the sum of the previous columns). Changes attributable to both volume and rate are allocated ratably between the volume and rate categories.

	For the Three Months Ended March 31, 2017 vs. 2016			For the Year Ended December 31, 2016 vs. 2015
	Increase (Decrease) due to			Increase (Decrease) due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(dollars in thousands)
Interest earned on:
Loans	$668	$(66)	$602	$3,446	$31	$3,477
Securities, includes restricted stock	77	(22)	55	210	(48)	162
Interest earning cash	6	36	42	(77)	155	78
Total interest income	751	(52)	699	3,579	138	3,717

Interest paid on:
Savings, NOW, Money Markets	18	1	19	54	7	61
Time deposits	2	15	17	36	(42)	(6)
Total deposits	20	16	36	90	(35)	55
Secured borrowings	(1)	1	—	1	(2)	(1)
Total interest expense	19	17	36	91	(37)	54
Change in net interest income	$732	$(69)	$663	$3,488	$175	$3,663

	For the Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) due to		Total Increase
	Volume	Rate	(Decrease)
	(dollars in thousands)
Interest earned on:
Loans	$2,290	$(587)	$1,703
Securities, includes restricted stock	61	(70)	(9)
Interest earning cash	31	12	43
Total interest income	2,382	(645)	1,737

Interest paid on:
Savings, NOW, Money Markets	38	(30)	8
Time deposits	(19)	5	(14)
Total deposits	19	(25)	(6)
Secured borrowings	(4)	1	(3)
Total interest expense	15	(24)	(9)
Change in net interest income	$2,367	$(621)	$1,746

Results of Operations for the Three Months Ended March 31, 2017 and 2016

General. Net income increased $172,000 or 26.8%, to $815,000 for the three months ended March 31, 2017 from $643,000 for the three months ended March 31, 2016. The increase resulted from a $663,000 increase in net interest income and a $217,000 increase in noninterest income, which were partially offset by a $604,000 increase in noninterest expense.

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Interest Income. Interest income increased $699,000, or 18.7%, to $4.4 million for the three months ended March 31, 2017 from $3.7 million for the three months ended March 31, 2016. This was attributable to an increase in interest and fees on loans, which increased $602,000, or 18.7%, to $3.8 million for the three months ended March 31, 2017 from $3.2 million for the three months ended March 31, 2016.

The increase in interest income on loans was due to an increase in average balance of loans of $50.2 million, or 22.0%, to $278.2 million for the three months ended March 31, 2017 from $228.0 million for the three months ended March 31, 2016. This increase was due to our continued success in growing our loans.

Interest Expense. Interest expense increased $36,000, or 35.6%, to $137,000 for the three months ended March 31, 2017 from $101,000 for the three months ended March 31, 2016, caused by an increase in average-interest bearing deposits. The average rate we paid on interest bearing deposits increased 2 basis points to 0.23% for the three months ended March 31, 2017 from 0.20% for the three months ended March 31, 2016. Our average balance of interest bearing deposits increased $43.2 million, or 22%, to $239.0 million for the three months ended March 31, 2017 from $195.9 million for the three months ended March 31, 2016.

Net Interest Income. Net interest income increased $663,000, or 18.3%, to $4.3 million for the three months ended March 31, 2017 from $3.6 million for the three months ended March 31, 2016. Our net interest rate spread decreased four basis points to 4.14% for the three months ended March 31, 2017 from 4.18% for the three months ended March 31, 2016, while our net interest margin decreased four basis points to 4.23% for the three months ended March 31, 2017 from 4.27% for the three months ended March 31, 2016. The average yield we earned on interest earning assets decreased two basis points to 4.37% and the average rate we paid on interest bearing liabilities increased by two basis points to 0.23%.

Provision for Loan Losses. Our provision for loan losses was $150,000 for the three months ended March 31, 2017 compared to $145,000 for the three months ended March 31, 2016. The provisions recorded resulted in an allowance for loan losses of $3.5 million, or 1.21% of total loans at March 31, 2017, compared to $3.0 million, or 1.26% of total loans at March 31, 2016.

Noninterest Income. Noninterest income information is as follows:

	For the Three Months Ended March 31,		Change
	2017	2016	Amount	Percent
	(Dollars in thousands)
Noninterest income
Customer related fees and service charges	$366	$228	$138	60.53%
Merchant processing income	838	$753	85	11.29
Gains of sales of securities	—	$6	(6)	(100.00)
Total noninterest income	$1,204	$987	$217	21.99%

Merchant processing income increased primarily due to revenue from ACH fees, an addition to the services offered as part of merchant processing. Customer related fees and charges have also increased due to overall increases in the balances and count of our deposit customers.

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Noninterest Expense. Noninterest expense information is as follows:

	For the Three Months Ended March 31,		Change
	2017	2016	Amount	Percent
	(Dollars in thousands)
Noninterest expense
Employee compensation and benefits	$2,345	$1,962	$383	19.52%
Occupancy and equipment	387	282	105	37.23
Professional and consulting services	389	413	(24)	(5.81)
FDIC assessment	42	50	(8)	(16.00)
Advertising and marketing	110	143	(33)	(23.08)
Travel and business relations	106	74	32	43.24

OCC assessments	29	26	3	11.54
Data processing	370	339	31	9.14
Other operating expenses	246	131	115	87.79
Total noninterest expense	$4,024	$3,420	$604	17.66%

Salaries and employee benefits increased for the three months ended March 31, 2017 from the three months ended March 31, 2016 primarily due to increases in the number of employees, increases in incentive compensation tied to performance and salary increases. Occupancy and equipment expense increased primarily due to additional expense from the new lease for our new headquarters that commenced in the fourth quarter of 2016.

Income Tax Expense. We recorded an income tax expense of $510,000 for the three months ended March 31, 2017, reflecting an effective tax rate of 38.5%, compared to $411,000, or 39.0%, for the three months ended March 31, 2016.

Results of Operations for the Years Ended December 31, 2016 and 2015

General. Net income increased $1.7 million or 140.8%, to $2.8 million for the year ended December 31, 2016 from $1.2 million for the year ended December 31, 2015. The increase resulted from a $3.7 million increase in net interest income and an $1.2 million increase in noninterest income, which were partially offset by a $2.4 million increase in noninterest expense.

Interest Income. Interest income increased $3.7 million or 29.9%, to $16.2 million for the year ended December 31, 2016 from $12.5 million for the year ended December 31, 2015. This was attributable to an increase in interest and fees on loans, which increased $3.5 million, or 32.8%, to $14.1 million for the year ended December 31, 2016 from $10.6 million for the year ended December 31, 2015.

The increase in interest income on loans was due to an increase in average balance of loans of $60.8 million, or 32.4%, to $248.1 million for the year ended December 31, 2016 from $187.3 million for the year ended December 31, 2015. This increase was due to our continued success in growing multifamily loans, commercial real estate loans, commercial loans and consumer loans.

Interest Expense. Interest expense increased $54,000, or 11.8%, to $511,000 for the year ended December 31, 2016 from $457,000 for the year ended December 31, 2015, caused by an increase in average-interest bearing deposits. The average rate we paid on interest bearing deposits decreased 1 basis point to 0.22% for the year ended December 31, 2016 from 0.23% for the year ended December 31, 2015. Our average balance of interest bearing deposits increased $26.3 million, or 14.9%, to $203.2 million for the year ended December 31, 2016 from $176.9 million for the year ended December 31, 2015.

Net Interest Income. Net interest income increased $3.7 million, or 30.5%, to $15.7 million for the year ended December 31, 2016 from $12.0 million for the year ended December 31, 2015. Our net interest rate spread increased 51 basis points to 4.15% for the year ended December 31, 2016 from 3.64% for the year ended December 31, 2015, while our net interest margin increased 51 basis points to 4.25% for the year ended December 31, 2016 from 3.74% for the year ended December 31, 2015. Although the average yield we earned on interest earning assets increased 50 basis points to 4.38%, we were able to decrease the average rate we paid on interest bearing liabilities by 1 basis point to 0.22%.

Provision for Loan Losses. Our provision for loan losses was $595,000 for the year ended December 31, 2016 compared to $930,000 for the year ended December 31, 2015. The provisions recorded resulted in an allowance for loan losses of $3.4 million, or 1.23% of total loans at December 31, 2016, compared to $2.8 million, or 1.25% of total loans at December 31, 2015.

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Noninterest Income. Noninterest income information is as follows:

	For the Year Ended December 31,		Change
	2016	2015	Amount	Percent
	(Dollars in thousands)
Noninterest income
Customer related fees and service charges	$1,180	$741	$439	59.2%
Merchant processing income	2,939	2,202	737	33.5
Gains of sales of securities	6	—	6	N/A
Total noninterest income	$4,125	$2,943	$1,182	40.2%

Merchant processing income increased significantly due to significant growth in our business. Average monthly volumes increased to $302.8 million for 2016 compared to $269.2 million for 2015. Customer related fees and charges have increased due to overall increases in the balances and count of our deposit customers.

Noninterest Expense. Noninterest expense information is as follows:

	For the Year Ended December 31,		Change
	2016	2015	Amount	Percent
	(Dollars in thousands)
Noninterest expense
Employee compensation and benefits	$8,244	$6,251	$1,993	31.9%
Occupancy and equipment	1,604	1,412	192	13.6
Professional and consulting services	1,642	1,699	(57)	(3.4)
FDIC assessment	99	245	(146)	(59.6)
Advertising and marketing	430	334	96	28.7
Travel and business relations	324	301	23	7.6
OCC assessments	112	105	7	6.7
Data processing	1,369	1,187	182	15.3
Other operating expenses	775	637	138	21.7
Total noninterest expense	$14,599	$12,171	$2,428	19.9%

Salaries and employee benefits increased for the year ended December 31, 2016 from the year ended December 31, 2015 primarily due to increases in the number of employees, increases in incentive compensation tied to performance and salary increases. Occupancy and equipment expense increased primarily due to write-offs related to the closure of our New York City administrative office.

Income Tax Expense. We recorded an income tax expense of $1.8 million for the year ended December 31, 2016, reflecting an effective tax rate of 38.5%, compared to $664,000, or 36.2%, for the year ended December 31, 2015.

Results of Operations for the Years Ended December 31, 2015 and 2014

General. Net income increased $1.1 million, to $1.2 million for the year ended December 31, 2015 from $41,000 for the year ended December 31, 2014. The increase was due to an increase in net interest income and noninterest income.

Interest Income. Interest income increased $1.7 million, or 16.3%, to $12.5 million for the year ended December 31, 2015 from $10.7 million for the year ended December 31, 2014. This was caused by an increase in interest and fees on loans, which increased $1.7 million, or 19.2%, to $10.6 million for the year ended December 31, 2015 from $8.9 million for the year ended December 31, 2014.

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The increase in interest income on loans was due to an increase in the average balance of loans of $40.0 million, or 27.1%, to $187.3 million for the year ended December 31, 2015 from $147.3 million for the year ended December 31, 2014. This increase was due to our continued success in growing residential real estate, multifamily, commercial real estate loans, commercial, and consumer loans. The increase in average balance of loans was partially offset by a 37 basis point decrease in yield, to 5.66% for the year ended December 31, 2015 from 6.03% for the year ended December 31, 2014, due to the continued payoff of higher-yielding loans and our originating new loans in a lower interest rate environment.

Interest on investment securities decreased $9,000 to $1.7 million of the year ended December 31, 2015. An increase in average balance of $2.7 million, or 3.6%, offset a 9 basis point decrease in yield on investment securities to 2.20% during the year ended December 31, 2015 from 2.29% for the year ended December 31, 2014. We have been able to use excess cash to originate loans that provide higher interest rates than the rates we could receive on investment securities.

Interest Expense. Interest expense decreased $9,000, or 1.9%, to $457,000 for the year ended December 31, 2015 from $466,000 for the year ended December 31, 2014, caused by a decrease in interest expense on time deposits. The decrease in interest expense on time deposits is primarily driven by lower average balances which decreased $2.6 million or 19.9% for the year ended December 31, 2015 from December 31, 2014.

Interest expense on deposits was $431,000 and $437,000 for the years ended December 31, 2015 and 2014. However, our average balance of interest-bearing deposits increased $15.7 million, or 9.1%, to $187.4 million for the year ended December 31, 2015 from $171.7 million for the year ended December 31, 2014. The increase resulted from increases in the average balance of all deposit categories, except for time deposits. The increase in our average balance of interest-bearing deposits was primarily due to an increase savings, NOW, and money market accounts, which increased $18.3 million, or 11.5%, to $176.9 million for the year ended December 31, 2015 from $158.6 million for the year ended December 31, 2014. However, the average interest rate we paid on savings, NOW and money market accounts decreased 2 basis points to 0.20% for the year ended December 31, 2015 from 0.22% for the year ended December 31, 2014.

Our overall cost of funds for the year ended December 31, 2015 was enhanced by an increase in average non-interest bearing deposits, which increased $23.6 million to $95.8 million for the year ended December 31, 2015 from $72.2 million for the year ended December 31, 2014, as we have been successful in obtaining non-interest bearing deposits from commercial loan customers as well as from our merchant services customers.

Net Interest Income. Net interest income increased $1.8 million, or 17.0%, to $12.0 million for the year ended December 31, 2015 from $10.2 million for the year ended December 31, 2014.

Our net interest rate spread decreased 12 basis points to 3.64% for the year ended December 31, 2015 from 3.76% for the year ended December 31, 2014, while our net interest margin decreased 12 basis points to 3.74% for the year ended December 31, 2015 from 3.86% for the year ended December 31, 2014. The average yield we earned on interest-earning assets decreased, however, at the same time we were able to decrease the average rate we paid on interest-bearing liabilities.

Provision for Loan Losses. Our provision for loan losses was $930,000 for the year ended December 31, 2015 compared to $300,000 for the year ended December 31, 2014. The provisions recorded resulted in an allowance for loan losses of $2.8 million, or 1.25% of total loans at December 31, 2015, compared to $2.2 million, or 1.25% of total loans at December 31, 2014. The higher provision for loan losses was a result of the growth in the loan portfolio and related impact to the allowance for loan losses.

Noninterest Income. Noninterest income information is as follows:

	Years Ended December 31,		Change
	2015	2014	Amount	Percent
	(Dollars in thousands)
Noninterest income
Customer related fees and service charges	$ 741	$ 471	$ 270	57.3%
Merchant processing income	2,202	1,143	1,059	92.7
Gains on sales of securities	―	151	(151)	(100.0)
Total noninterest income	$ 2,943	$ 1,765	$ 1,178	66.7%

Merchant processing income increased significantly during the year due to significant growth in our business. Total active merchants as of December 31, 2015 were approximately 9,500 compared to approximately 6,500 active merchants as of December 31, 2014. Customer related fees and charges have increased due to overall increases in the balances and count of our deposit customers.

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Noninterest Expense. Noninterest expense information is as follows.

	Years Ended December 31,		Change
	2015	2014	Amount	Percent
	(Dollars in thousands)
Noninterest expense
Employee compensation and benefits	$ 6,251	$ 5,525	$ 726	13.1%
Occupancy and equipment	1,412	1,774	(362)	(20.4)
Professional and consulting services	1,699	1,065	634	59.5
FDIC assessment	245	306	(61)	(19.9)
Advertising and marketing	334	367	(33)	(9.0)
Travel and business relations	301	296	5	1.7
OCC assessments	105	130	(25)	(19.2)
Data processing	1,187	1,103	84	7.6
Other operating expenses	637	696	(59)	(8.5)
Total noninterest expense	$ 12,171	$ 11,262	$ 909	8.1%

Salaries and employee benefits increased for the year ended December 31, 2015 from the year ended December 31, 2014 primarily due to increases in employees, increases in incentive compensation tied to performance and salary increases. Professional and consulting expenses increased primarily due to our charter conversions and corporate reorganization. Occupancy and equipment expense decreased primarily due to the consolidation of our office facilities in New York City.

 Income Tax Provision. We recorded a provision for income taxes of $664,000 for the year ended December 31, 2015, reflecting an effective tax rate of 36.2%, compared to $410,000 or an effective tax rate of 90.9%, for the year ended December 31, 2014. The higher effective tax rate in 2014 was due to additional New York state income tax expense to adjust our state deferred tax assets and liabilities using newly exacted New York state income tax rates and apportionment changes.

Management of Market Risk

General. The principal objective of our asset and liability management function is to evaluate the interest rate risk within the balance sheet and pursue a controlled assumption of interest rate risk while maximizing net income and preserving adequate levels of liquidity and capital. The board of directors of our bank has oversight of our asset and liability management function, which is managed by our Asset/Liability Management Committee. Our Asset/Liability Management Committee meets regularly review, among other things, the sensitivity of our assets and liabilities to market interest rate changes, local and national market conditions and market interest rates. That group also reviews our liquidity, capital, deposit mix, loan mix and investment positions.

As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the fair value of all interest earning assets and interest bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

We manage our exposure to interest rates primarily by structuring our balance sheet in the ordinary course of business. We do not typically enter into derivative contracts for the purpose of managing interest rate risk, but we may do so in the future. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Net Interest Income Simulation. We use an interest rate risk simulation model to test the interest rate sensitivity of net interest income and the balance sheet. Instantaneous parallel rate shift scenarios are modeled and utilized to evaluate risk and establish exposure limits for acceptable changes in net interest margin. These scenarios, known as rate shocks, simulate an instantaneous change in interest rates and use various assumptions, including, but not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows.

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The following table presents the estimated changes in net interest income of Esquire Bank, National Association, calculated on a bank-only basis, which would result from changes in market interest rates over twelve-month periods beginning December 31, 2016 and 2015. The tables below demonstrate that we are asset-sensitive in a rising interest rate environment.

	At December 31,
	2016		2015
Changes in Interest Rates (Basis Points)	Estimated 12- Months Net Interest Income	Change	Estimated 12- Months Net Interest Income	Change
(Dollars in thousands)
400	$24,445	5,519	$19,462	4,491
300	23,083	4,157	18,360	3,389
200	21,714	2,788	17,262	2,291
100	20,339	1,413	16,155	1,184
0	18,926	―	14,971	―
-100	17,260	(1,166)	13,802	(1,169)
-200	16,220	(2,706)	13,017	(1,954)

Economic Value of Equity Simulation. We also analyze our sensitivity to changes in interest rates through an economic value of equity (“EVE”) model. EVE represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts. EVE attempts to quantify our economic value using a discounted cash flow methodology. We estimate what our EVE would be as of a specific date. We then calculate what EVE would be as of the same date throughout a series of interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve. We currently calculate EVE under the assumptions that interest rates increase 100, 200, 300 and 400 basis points from current market rates, and under the assumption that interest rates decrease 100 and 200 basis points from current market rates.

The following table presents the estimated changes in EVE of Esquire Bank, National Association, calculated on a bank-only basis, that would result from changes in market interest rates as of December 31, 2016 and 2015.

	At December 31,
	2016		2015
Changes in Interest Rates (Basis Points)	Economic Value of Equity	Change	Economic Value of Equity	Change
(Dollars in thousands)
400	$79,188	6,362	$66,005	3,996
300	78,277	5,451	65,377	3,368
200	77,062	4,236	64,751	2,742
100	75,397	2,571	63,909	1,900
0	72,826	―	62,009	―
-100	65,985	(6,841)	55,246	(6,763)
-200	56,208	(16,618)	46,863	(15,146)

Many assumptions are used to calculate the impact of interest rate fluctuations. Actual results may be significantly different than our projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. The computations of interest rate risk shown above do not include actions that our management may undertake to manage the risks in response to anticipated changes in interest rates, and actual results may also differ due to any actions taken in response to the changing rates.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

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We regularly review the need to adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2017 and December 31, 2016, cash and cash equivalents totaled $32.6 million and $43.0 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $103.7 million at March 31, 2017 and $92.6 million at December 31, 2016.

At March 31, 2017, we had the ability to borrow a total of $78.8 million from the Federal Home Loan Bank of New York. We also had an available line of credit with the Federal Reserve Bank of New York discount window of $15.1 million. At March 31, 2017, we also had a $3.5 million and $4.0 million line of credit with Atlantic Community Bankers’ Bank and Zions Bank, respectively. No amounts were outstanding on any of the aforementioned lines as of March 31, 2017.

At December 31, 2016, we had the ability to borrow a total of $72.8 million from the Federal Home Loan Bank of New York. We also had an available line of credit with the Federal Reserve Bank of New York discount window of $15.6 million. At December 31, 2016, we also had a $3.5 million and $4.0 million line of credit with Atlantic Community Bankers’ Bank and Zions Bank, respectively. No amounts were outstanding on any of the aforementioned lines as of December 31, 2016.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase faster than expected, or any unforeseen demand or commitment were to occur, we could access our borrowing capacity with the Federal Home Loan Bank of New York or obtain additional funds through brokered certificates of deposit.

At March 31, 2017, we had $8.4 million in loan commitments outstanding. We also had $1.3 million in standby letters of credit at March 31, 2017. At December 31, 2016, we had $2.0 million in loan commitments outstanding. We also had $1.3 million in standby letters of credit at December 31, 2016.

Certificates of deposit due within one year of March 31, 2017 totaled $19.9 million, or 5.2% of total deposits. Total certificates of deposit were $22.7 million or 5.9% of total deposits. Certificates of deposit due within one year of December 31, 2016 totaled $22.3 million, or 6.0% of total deposits. Total certificates of deposit were $24.0 million or 6.5% of total deposits.

Our primary investing activities are the origination, and to a lesser extent purchase, of loans and the purchase of securities. During the three months ended March 31, 2017, we originated or purchased $28.2 million of loans and $15.4 million of securities. During the three months ended March 31, 2016, we originated or purchased $15.3 million of loans and purchased no securities. During the year ended December 31, 2016, we originated or purchased $125.2 million of loans and $30.2 million of securities. During the year ended December 31, 2015, we originated or purchased $121.7 million of loans and we purchased $24.7 million of securities.

Financing activities consist primarily of activity in deposit accounts. We experienced an increase in total deposits of $12.6 million and a decrease in total deposits of $3.2 million for the three months ended March 31, 2017 and 2016, respectively. We experienced net increases in total deposits of $69.1 million and $10.9 million for the years ended December 31, 2016 and 2015, respectively. We generate deposits from law firms, other local businesses, and individuals through client referrals and other relationships and through our retail presence. We believe we have a very stable core deposit base due primarily to the litigation market strategy as we strongly encourage and are generally successful in having law firm borrowers maintain their entire banking relationship with us. The high level of transaction accounts is expected to be maintained. We have established deposit concentration thresholds to avoid the possibility of dependence on any single depositor base for funds. Since inception, we have not had the need to borrow significantly from the Federal Home Loan Bank of New York. We have been able to use the cash generated from the increases in deposits to fund loan growth in recent periods.

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Esquire Bank, National Association is subject to various regulatory capital requirements administered by Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation. At March 31, 2017 and December 31, 2016, Esquire Bank exceeded all applicable regulatory capital requirements, and was considered “well capitalized” under regulatory guidelines. See Note 14 of the Notes to the Consolidated Financial Statements for additional information.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, as well as other factors associated with the stock offering, our return on equity will be adversely affected following the stock offering.

We manage our capital to comply with our internal planning targets and regulatory capital standards administered by the OCC. We review capital levels on a monthly basis. At March 31, 2017 and December 31, 2016, Esquire Bank was classified as well-capitalized.

On November 2, 2012, the OCC notified Esquire Bank that it had established minimum capital ratios for Esquire Bank requiring Esquire Bank to maintain, commencing December 1, 2012, a Tier 1 leverage capital ratio of 9.0%, a Tier1 risk-based capital ratio of 11.0% and a total risk-based capital to risk-weighted assets ratio of 13.0%.

The following table presents our capital ratios as of the indicated dates for Esquire Bank.

	“Well Capitalized”	For Capital Adequacy Purposes Minimum Capital with Conservation Buffer	OCC Minimum Capital Ratios	Actual At March 31, 2017
Tier 1 Leverage Ratio
Bank	5.00%	4.00%	9.00%	11.60%

Tier 1 Risk-based Capital Ratio
Bank	8.00%	7.25%	11.00%	15.46%

Total Risk-based Capital Ratio
Bank	10.00%	9.25%	13.00%	16.59%

Common Equity Tier 1 Capital Ratio
Bank	6.50%	5.75%	N/A	15.46%

	“Well Capitalized”	Actual At December 31, 2016	Actual At December 31, 2015
Tier 1 Leverage Ratio
Bank	5.00%	11.63%	11.90%

Tier 1 Risk-based Capital Ratio
Bank	8.00%	16.09%	15.91%

Total Risk-based Capital Ratio
Bank	10.00%	17.25%	17.06%

Common Equity Tier 1 Capital Ratio
Bank	6.50%	16.09%	15.91%

Basel III revised the capital adequacy requirements and the Prompt Corrective Action Framework effective January 1, 2015 for Esquire Bank. When fully phased in on January 1, 2019, the Basel Rules will require Esquire Bank to maintain a 2.5% “capital conservation buffer” on top of the minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a (i) CET1 to risk-weighted assets, (ii) Tier 1 capital to risk-weighted assets or (iii) total capital to risk-weighted assets

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above the respective minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and discretionary bonus payments to executive officers based on the amount of the shortfall. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. The following table presents our contractual obligations as of March 31, 2017 and December 31, 2016.

Contractual Maturities as of March 31, 2017
	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	Over Five Years	Total
	(In thousands)
Operating lease obligations	$480	$792	$833	$2,117	$4,222
Time deposits	19,862	2,825	—	—	22,687
Total	$20,342	$3,617	$833	$2,117	$26,909

Contractual Maturities as of December 31, 2016
	Less Than One Year	More Than One Year Through Three Years	More Than Three Years Through Five Years	Over Five Years	Total
	(In thousands)
Operating lease obligations	$489	$796	$828	$2,222	$4,335
Time deposits	22,335	1,620	—	—	23,955
Total	$22,824	$2,416	$828	$2,222	$28,290

Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.

For further information, see Note 11 of the Notes to the December 31, 2016 Consolidated Financial Statements.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data included in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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BUSINESS

Overview

We are a bank holding company headquartered in Jericho, New York and registered under the BHC Act. Through our wholly owned bank subsidiary, Esquire Bank, National Association, we are a full service commercial bank dedicated to serving the financial needs of the legal and small business communities on a national basis, as well as commercial and retail customers in the New York metropolitan market. We offer tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners, both on a national basis. We also offer traditional banking products for businesses and consumers in our local market area (a subset of the New York metropolitan market). We believe these activities, primarily anchored by our legal community focus, generate a stable source of low cost core deposits and a diverse asset base to support our overall operations. Our commercial and consumer loans tailored to the litigation market enhance our overall yield on our loan portfolio, enabling us to earn attractive risk-adjusted net interest margins. Additionally, our merchant processing activities generate a relatively stable source of fee income. We believe our unique and dynamic business model distinguishes us from other banks and non-bank financial services companies in the markets in which we operate as demonstrated by comparing our performance metrics for the three months ended March 31, 2017 and 2016 as well as our year ended 2016 and 2015.

For the three months ended March 31, 2017 and 2016:

•	Our net income increased 26.8% to $815,000 or $0.16 per diluted share.

•	We had a net interest margin of 4.23%, stabilized by a low cost of funds of 0.15% on our core deposits.

•	Our loans increased 23.0%, or $54.3 million, to $290.6 million, with no non-performing loans and solid asset quality metrics.

•	Our noninterest income increased 22.0% to $1.2 million, which represented 21.9% of our total revenue for the three months ended March 31, 2017, primarily driven by our merchant services platform.

•	As of March 31, 2017, our total assets, loans, deposits and stockholders’ equity totaled $438.1 million, $290.6 million, $383.4 million and $53.2 million, respectively.

For the years ended December 31, 2016 and 2015:

•	Our net income increased 140.8% to $2.8 million or $0.55 per diluted share.

•	We had a net interest margin of 4.25%, an increase from 3.74%, stabilized by a low cost of funds of 0.16% on our core deposits.

•	Our loans increased 24.1%, or $54.1 million, to $278.6 million, with no non-performing loans and solid asset quality metrics.

•	Our noninterest income increased 40.2% to $4.1 million, which represented 20.9% of our total revenue at December 31, 2016, primarily driven by our merchant services platform.

•	As of December 31, 2016, our total assets, loans, deposits and stockholders’ equity totaled $424.8 million, $278.6 million, $370.8 million and $52.2 million, respectively.

Both 2015 and 2016 were transformational years for the Company due in part to the successful execution of our unique and dynamic business model. We believe our ongoing commitment to the litigation and small business communities have been, and should continue to be, the foundation for our success. In August 2015, we closed our private placement offering of our common stock and preferred stock that began in 2014, raising net proceeds of $17.2 million and successfully converted Esquire Financial Holdings, Inc. and Esquire Bank from a savings and loan holding company and savings bank to a bank holding company and national bank, respectively. We believe that the

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additional capital, coupled with the conversion to a national bank, has and should continue to enhance our commercial loan growth in the legal industry and business communities we serve.

We remain true to our commitment to serve the litigation community and our commercial customers through our tailored and innovative products and solutions. We believe Esquire Bank’s approach to the legal community is simple yet effective – we listen to the customer’s needs and tailor products and services around those needs. Our management team includes attorneys and bankers who have serviced the legal community throughout their careers, which is a differentiating factor and key to our robust attorney network. This model continues to set us apart from other institutions that offer a “one product fits all” model. Our relationships within the litigation community are a key contributor to our loan growth, strong loan yields, and low cost core deposits. The litigation community represented more than 70% of our deposit base at March 31, 2017. In addition to our lending activities, we have also remained steadfast in growing our merchant services platform. We provide dynamic and flexible merchant services solutions to small business owners. Our merchant services platform has grown to approximately 13,000 small businesses at March 31, 2017, which generated most of our noninterest income and represented 21.9% of our revenue for the three months ended March 31, 2017 and 20.9% of our revenue for the year ended December 31, 2016. We believe merchant services represents a significant opportunity for future growth in fee income, core deposits and enhanced lending opportunities.

Our low cost core deposits (deposits, excluding time deposits), representing our primary funding source for loan growth, totaled $360.7 million at March 31, 2017 resulting in a total cost of funds of 0.15%. These stable low cost funds are driven by our attorney operating and escrow deposits, representing more than 70% of our total deposit base at March 31, 2017. We intend to continue to prudently manage growth in deposits, utilizing customer sweep programs for our mass tort and class action business banking programs. We do not have traditional “brick and mortar” branches to support our deposit growth. Instead, we rely on our robust attorney network to gather deposits and our customers utilize on-line cash management technology to manage their operating and escrow accounts as well as their business banking needs across the country. We believe the lack of branch infrastructure coupled with our strong net interest margin and growth will continue to drive our efficiency ratio below the 73% reported for the three months ended March 31, 2017.

With a growing and generally unseasoned loan portfolio, our credit risk may continue to increase and our future performance could be adversely affected; however, we have invested in and developed underwriting and credit management processes tailored to each of the products we offer in order to minimize these risks. We are committed to continuing to invest in and develop our underwriting and credit management processes to ensure our asset quality remains high and we minimize our credit risk. At March 31, 2017, the average age of our loan portfolio was 2.10 years and we currently do not have any non-performing loans. See “Risk Factors—Our loan portfolio is unseasoned,” beginning on page 17.

Esquire Bank was originally chartered in 2006. Esquire Financial Holdings, Inc. became our holding company in 2010. Our principal executive offices are located at 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753, and our telephone number at that address is (800) 996-0213.

Our Business Strategy

Esquire Bank has positioned itself as a unique provider of financial services and products to the legal community, developing a strong brand and reputation with attorneys and their firms. The legal community we serve consists of law firms that litigate mass torts, class actions, commercial, employment, product liability, personal injury and other litigation cases, as well as individual attorneys and their clients (plaintiffs involved in the litigation who are the recipients of the settlements or judgments). According to the Towers Watson 2011 Update on U.S. Tort Cost Trends, the U.S. tort system paid out $264.6 billion in commercial and personal tort costs in 2010. The same report states that “since 1950, growth in tort costs [commercial and personal] has exceeded growth in GDP by an average of approximately two percentage points.” However, tort cost growth has generally lagged GDP growth in the last five years covered by the Towers Watson report and the Company has not conducted any independent research to determine if the value of tort actions in 2010 remains indicative of the value of tort actions in 2017.

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Law firms are typically compensated on a contingent basis based on a percentage of the gross settlement amounts, ranging from 20%-40% of the gross settlement. This market has traditionally been fragmented with deposit services offered by banks and lending services offered by finance companies (non-FDIC insured entities).

Since commencing operations, we have leveraged the strong business relationships that our founders, directors, stockholders, customers and managers have in the legal community, creating a unique distribution network. We have had certain informal affiliations with numerous national and state trial associations, including but not limited to the American Association of Justice (AAJ), the New York State Trial Lawyers Association (NYSTLA), the Consumer Attorneys of California (CAOC), the Florida Association of Justice (FAJ) and the Pennsylvania Association for Justice (PAJ). These organizations represent licensed trial attorneys across their states and nationwide. These informal affiliations, coupled with our strong business relationships, should help to raise awareness of Esquire Bank’s products and services throughout the legal community. Our goal is to position Esquire Bank as the premier “one stop” financial services firm for the legal community. We believe we are one of the few banks in the United States that specifically supports and has the expertise to understand the specialized financial services needs of this legal community, and have developed commercial and consumer loan products and services to meet these needs. We provide specialized lending and depository services to participants in the litigation industry on a national basis, including:

•	Plaintiff law firms - single event, mass tort, class action and worker’s compensation firms.

•	Non-bank trustees - claims administrators, third party administrators and lien resolution firms administering mass tort or class action settlements on behalf of the courts, court orders, plaintiff and/or defendant counsel.

•	Consumers - claimants in single event, mass tort and class action lawsuits as well as employees and partners of the law firms.

In addition to our lending capabilities, in 2012 we entered into the merchant services business as an acquiring bank and hired a senior manager with over 35 years of experience to lead that business. As a Visa and MasterCard member, we provide merchant services for small businesses located throughout the United States through relationships with third party ISOs. ISOs provide a source of protection against merchant losses through contractual liability for the acts and omissions of the merchants. These liabilities can be satisfied from ISO and/or merchant reserves and monthly residual payments due to the ISO that are maintained at Esquire Bank. To date, Esquire Bank has not incurred any losses from its merchant services activities. We entered into the merchant processing business to diversify and strengthen our revenue stream by increasing noninterest income and to provide cross selling opportunities for other business banking products and services. For the three months ended March 31, 2017, merchant processing revenues were approximately $838,000 million representing most of our noninterest income, which was 21.9% of our total revenue. For the year ended December 31, 2016, merchant processing revenues were approximately $2.9 million representing most of our noninterest income, which was 20.9% of our total revenue. At March 31, 2017, we serviced approximately 13,000 small businesses, and for the three months ended March 31, 2017, we processed $787.7 million in card volume. We intend to continue to expand our merchant processing business.

Finally, we offer traditional commercial and consumer lending and depository products in the New York metropolitan area with a focus on commercial, commercial real estate, multifamily and 1-4 family residential loans. We control credit risk through both disciplined underwriting as well as active credit management processes and procedures.

Lending Activities

Our strategy is to maintain a loan portfolio that is broadly diversified by type and location. Within this general strategy, we intend to focus our growth in Attorney-Related Loans, which include commercial and consumer lending to attorneys, law firms and plaintiffs/claimants where we have expertise and market insights. As of March 31, 2017, these product lines in aggregate totaled $106.4 million (or 36.8% of our loan portfolio). As of March 31, 2017, our Commercial Attorney-Related Loans, which consist of working capital lines of credit, case cost lines of credit, term loans and post-settlement commercial and other commercial attorney-related loans, totaled $101.2 million, or 95.1% of our total attorney-related loan portfolio and 35.0% of our loan portfolio. As of March 31, 2017, our

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Consumer Attorney-Related Loans, which consist of post-settlement consumer loans and structured settlement loans, totaled $5.3 million, or 4.9% of our total Attorney-Related Loan portfolio and 1.8% of our loan portfolio. With respect to our Attorney-Related Loan portfolio, we seek out customers on a nationwide basis.

The following table sets forth the composition of our Attorney-Related Loan portfolio by type of loan at the dates indicated.

	March 31, 2017		December 31, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Attorney-Related Loans
Commercial Attorney-Related:
Working capital lines of credit	$68,985	68.17%	$63,251	66.61%	$51,433	66.64%
Case cost lines of credit	21,692	21.44	21,132	22.26	17,574	22.77
Term loans	9,571	9.46	9,675	10.19	7,358	9.53
Post-settlement commercial and other commercial attorney-related loans	946	0.93	894	0.94	819	1.06
Total Commercial Attorney-Related	101,194	100.00%	94,952	100.00%	77,184	100.00%
Consumer Attorney-Related:
Post-settlement consumer loans	3,703	70.47%	3,078	65.35%	6,653	78.44%
Structured settlement loans	1,552	29.53	1,632	34.65	1,829	21.56
Total Consumer Attorney-Related	5,255	100.00%	4,710	100.00%	8,482	100.00%
Total Attorney-Related Loans	$106,449	100.00%	$99,662	100.00%	$85,666	100.00%

At March 31, 2017, approximately 56% of the total Attorney-Related Loans outstanding had been extended to customers in New York followed by 13% extended to customers in Texas. Our current Loan Policy limits the percentage of out-of-state loans to 25% per loan type in any one state other than New York.

As of March 31, 2017, our total real estate loans, which consist of 1-4 family loans, commercial real estate loans, multifamily loans and construction loans, totaled $165.6 million (or 57.2% of our loan portfolio). The majority of our real estate secured loans are in the areas surrounding the New York metropolitan area. We anticipate continuing to focus on the commercial and personal credit needs of businesses and individuals in these markets.

The following is a discussion of our major types of lending activity:

Commercial Loans and Lines of Credit (“Commercial”). Commercial loans are originated to local small to mid-size businesses to provide short-term financing for inventory, receivables, the purchase of supplies, or other operating needs arising during the normal course of business and loans made to our qualified merchant customers. In addition, specialized and tailored commercial loans are offered to attorneys and law firms nationally. At March 31, 2017, commercial loans (excluding Commercial Attorney-Related Loans of $101.2 million) totaled $11.6 million (or 4.0% of total loans). All commercial loans are originated internally and represented 39.0% of our total loans at March 31, 2017.

Commercial Attorney-Related Loans. The following is a summary of the specialized commercial loan products we offer to meet the needs of the litigation community. Commercial Attorney-Related Loans are made to attorneys and law firms and the outstanding loan balances are included in the loan balance for commercial loans as noted above. A unique aspect of our underwriting involves advances of loan proceeds against a “borrowing base,” which typically consists of the inventory of litigation cases for the firm. We complement this with traditional commercial underwriting. See “—Credit Risk Management” below. Generally, the maximum amount a customer may borrow at any time is fixed as a percentage of the borrowing base outstanding at any time.

▪	Working Capital Lines of Credit (“WC LoC”). WC LoCs are unsecured business lines of credit offered to law firms for general corporate purposes, including meeting cash flow needs, advertising, financing the purchase of fixed assets, or other reasons. The balance of such loans was $69.0 million at March 31, 2017 (or 64.8% of total Attorney-Related Loans).

▪	Case Cost Lines of Credit. Case Cost Lines of Credit (“Case Cost LOC”) are unsecured business lines of credit that are tied to the costs of contingency cases and totaled $21.7 million at March 31,

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2017 (or 20.4% of total Attorney-Related Loans). Contingency case costs include court filing fees, investigative costs, expert witness fees, deposition costs, and other costs. Recovery of case costs is derived from gross settlement proceeds from the settled case. In our experience, an average case can take two to four years to litigate and law firms are prevented from charging their clients any interest for the out-of-pocket litigation costs, which amounts to an interest-free loan provided to the client. Thus, instead of using the law firm’s cash flow, law firms use Case Cost LOCs to finance litigation cash flows because the finance charges can be charged against the settlement proceeds. Case Cost LOCs are not contingent loans, meaning that their repayment is not dependent on a favorable case settlement. In the event of an unfavorable outcome for the borrower, the loans are repaid from the cash flows of the law firm.

▪	Term Loans. Term loans are short-term unsecured business loans originated to law firms for general corporate purposes such as the purchase of equipment or enhancing operational facilities. These loans are offered to law firms at the same terms as those offered to other types of businesses. Term loans to law firms totaled $9.6 million at March 31, 2017 (or 9.0% of total Attorney-Related Loans).

▪	Post-Settlement Commercial and Other Commercial Attorney-Related Loans. Post-settlement commercial loans are bridge loans secured by proceeds from non-appealable, settled cases. Other commercial attorney-related loans consist of both secured and unsecured loans to law firms and attorneys. Post-settlement commercial and other commercial attorney-related loans totaled $950,000 at March 31, 2017 (or 0.9% of total Attorney-Related Loans).

Consumer Loans. Consumer loans are primarily post-settlement consumer and structured settlement loans made to plaintiffs and claimants as described below. Consumer loans are also originated to individuals for debt consolidation, home repairs, home improvement or major consumer purchases. Consumer loans are both secured and unsecured. At March 31, 2017, total consumer loans were $11.0 million (or 3.8% of total loans). We believe that our post-settlement consumer loans to claimants should increase based upon recent mass tort settlements including, but not limited to, the World Trade Center Victims Compensation Fund (VCF), the NFL Concussion case (NFL) and Transvaginal Mesh litigation matters (TVM).

The following is a summary of the specialized Consumer Attorney-Related Loan products we offer to meet the needs of the litigation market. Consumer Attorney-Related Loans, which consist of post-settlement consumer and structured settlement loans, are consumer loans made to individual plaintiffs/claimants and the outstanding loan balances are included in the loan balance for consumer loans as noted above.

▪	Post-Settlement Consumer Loans. Post-settlement consumer loans are generally bridge loans to individuals secured by proceeds from settled cases. These loans generally meet the “life needs” of claimants in various litigation matters due to the delay between the time of settlement and actual payment of the settlement. These delays are primarily due to various administrative matters in the case. The balance of post-settlement consumer loans to individuals was $3.7 million at March 31, 2017.

▪	Structured Settlement Loans. Structured settlement loans are structured such that the annuity provider (a highly rated insurance company) is directed by the court, at the request of the borrower, to deposit the borrower’s payments into an account designated by us. Loan payments are then automatically deducted from the annuity payment. At March 31, 2017, structured loans in our loan portfolio totaled $1.6 million.

Real Estate Loans. The majority of our real estate secured loans are in the areas surrounding the New York metropolitan area.

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Multifamily. Multifamily loans are the largest component of the real estate loan portfolio and totaled $92.8 million (or 32.0% of total loans) at March 31, 2017. The multifamily loan portfolio consists of loans secured by apartment buildings and mixed-use buildings (predominantly residential income producing) in our primary market area. We originate and purchase multifamily loans. Whether originated or purchased, all loans are independently underwritten by Esquire Bank utilizing the same underwriting criteria and approved by the Directors Loan Committee or in accordance with our Board established approval authorities.

1-4 Family Residential. Mortgage loans are primarily secured by 1-4 family cash flowing investment properties ($47.6 million as of March 31, 2017) in our market area. The residential mortgage loan portfolio includes 1-4 family investment properties, primary and secondary owner occupied residences, investor coop and condos. The majority of residential mortgages are originated internally, although we do purchase residential mortgages from time to time. Purchased loans are subject to all the asset quality and documentary precautions normally used when originating a loan.

Commercial Real Estate (“CRE”). CRE loans totaled $21.3 million (or 7.4% of total loans) at March 31, 2017 and consisted primarily of loans secured by hospitality properties (53.1% of the CRE portfolio), mixed use properties (27.0% of the CRE portfolio) and warehouses (8.1% of the CRE portfolio), with the remainder comprised of condo associations and office/retail properties. Owner-occupied loans represented 21.9% of the CRE portfolio at March 31, 2017. We both originate and purchase CRE loans. All loans are independently underwritten by us utilizing the same underwriting criteria, and approved by the Directors Loan Committee.

Construction Loans. Construction loans are originated on an opportunistic basis and totaled $4.1 million (or 1.4% of total loans) at March 31, 2017.

Merchant Services Activities

We provide merchant services as an acquiring bank through the third-party or ISO business model in which we process credit and debit card transactions on behalf of merchants. This model is designed to shift some of the risk from merchant losses resulting from chargebacks, fraud, non-compliance issues or even insolvency to the ISO. In an ISO model, the bank and the ISO jointly enter into the merchant agreement with each merchant. We believe that this model provides an added layer of protection against losses from merchants since losses that are not absorbed by a merchant would be the liability of the ISO payable from reserves posted by the ISO or other funds the bank owes to the ISO. Even with this recourse, Esquire Bank is ultimately liable for losses from actions of merchants and those of ISOs.

We entered into the merchant processing business as an acquiring bank in 2012 in an effort to increase our noninterest income revenue and to provide cross selling opportunities for other business banking products and services. For the three months ended March 31, 2017, merchant processing revenues were approximately $838,000 and represented most of our noninterest income, which was 21.9% of our total revenue and represented an increase of 11.3% over the three months ended March 31, 2016. For the year ended December 31, 2016, merchant processing revenues were approximately $2.9 million and represented most of our noninterest income, which was 20.9% of our total revenue and represented an increase of 33.5% over the comparable prior year period. At March 31, 2017, we had agreements with 17 ISOs, we serviced approximately 13,000 merchants, and for the three months ended March 31, 2017, we processed $787.7 million in card volume. We intend to continue to expand our merchant processing business.

Under the ISO model, Esquire Bank and the ISO determine the appropriate amount of merchant reserves, which is generally based on the nature of the merchant’s business, its chargeback and refund history, processing volumes and the merchant’s financial health. The ISO performs an underwriting and risk management review, although Esquire Bank itself also reviews and underwrites every application and performs separate risk monitoring and management to ensure conformance with Esquire Bank’s internal underwriting policies. As of December 31, 2016, we had contractual arrangements with three payment processors or clearing agents, TSYS, JetPay and TriSource, which are utilized by Esquire Bank and our ISOs to authorize, process and obtain settlement for card transactions.

We believe that the growth prospect in the U.S. consumer payments processing market continues to be attractive. According to the Nilson Report, total estimated U.S. Visa, MasterCard, Discover, PayPal and American

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Express (“Card Brand”) payment volume reached nearly $5 trillion in 2015. U.S. consumer spending through electronic payment methods continues to be very strong. The Card Brand aggregate volume has been consistently growing at a 9% CAGR for the past five years. We believe that this increase in volume is attributable to electronic payments having multiple growth avenues, including, but not limited to, organic growth (inflation and GDP), increased consumer usage and increased merchant acceptance. In the U.S., the top 100 merchants make up less than 3.5% of the merchant outlets and less than 5% of the net revenue to merchant acquiring companies. Based upon the above information, we believe that our noninterest income generated from merchant services has the potential for continued growth.

We have implemented a comprehensive risk mitigation program for our merchant services business which includes detailed policies and procedures applicable to both ISOs and merchants pertaining to due diligence, risk and underwriting and Bank Secrecy Act compliance, among other things. Our Merchant Acquiring and Risk Policy establishes authorities and guidelines for the Bank to acquire merchant servicing arrangements with ISOs, agent banks, direct merchants and through merchant portfolio acquisitions. Such guidelines include initial and ongoing due diligence requirements and approval authorities. All merchants, regardless of how the merchant is acquired, must meet our Merchant Credit/Underwriting Policy requirements. In addition, credit approval requirements and authorities for approving merchants and ISOs are clearly defined in our Merchant Acquiring and Risk Policy.

Our Merchant Acquiring and Risk Policy establishes stringent requirements related to the due diligence conducted initially and on an ongoing basis, requirements for the ISO contract, our responsibilities and the ISO’s responsibilities in connection with the sponsorship and other matters. In the event of a potential loss and in accordance with the terms of the ISO Merchant Agreement, we can take the following actions to collect: charge the merchant account; charge the merchant reserve account; charge the ISO reserve account; deduct from the ISO monthly residual on an ongoing basis until fully recovered; and recover through chargeback insurance, which is required for high-risk merchants. As of March 31, 2017, we did not have any high-risk merchants.

In exchange for the liabilities and costs assumed by ISOs, we receive reduced revenue on our merchant servicing portfolio than direct merchant service providers that do not obtain such indemnification and administrative support. For the year ended December 31, 2016, we received a blended rate of approximately eight basis points for merchant processing, and for the three months ended March 31, 2017, we received a blended rate of approximately ten basis points for merchant processing, compared to direct merchant service providers that may receive two to three times that rate for a portfolio with similar risk characteristics. However, we believe that our acquiring bank model represents less risk for Esquire Bank.

Deposit Funding

Deposits are our primary source of funds to support our earning assets and growth. We offer depository products, including checking, savings, money market and certificates of deposit with a variety of rates. Deposits are insured by the FDIC up to statutory limits. Our unique low cost core deposit model is primarily driven by escrow and operating accounts from law firms and other litigation settlements on a national basis, representing more than 70% of $383.4 million in total deposits at March 31, 2017. Our core deposits (excluding time deposits) represent 94.1% and our cost of funds on this stable funding source is 0.15%, anchored by our noninterest bearing demand deposits and attorney escrow funds representing 34.8 and 37.6%, respectively, of total deposits. We require deposit balances associated with our commercial loan arrangements and cash management relationships maintained by our commercial lending. We do not use traditional “brick and mortar” branches to support our deposit growth and have only one branch, in Garden City, New York. The vast majority of our customers utilize our on-line cash management technology to manage their operating and escrow accounts across the country. The lack of a physical branch infrastructure and related costs coupled with our strong net interest margin, stable funding sources and growth will continue to drive our efficiency ratio below the 73% reported at March 31, 2017. We continue to experience significant growth in our mass tort business banking with off-balance sheet sweeps totaling $198.6 million at March 31, 2017.

Deposits have traditionally been our primary source of funds for use in lending and investment activities and we do not utilize borrowings as a significant funding source. Besides generating deposits from law firms and litigation settlements, we also generate deposits from our merchant services platform and other local businesses,

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individuals through client referrals and other relationships and through our single retail branch. We believe we have a very stable core deposit base due primarily to the litigation market strategy as we strongly encourage and are successful in having law firm borrowers maintain their operating and escrow banking relationship with us. Our low cost of funds is due to our deposit composition consisting of approximately 94.1% in transaction accounts at March 31, 2017. Our deposit strategy primarily focuses on developing borrowing and other service orientated relationships with customers rather than competing with other institutions on rate. We have established deposit concentration thresholds to avoid the possibility of dependence on any single depositor base for funds.

Our Competitive Strength

We attribute our success to the following competitive strengths:

Unique Distribution Network in Scalable Industries. We have developed a unique niche in the legal industry which represented $264.6 billion in commercial and personal tort costs in 2010. We believe that our unique distribution network within the legal industry is derived from decades of experience anchored by our founders, board of directors, stockholders, officers, customers and our affiliations with both state and national trial associations. The legal community is our primary engine for current and future growth in low cost core deposits, commercial loans and consumer loans. We believe the litigation industry has significant growth potential for us across the lending and depository spectrum, as we represent a small portion of the total tort settlement market for each year that we have been in operations. While we do face significant competition for Attorney-Related Loans, derived primarily from eight to ten nationally-oriented financial companies that specialize in the litigation industry, we believe our knowledge of the litigation industry, our competitive rates on loans and our ability to offer national, uniform deposit products, set us apart. Also, through our merchant services solutions to small business owners, we processed approximately $3.6 billion in merchant transaction volume for the year ended December 31, 2016 and $787.7 million for the three months ended March 31, 2017. We believe we have the platform and the capacity to continue to grow our merchant services business.

Scalable Product Platforms Positioned for Growth. We have invested in people, processes and procedures in order to facilitate the recent growth in our key product lines and position such product lines for additional growth in the future. We hired experienced management to establish unique product lines, which have only recently become profitable on a run rate basis. We believe these unique product lines have significant remaining growth potential. We also believe that the scalable platforms created by these investments position us for substantial growth in our key product lines and have laid the groundwork for our ability to operate as a larger financial institution.

Diversified and Stable Business Model. The combination of our higher margin legal community focus for commercial banking (commercial loans, claimant/consumer loans and core low cost deposits), fee-based small business focus in merchant services and our community banking focus in the New York metropolitan area (commercial real estate and residential income producing lending) allows us to grow in varied economic conditions and business cycles. Our merchant services platform is intended to provide a stable fee based income and a platform for small business loan and deposit growth. Our New York metropolitan commercial real estate portfolio has historically provided a stable lending base in our local market. Our commercial product lines enhance the overall yield of our loan portfolio and are offered on a nationwide basis, helping us to mitigate our exposure to stagnant loan demand or yield compression in our community banking market. This model also provides asset diversity and favorable cost of funds, especially when competing against the wholesale banks and non-bank finance companies that offer similar commercial finance products. However, substantially all of our real estate loans and a majority of our Attorney-Related Loans are concentrated in the New York metropolitan area and if negative economic conditions develop in the United States as a whole or our New York market, we could experience higher delinquencies and loan charge-offs, which would reduce our net income and adversely affect our financial condition.

Focused Risk Mitigation Practices. We have developed underwriting and credit management processes tailored to each of the products we offer, allowing us to construct a diversified asset portfolio including specialized markets not typically served by community banks. We believe that our industry experience and product knowledge has allowed us to develop processes, procedures and structural features in connection with offering specialized products that enable us to appropriately identify and mitigate the risks associated with these products and services. We

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intend to increase our originations of commercial loans, including working capital lines of credit, case cost lines of credit, term loans to law firms, and post-settlement commercial and other commercial attorney-related loans and these loans generally have more risk than 1-4 family residential mortgage loans and commercial loans secured by real estate. However, we are focused on continuing to invest in our risk mitigation practices and leveraging our product knowledge to ensure we minimize these credit risks while we continue to grow our loan portfolio.

Experienced Management Team. Our leadership team consists of senior managers with an average of over 20 years of experience in the banking and non-banking financial services industries. The majority of our senior managers come from multi-billion dollar financial institutions. We believe the experience, relationships, and entrepreneurial culture of our management team as well as our Board of Directors have been and will continue to be key drivers of our growth. Our key leadership team includes:

•	Dennis Shields, Executive Chairman of the Board. Mr. Shields is the Executive Chairman of the Board of Directors and was a founding organizer of Esquire Bank. Since its inception in 2000, Mr. Shields has also served as Chief Executive Officer of Plaintiff Funding Corp. (dba LawCash), a New York-based specialty finance company that provides financial services products to law firms and claimants. Since 2014, Mr. Shields has served as the Chairman at YieldStreet, an online platform for alternative investments and he is also the Chairman of Keeps America, a company that works with law firms, disability advocates, and third-party administrators to distribute settlement awards and government benefits to clients through its prepaid card. Mr. Shields served as a lay member of the Grievance Committee to the Second and Eleventh Judicial Departments appointed by presiding judge from 1996 to 2004 and previously served on the New York State Health Information and Quality Improvement Committee. Mr. Shields has authored two books and is a frequent speaker in both the legal and finance community.

•	Andrew C. Sagliocca, President, Chief Executive Officer and Director. Mr. Sagliocca served as the Company’s Chief Financial Officer when he joined Esquire Bank in February 2007. He became the Chief Executive Officer in January 2009. Prior to joining Esquire Bank, Mr. Sagliocca was Senior Vice President and Corporate Controller of North Fork Bank from 1999 to 2007. Mr. Sagliocca has more than 27 years of experience in the financial services industry.

•	Eric S. Bader, Executive Vice President, Chief Financial Officer and Treasurer. Prior to his appointment as Executive Vice President in February 2011, Mr. Bader served as our Senior Vice President, Chief Financial Officer and Treasurer since January 2009. Prior to this, Mr. Bader served as Esquire Bank’s Senior Vice President and Treasurer, since joining Esquire Bank in January 2008. Prior to joining Esquire Bank, Mr. Bader was Vice President at Goldman Sachs and served as a Vice President and Investment Officer at North Fork Bank. Mr. Bader has 17 years of experience in the financial services industry.

•	Ari P. Kornhaber, Executive Vice President, Director of Sales. Mr. Kornhaber has served as Director of Sales at Esquire Bank since 2013. From 2004 to 2013, Mr. Kornhaber served as National Marketing Director at Plaintiff Funding Holding, Inc. (dba LawCash). Mr. Kornhaber has spoken on the subject of financing for lawyers, law firms and their clients, and the ethics surrounding the same, at numerous seminars and conferences across the United States for over 10 years. After receiving his law degree from Touro Law School in New York, Mr. Kornhaber was a practicing plaintiff’s lawyer in New York City with the law firm of Pariser and Vogelman, PC and was a trial attorney for the law firm of Napoli, Kaiser and Bern, LLC, where he specialized in personal injury, medical malpractice and mass tort litigation.

•	Fred Horn, Senior Vice President, Director of Merchant Services. Mr. Horn joined Esquire Bank in 2012 to start up a merchant services program in order to generate processing fee income and increase demand deposits. Prior to joining Esquire Bank, Mr. Horn was Senior Vice President at Merrick Bank for 11 years where he started and directed a merchant service program which became the sixteenth largest such program in the country. Mr. Horn served for 25 years at Summit Bank, Princeton, New Jersey (now Bank of America), where he held a number of senior officer positions including directing merchant services, an American Express, MasterCard and Visa credit card portfolio and a top 10 US Visa debit card program.

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Our Growth Strategy

We believe that our model of community banking with a focus on niche commercial products and merchant services provides us with differentiated advantages when compared to our competitors, including a strong deposit franchise, a more complete set of product offerings and the ability to earn attractive risk-adjusted net interest margins. The pool of potential law firm customers is substantial, yet the specialized lending markets that serve them remain highly fragmented. Many of our commercial loans are de novo products which we believe are poised to capture additional market share as they mature. We will leverage our commercial law firm relationships to continue enhancing and grow our claimant/consumer lending base, meeting the needs of the law firms’ customers. We expect to continue capturing market share in the legal community because we provide both commercial and consumer clients with unique banking products and services. Additionally, we plan to continue growing our merchant services platform for small businesses nationally, which we expect will increase our fee income while offering lending and depository services to these businesses. Finally, we believe the lack of a physical branch infrastructure and our strong balance sheet allows us to make investments in technology, personnel, marketing and systems not available to non-bank commercial lenders.

We market our loans along with other products and services through a variety of channels. Fundamentally, we focus on a high-touch direct sales model, building long-term relationships with our customers. Our sales officers actively solicit new and existing customers in the communities we serve. For our commercial products, our sales personnel travel across the country to meet with our customers throughout the year. Importantly, while we seek to ensure that the pricing on our loans products is competitive, we also attempt to distinguish ourselves on criteria other than price, including service, industry knowledge and what we believe is a more complete value proposition than our competitors. We believe that our suite of complementary commercial and consumer legal industry product options coupled with our on-line cash management platform allows us to offer full-service banking relationships to customers and industries that have historically been served by smaller non-bank commercial finance companies. It is our strategy to deepen our customer relationships and increase retention by cross-marketing all of these products to our customers in an effort to be a “one-stop” financial services provider, particularly in our legal industry niche.

Credit Risk Management

We control credit risk both through disciplined underwriting of each transaction, as well as active credit management processes and procedures to manage risk and minimize loss throughout the life of a transaction. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We have developed tailored underwriting criteria and credit management processes for each of the various loan product types we offer our customers.

Underwriting. In evaluating each potential loan relationship, we adhere to a disciplined underwriting evaluation process including but not limited to the following:

•	understanding the customer’s financial condition and ability to repay the loan;

•	verifying that the primary and secondary sources of repayment are adequate in relation to the amount and structure of the loan;

•	observing appropriate loan to value guidelines for collateral secured loans;

•	maintaining our targeted levels of diversification for the loan portfolio, both as to type of borrower and geographic location of collateral; and

•	ensuring that each loan is properly documented with perfected liens on collateral.

Commercial Loans. These loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value.

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Our commercial loans are originated based on the identified cash flow of the borrower and on the underlying collateral provided by the borrower. Most often, this collateral consists of the case inventory of the law firm (borrowing base) and, to a lesser extent, accounts receivable or equipment.

•	Commercial Attorney-Related Loans (working capital lines of credit, case cost lines of credit, and term loans). We perform the underwriting criteria typical for commercial business loans (three years of tax returns, three years of financial data, cash flows, partner guarantees, partner personal financials and credit history, background checks, etc.). We also review the firm’s case inventory to ascertain the value of their future receivables. Typically, at least three years of successful experience in plaintiff practice are required. Working capital lines of credit and case cost lines of credit are floating rate, prime-based loans. The proceeds of a Case Cost loan can only be used against case expenses. These loans are subject to a general security agreement evidenced by UCC-1 filing on all assets of the borrower, including but not limited to case inventory, accounts receivable, fixtures and deposits where applicable. A key component of the underwriting process is an evaluation of the pending cases of an applicant law firm to determine the probability and amount of future settlements. These loans are based on a borrowing base that was developed by us whereby a law firm’s case inventory is segmented into various stages and evaluated.

Consumer Loans. Consumer loans primarily consist of our Consumer Attorney-Related Loans, which include post-settlement consumer loans and structured settlement loans. Other consumer loans originated to individuals for debt consolidation, home repairs, home improvement or major consumer purchases, are generally dependent on the credit quality of the individual borrower and may be secured or unsecured. To ensure the value of the settlement amount and likelihood and timeframe of payout, we require an executed settlement agreement or an affidavit of attorney attesting to the existence of an accepted offer. Post-settlement consumer loans are generally for one year terms with extensions granted based on acceptable supporting documentation regarding case status and viability, at Esquire Bank’s discretion. Structured settlement loans are generally for terms of three, five or seven years. As the settlements are court ordered, the risks of settlements being renegotiated after we have made the loans are minimal.

•	Post-Settlement Consumer Loans. Post-settlement consumer loans are fully-secured by the proceeds from the settlement and are generated from our internal sales force or from third party brokers. An executed settlement agreement is a prerequisite for such loans, and the loan-to-value (“LTV”) ratio is generally limited to 50% of the net settlement amount due to the borrower.

•	Structured Settlement Loans. Structured settlement loans are structured such that the annuity provider (a highly rated insurance company) is directed by the court, at the request of the borrower, to deposit the borrower’s payments into an account designated by us. Loan payments are then automatically deducted from the annuity payment.

1-4 Family Residential Loans. Residential mortgage loans are purchased or originated for both primary and secondary residences, generally with fixed rates and 30-year or 15-year terms. Adjustable-rate mortgages (“ARMs”) are purchased or originated as 1 year ARMs, 5/1 ARMs, or 7/1 ARMs. We perform an extensive credit history review for each borrower. Second homes or investment properties are subject to additional requirements. Debt-to-income (“DTI”) and debt service coverage, if applicable, ratios generally conform to industry standards for conforming loans. Flood insurance, title insurance and fire/hazard insurance are mandatory for all applications, as appropriate.

Commercial Real Estate and Multifamily Loans. Loans secured by commercial and multifamily real estate generally have larger balances and involve a greater degree of risk than 1-4 family residential mortgage loans. Of primary concern in commercial and multifamily real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy.

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In approving a commercial or multifamily real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. Maximum LTV ratios are 80% of appraised value and we generally require that the properties securing these real estate loans have minimum debt service ratios (the ratio of earnings before debt service to debt service) of 115%. Loan terms are fifteen years or less with the option to extend another five years and amortization is based on a 25-30 year schedule or less. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial and multifamily real estate loans.

Construction Loans. Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Loan Approval Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. We have established several levels of lending authority that have been delegated by the Board of Directors to the Directors Loan Committee, the Chief Lending Officer and other personnel in accordance with the Lending Authority in the Loan Policy. Authority limits are based on the total exposure of the borrower and are conditioned on the loan conforming to the policies contained in the Loan Policy. Any Loan Policy exceptions are fully disclosed to the approving authority.

Loans to One Borrower. In accordance with loans-to-one-borrower regulations, the Bank is generally limited to lending no more than 15% of its unimpaired capital and unimpaired surplus to any one borrower or borrowing entity. This limit may be increased by an additional 10% for loans secured by readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, at least equal to the amount of funds outstanding. To qualify for this additional 10% the bank must perfect a security interest in the collateral and the collateral must have a market value at all times of at least 100% of the loan amount that exceeds the 15% general limit. At March 31, 2017, our regulatory limit on loans-to-one borrower was $7.8 million.

Management understands the importance of concentration risk and continuously monitors to ensure that portfolio risk is balanced between such factors as loan type, industry, geography, collateral, structure, maturity and risk rating, among other things. Our Loan Policy establishes detailed concentration limits and sub limits by loan type and geography.

Ongoing Credit Risk Management. In addition to the tailored underwriting process described above, we perform ongoing risk monitoring and review processes for all credit exposures. Although we grade and classify our loans internally, we have an independent third party professional firm perform regular loan reviews to confirm loan classifications. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before the loans create a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses incurred in the loan portfolio.

In general, whenever a particular loan or overall borrower relationship is downgraded to pass-watch or substandard based on one or more standard loan grading factors, our credit officers engage in active evaluation of the asset to determine the appropriate resolution strategy. Management regularly reviews the status of the watch list and classified assets portfolio as well as the larger credits in the portfolio.

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In addition to our general credit risk management processes, we employ additional risk management processes and procedures for our commercial loans to law firms. We require borrowing base updates at least annually and also engage in active review and monitoring of the borrowing base collateral itself, including field audits.

Investment Products. We also offer non-deposit investment products and related services through a third-party broker dealer, LPL Financial. Investment products and services offered include investment analysis, mutual funds, annuities and life insurance.

Investments

We manage our investments primarily for liquidity purposes, with a secondary focus on returns. Substantially all of our investments are classified as available-for-sale and can be used to collateralize Federal Home Loan Bank of New York (FHLB) borrowings, FRB borrowings, public funds deposits or other borrowings. At March 31, 2017, our investment portfolio had a fair value of $103.7 million, and consisted primarily of U.S. Government Agency collateralized mortgage obligations and mortgage-backed securities.

Our investment objectives are primarily to provide and maintain liquidity, establish an acceptable level of interest rate risk, to provide a use of funds when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The Asset Liability Committee (ALCO) and management are responsible for implementation of the investment policy and monitoring our investment performance. The Board of Directors reviews the status of our investment portfolio monthly.

We have legal authority to invest in various types of investment securities and liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities and municipal governments, deposits at the FHLB, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities, including money market mutual funds. We also are required to maintain an investment in FHLB stock, which investment is based primarily on the level of our FHLB borrowings. Additionally, we are required to maintain an investment in Federal Reserve Bank of New York stock equal to six percent of our capital and surplus. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at March 31, 2017.

Borrowings

We maintain diverse funding sources including borrowing lines at the FHLB, two commercial banks and the Federal Reserve Bank discount window. Although we do not utilize borrowings as a significant funding source, we have from time to time utilized advances from the FHLB to supplement our supply of investable funds. The FHLB functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. As of March 31, 2017, we had $78.8 million of available borrowing capacity with the FHLB. On that date, we had no advances outstanding from the FHLB. The other borrowing lines are maintained primarily for contingency funding sources.

Competitors

The bank and non-bank financial services industries in our markets and surrounding areas is highly competitive. We compete with a wide range of regional and national banks located in our market areas as well as non-bank commercial finance companies on a nationwide basis. We experience competition in both lending and attracting funds as well as merchant processing services from commercial banks, savings associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, non-bank lenders, government agencies and certain other non-financial institutions. Many of these competitors have more assets, capital and lending limits, and resources than we do and may

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be able to conduct more intensive and broader-based promotional efforts to reach both commercial and individual customers. Competition for deposit products can depend heavily on pricing because of the ease with which customers can transfer deposits from one institution to another.

We define the market area for legal community products as law firms practicing within the United States, United States territories and United States commonwealths, and we serve the litigation industry on a nationwide basis. For traditional community banking products and services, our primary market areas are Nassau and New York (Manhattan) Counties in New York and secondarily throughout the state of New York.

Competition for Attorney-Related Loans is derived primarily from eight to ten nationally-oriented financial companies that specialize in this market. Some of these companies are focused exclusively on loans to law firms, while others offer loans to plaintiffs as well. While some overlap exists between the litigation market loan products offered by Esquire Bank and these companies (primarily lines of credit, case-cost and post-settlement commercial loans), there are a number of critical differences that management believes give Esquire Bank a competitive advantage:

•	Esquire Bank can offer more competitive rates on loans compared to specialty finance companies because its cost of funds is much lower than the funding costs for these non-bank competitors. A number of these companies purchase the settlements from law firms at steep discounts, which has drawn negative attention from some state regulators. Esquire Bank does not purchase settlements, it uses them to collateralize loans;

•	the non-bank companies are not able to offer deposit products or business services such as remote deposit capture or letters of credit, or debit cards; and

•	non-banks cannot offer products uniformly across the country because they are not national banks.

We have established our niche in the litigation community, which, according to the Towers Watson 2011 Update on U.S. Tort Cost Trends, was an approximately $264.6 billion market in the United States in 2010, through the strategic development of a business model that understands our market's unique needs and provides access to our target customers. We have designed unique, value added products and services for our current and potential clients and created a distribution network with direct access to the market through the experience and networks of our Board of Directors, attorney stockholders, customers and management. A number of our directors, investors and customers are active members of leading litigation law firms in the nation, national and state bar associations as well as other industry leading companies. In addition, we have established relationships with key industry organizations such as the American Association for Justice, Mass Tort Made Perfect, New York State Trial Lawyers Association, Consumer Attorneys of California, Florida Justice Association and others, which we believe gives us access to thousands of trial attorneys across the United States.

Our traditional community banking market area has a diversified economy typical of most urban population centers, with the majority of employment provided by services, wholesale/retail trade finance/insurance/real estate (“FIRE”) and construction. Services account for the largest employment sector across the two primary market area counties, while wholesale/retail trade accounts for the second largest employment sector in Nassau and New York Counties. New York City is one of the premier financial centers in the world, and thus FIRE is the third largest employment sector in New York County.

Personnel

As of March 31, 2017, we had 50 full-time employees, none of whom are represented by a collective bargaining unit. We believe we have a good working relationship with our employees.

Subsidiaries

Esquire Bank, National Association is the sole subsidiary of Esquire Financial Holdings, Inc. and there are no subsidiaries of Esquire Bank, National Association.

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Legal Proceedings

We are subject to certain pending and threatened legal actions that arise out of the normal course of business. Management, following consultation with legal counsel, does not expect the ultimate disposition of these matters to, individually or in the aggregate, have a material adverse effect on our business. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, employment, information security and anti-money laundering and anti-terrorism laws), we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

Properties

At March 31, 2017, we conducted business through our corporate headquarters in Jericho, New York (Nassau County), and one administrative office in Palm Beach Gardens, Florida. In November 2016, we completed construction of our new corporate headquarters facility in Jericho, New York. All the current locations and our new headquarters are leased properties. Our lease for our new corporate headquarters is for a ten year term. At March 31, 2017, the total net book value of our leasehold improvements, furniture, fixtures and equipment was approximately $2.7 million.

We have no current plans to expand our branch network as we believe we are positioned to further develop our primary markets through the use of technology with limited traditional branch offices.

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SUPERVISION AND REGULATION

General

Esquire Bank is a national bank organized under the laws of the United States of America and its deposits are insured to applicable limits by the DIF. The lending, investment, deposit-taking, and other business authority of Esquire Bank is governed primarily by federal law and regulations and Esquire Bank is prohibited from engaging in any operations not authorized by such laws and regulations. Esquire Bank is subject to extensive regulation, supervision and examination by, and the enforcement authority of, the OCC, and to a lesser extent by the FDIC, as its deposit insurer, as well as by the FRB. Esquire Bank is also subject to federal financial consumer protection and fair lending laws and regulations of the Consumer Financial Protection Bureau, though the OCC is responsible for examining and supervising the bank’s compliance with these laws. The regulatory structure establishes a comprehensive framework of activities in which a national bank may engage and is primarily intended for the protection of depositors, customers and the DIF. The regulatory structure gives the regulatory agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

Esquire Financial Holdings, Inc. is a bank holding company, due to its control of Esquire Bank, and is therefore subject to the requirements of the Bank Holding Company Act of 1956, as amended (“BHCA”), and regulation and supervision by the FRB. The Company files reports with and is subject to periodic examination by the FRB.

Any change in the applicable laws and regulations, whether by the OCC, the FDIC, the FRB or through legislation, could have a material adverse impact on Esquire Bank and the Company and their operations and the Company’s stockholders.

The Dodd-Frank Act made extensive changes in the regulation of insured depository institutions. Among other things, the Dodd-Frank Act (i) created a new Consumer Financial Protection Bureau as an independent bureau to assume responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function previously assigned to prudential regulators; (although institutions of less than $10 billion in assets, such as Esquire Bank, continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the primary enforcement authority of their primary federal bank regulator rather than the Consumer Financial Protection Bureau); (ii) directed changes in the way that institutions are assessed for deposit insurance; (iii) mandated the revision of regulatory capital requirements; (iv) codified the FRB’s long-standing policy that a bank holding company must serve as a source of financial and managerial strength for its subsidiary banks; (v) required regulations requiring originators of certain securitized loans to retain a percentage of the risk for the transferred loans; (vi) stipulated regulatory rate-setting for certain debit card interchange fees; (vii) repealed restrictions on the payment of interest on commercial demand deposits; (viii) enacted the so-called Volcker Rule, which general prohibits banking organizations from engaging in proprietary trading and from investing in, sponsoring or having certain relationships with hedge funds and (ix) contained a number of reforms related to mortgage originations.

Many of the provisions of the Dodd-Frank Act had delayed effective dates and/or required the issuance of implementing regulations. The regulatory process is ongoing and the impact on operations cannot yet be fully assessed. However, the Dodd-Frank Act has, and will likely continue to cause increased regulatory burden, compliance costs and interest expense for the Company and Esquire Bank.

What follows is a summary of some of the laws and regulations applicable to Esquire Bank and Esquire Financial Holdings. The summary is not intended to be exhaustive and is qualified in its entirety by reference to the actual laws and regulations.

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Esquire Bank, National Association

Loans and Investments

National banks have authority to originate and purchase any type of loan, including commercial, commercial real estate, residential mortgages or consumer loans. Aggregate loans by a national bank to any single borrower or group of related borrowers are generally limited to 15% of Esquire Bank’s capital and surplus, plus an additional 10% if secured by specified readily marketable collateral.

Federal law and OCC regulations limit Esquire Bank’s investment authority. Generally, a national bank is prohibited from investing in corporate equity securities for its own account other than companies through which the bank conducts its business. Under OCC regulations, a national bank may invest in investment securities up to specified limits depending upon the type of security. “Investment securities” are generally defined as marketable obligations that are investment grade and not predominantly speculative in nature. The OCC classifies investment securities into five different types and, depending on its type, a national bank may have the authority to deal in and underwrite the security. The OCC has also permitted national banks to purchase certain noninvestment grade securities that can be reclassified and underwritten as loans.

Lending Standards

The federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens or interests in real estate or made for the purpose of financing permanent improvements to real estate. Under these regulations, all insured depository institutions, such as Esquire Bank, must adopt and maintain written policies establishing appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the federal bank regulators’ Interagency Guidelines for Real Estate Lending Policies that have been adopted.

Federal Deposit Insurance

Deposit accounts at Esquire Bank are insured by the FDIC’s DIF. Effective July 22, 2010, the Dodd-Frank Act permanently raised the deposit insurance available on all deposit accounts to $250,000 with a retroactive effective date of January 1, 2008.

Under the FDIC’s risk-based assessment system, insured institutions were assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay FDIC assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity. Effective July 1, 2016, the FDIC adopted changes that eliminated the risk categories and base assessments for most banks on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure over three years. In conjunction with the DIF reserve ratio achieving 1.5%, the assessment range (inclusive of possible adjustments) was also reduced for most banks to 1.5 basis points to 30 basis points of total assets less tangible equity.

The FDIC may adjust its assessment scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment. No insured institution may pay a dividend if in default of the federal deposit insurance assessment.

The FDIC may terminate deposit insurance upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of Esquire Bank’s deposit insurance.

In addition to the FDIC assessments, the Financing Corporation (FICO) is authorized to impose and collect, through the FDIC as collection agent, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the now defunct Federal Savings and Loan Insurance

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Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2016, the annualized FICO assessment was equal to 0.56 basis points of average consolidated total assets less average tangible equity.

Capitalization

Federal regulations require FDIC insured depository institutions, including national banks, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). We exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien 1-4 family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

On November 2, 2012, the OCC notified Esquire Bank that it had established minimum capital ratios for Esquire Bank requiring Esquire Bank to maintain, commencing December 1, 2012, a Tier 1 leverage capital ratio of 9.0%, a Tier 1 risk-based capital ratio of 11.0% and a total risk-based capital to risk-weighted assets ratio of 13.0%.

Safety and Soundness Standards

Each federal banking agency, including the OCC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and information security standards. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures

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specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder. The FDIC also has issued guidance on risks banks may face from third party relationships (e.g. relationships under which the third party provides services to the bank). The guidance generally requires the bank to perform adequate due diligence on the third party, appropriately document the relationship, and perform adequate oversight and auditing, in order to the limit the risks to the bank.

Prompt Corrective Regulatory Action

Federal law requires that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

National banks that have insufficient capital are subject to certain mandatory and discretionary supervisory measures. For example, a bank that is “undercapitalized” (i.e. fails to comply with any regulatory capital requirement) is subject to growth limitations and is required to submit a capital restoration plan; a holding company that controls such a bank is required to guarantee that the bank complies with the restoration plan. A “significantly undercapitalized” bank is subject to additional restrictions. National banks deemed by the OCC to be “critically undercapitalized” are subject to the appointment of a receiver or conservator.

The final rule that increased regulatory capital standards also adjusted the prompt corrective action tiers as of January 1, 2015 to conform to the new capital standards. The various categories now incorporate the newly adopted common equity Tier 1 capital requirement, an increase in the Tier 1 to risk-based assets requirement and other changes. Under the revised prompt corrective action requirements, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of 6.5% (new standard); (2) a Tier 1 risk-based capital ratio of 8% (increased from 6%); (3) a total risk-based capital ratio of 10% (unchanged) and (4) a Tier 1 leverage ratio of 5% (unchanged).

Dividends

Under federal law and applicable regulations, a national bank may generally declare a cash dividend, without approval from the OCC, in an amount equal to its year-to-date net income plus the prior two years’ net income that is still available for cash dividend. Cash dividends exceeding those amounts require application to and approval by the OCC. To pay a cash dividend, a national bank must also maintain an adequate capital conservation buffer under the capital rules discussed above.

Transactions with Affiliates and Insiders

Sections 23A and 23B of the Federal Reserve Act govern transactions between a national bank and its affiliates, which includes the Company. The FRB has adopted Regulation W, which implements and interprets Sections 23A and 23B, in part by codifying prior FRB interpretations.

An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. A subsidiary of a bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the OCC has the discretion to treat subsidiaries of a bank as affiliates on a case-by-case basis. Section 23A limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of the bank’s capital stock and surplus. There is an aggregate limit of 20% of the bank’s capital stock and surplus for such transactions with all affiliates. The term “covered transaction” includes, among other things, the making of a loan to an affiliate, a purchase of assets from an affiliate, the issuance of a guarantee on behalf of an affiliate and the acceptance of securities of an affiliate as collateral for a loan. All such transactions are required to be on terms and conditions that are consistent with safe and sound banking practices and no transaction may involve the acquisition of any “low quality asset” from an affiliate. Certain covered transactions, such as loans to or guarantees on behalf of an affiliate, must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending upon the type of

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collateral. In addition, Section 23B requires that any covered transaction (and specified other transactions) between a bank and an affiliate must be on terms and conditions that are substantially the same, or at least as favorable, to the bank, as those that would be provided to a non-affiliate.

A bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an “insider”) and certain entities affiliated with any such person (an insider’s “related interest”) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB’s Regulation O. The aggregate amount of a bank’s loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks. Aggregate loans by a bank to its insiders and insiders’ related interests may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, such as education loans and certain residential mortgages a bank’s loans to its executive officers, may not exceed the greater of $25,000 or 2.5% of the bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any loan to an insider or a related interest of an insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if the loan, when aggregated with any existing loans to that insider or the insider’s related interests, would exceed the lesser or $500,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not present more than a normal risk of collectability. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

Enforcement

The OCC has extensive enforcement authority over national banks to correct unsafe or unsound practices and violations of law or regulation. Such authority includes the issuance of cease and desist orders, assessment of civil money penalties and removal of officers and directors. The OCC may also appoint conservator or receiver for a national bank under specified circumstances, such as where (i) the bank’s assets are less than its obligations to creditors, (ii) the bank is likely to be unable to pay its obligations or meet depositors’ demands in the normal course of business or (iii) a substantial dissipation of bank assets or earnings has occurred due to a violation of law of regulation or unsafe or unsound practices.

Federal Reserve System

Under FRB regulations, Esquire Bank is required to maintain reserves at the Federal Reserve Bank against its transaction accounts, including checking and NOW accounts. The regulations currently require that reserves of 3% be maintained against aggregate transaction accounts over $15.5 million and 10% against that portion of total transaction accounts in excess of $115.1 million. The first $15.5 million of otherwise reservable balances are exempted from the reserve requirements. The Bank is in compliance with these requirements. The requirements are adjusted annually by the FRB. The FRB began paying interest on reserves in 2008, currently 0.50%.

Examinations and Assessments

Esquire Bank is required to file periodic reports with and is subject to periodic examination by the OCC. Federal regulations generally require periodic on-site examinations for all depository institutions. Esquire Bank is required to pay an annual assessment to the OCC to fund the agency’s operations.

Community Reinvestment Act and Fair Lending Laws

Under the CRA, Esquire Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OCC to assess its record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by Esquire Bank. For example, the regulations specify

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that a bank’s CRA performance will be considered in its expansion (e.g., branching or merger) proposals and may be the basis for approving, denying or conditioning the approval of an application. As of the date of its most recent OCC evaluation, Esquire Bank was rated “satisfactory” with respect to its CRA compliance.

USA PATRIOT Act and Money Laundering

Esquire Bank is subject to the federal Bank Secrecy Act (the “BSA”), which incorporates several laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act and related regulations. The USA PATRIOT Act gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act implemented measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Among other things, Title III of the USA PATRIOT Act and the related regulations require:

•	Establishment of anti-money laundering compliance programs that includes policies, procedures, and internal controls; the appointment of an anti-money laundering compliance officer; a training program; and independent testing;

•	Filing of certain reports to FinCEN and law enforcement that are designated to assist in the detection and prevention of money laundering and terrorist financing activities;

•	Establishment of a program specifying procedures for obtaining and maintaining certain records from customers seeking to open new accounts, including verifying the identity of customers;

•	In certain circumstances, compliance with enhanced due diligence policies, procedures and controls designed to detect and report money-laundering, terrorist financing and other suspicious activity;

•	Monitoring account activity for suspicious transactions; and

•	A heightened level of review for certain high risk customers or accounts.

The USA PATRIOT Act also includes prohibitions on correspondent accounts for foreign shell banks and requires compliance with record keeping obligations with respect to correspondent accounts of foreign banks.

The bank regulatory agencies have increased the regulatory scrutiny of the Bank Secrecy Act and anti-money laundering programs maintained by financial institutions. Significant penalties and fines, as well as other supervisory orders may be imposed on a financial institution for non-compliance with these requirements. In addition, the federal bank regulatory agencies must consider the effectiveness of financial institutions engaging in a merger transaction in combating money laundering activities.

Esquire Bank has adopted policies and procedures to comply with these requirements.

Privacy Laws

Esquire Bank is subject to a variety of federal and state privacy laws, which govern the collection, safeguarding, sharing and use of customer information. For example, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties. It also requires banks to safeguard personal information of consumer customers. Some state laws also protect the privacy of information of state residents and require adequate security for such data.

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Merchant Services

Esquire Bank is also subject to the rules of Visa, MasterCard and other payment networks in which it participates. If Esquire Bank fails to comply with such rules, the networks could impose fines or require us to stop providing merchant services for cards under such network’s brand or routed through such network.

Other Regulations

Esquire Bank’s operations are also subject to federal laws applicable to credit transactions, such as:

•	The Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	The Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for 1-4 family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	The Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	The Equal Credit Opportunity Act and other fair lending laws, prohibiting discrimination on the basis of race, religion, sex and other prohibited factors in extending credit;

•	The Fair Credit Reporting Act, governing the use of credit reports on consumers and the provision of information to credit reporting agencies;

•	Unfair or Deceptive Acts or Practices laws and regulations;

•	The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	The rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Esquire Bank are further subject to the:

•	The Truth in Savings Act, which specifies disclosure requirements with respect to deposit accounts;

•	The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	The Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	The Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

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Holding Company Regulation

The Company, as a bank holding company controlling Esquire Bank, is subject to regulation and supervision by the FRB under the BHCA. The Company is periodically examined by, required to submit reports to the FRB and is required to comply with the FRB’s rules and regulations. Among other things, the FRB has authority to restrict activities by a bank holding company that are deemed to pose a serious risk to the subsidiary bank.

The FRB has historically imposed consolidated capital adequacy guidelines for bank holding structured similar, but not identical, to those of the OCC for national banks. The Dodd-Frank Act directed the FRB to issue consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. The previously discussed final rule regarding regulatory capital requirements implemented the Dodd-Frank Act as to bank holding company capital standards. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks applied to bank holding companies as of January 1, 2015. However, the FRB exempts from the consolidated capital requirements bank holding companies with less than $1 billion in assets, unless otherwise directed in specific cases. Consequently, the Company is not currently subject to the consolidated holding company capital requirements.

The policy of the FRB is that a bank holding company must serve as a source of financial and managerial strength to its subsidiary banks by providing capital and other support in times of distress. The Dodd-Frank Act codified the source of strength policy.

Under the prompt corrective action provisions of federal law, a bank holding company parent of an undercapitalized subsidiary bank is required to guarantee, within specified limits, the capital restoration plan that is required of an undercapitalized bank. If an undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the FRB may prohibit the bank holding company parent of the undercapitalized bank from paying dividends or making any other capital distribution.

As a bank holding company, the Company is required to obtain the prior approval of the FRB to acquire more than 5% of a class of voting securities of any additional bank or bank holding company or to acquire all or substantially all, the assets of any additional bank or bank holding company. In evaluating acquisition application, the FRB evaluates factors such as the financial condition, management resources and future prospects of the parties, the convenience and needs of the communities involved and competitive factors. In addition, bank holding companies may generally only engage in activities that are closely related to banking as determined by the FRB. Bank holding companies that meet certain criteria may opt to become a financial holding company and thereby engage in a broader array of financial activities.

FRB policy is that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past two years is sufficient to fund the dividends and the prospective rate of earnings retention is consistent with the company’s capital needs, asset quality and overall financial condition. In addition, FRB guidance sets forth the supervisory expectation that bank holding companies will inform and consult with Federal Reserve Bank staff in advance of issuing a cash dividend that exceeds earnings for the quarter and should inform the Federal Reserve Bank and should eliminate, defer or significantly reduce dividends if (i) net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

A bank holding company is required to give the FRB prior written notice of any repurchase or redemption of its outstanding equity securities if the gross consideration for repurchase or redemption, when combined with the net consideration paid for all such repurchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company’s consolidated net worth. The FRB may disapprove such a repurchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice or violate a law or regulation. Such notice and approval is not required for a bank holding company that meets certain qualitative criteria. However, FRB guidance generally provides for bank holding company consultation with Federal Reserve Bank staff prior to engaging in a repurchase or redemption of a bank holding company’s stock, regardless of whether a formal written notice is required.

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The above FRB requirements may restrict a bank holding company’s ability to pay dividends to stockholders or engage in repurchases or redemptions of its shares.

Acquisition of Control of the Company. Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as the Company unless the FRB has been prior written notice and has not issued a notice disapproving the proposed acquisition. In evaluating such notices, the FRB takes into consideration such factors as the financial resources, competence, experience and integrity of the acquirer, the future prospects the bank holding company involved and its subsidiary bank and the competitive effects of the acquisition.  Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the regulator that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, is the case with the Company, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

Federal Securities Laws

Esquire Financial Holdings, Inc.’s common stock will be registered with the Securities and Exchange Commission prior to the completion of the stock offering. Esquire Financial Holdings, Inc. will be a reporting company subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Esquire Financial Holdings, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Esquire Financial Holdings, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Esquire Financial Holdings, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a public company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

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Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

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MANAGEMENT

Our Directors and Executive Officers

The following table states our directors’ names, their ages as of March 31, 2017, the years that they began serving as directors and when their current term as directors of Esquire Financial Holdings, Inc. expires.

Name	Position(s) With the Company	Age at March 31, 2017	Director Since	Expiration of Term

Dennis Shields	Executive Chairman	50	2006	2019
Selig A. Zises	Director	75	2009	2019
Todd Deutsch	Director	44	2015	2019
John Morgan	Director	61	2015	2019
Russ M. Herman	Director	74	2007	2017
Robert J. Mitzman	Director	62	2007	2017
Kevin C. Waterhouse	Director	49	2006	2017
Marc Grossman	Director	49	2013	2017
Janet Hill	Director	69	2016	2018
Anthony Coelho	Director	74	2010	2018
Richard T. Powers	Director	69	2006	2018
Jack Thompson	Director	45	2016	2017
Andrew C. Sagliocca	President, Chief Executive Officer, Director	49	2007	2018

The following table sets forth information regarding our executive officers and their ages as of the date of this prospectus. The executive officers of Esquire Financial Holdings, Inc. are appointed annually.

Name	Position(s) With the Company	Age at March 31, 2017
Dennis Shields	Executive Chairman	50
Andrew C. Sagliocca	President, Chief Executive Officer, Director	49
Eric S. Bader	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	40
Ari P. Kornhaber	Executive Vice President, Director of Sales	45

The Business Background of Our Directors and Executive Officers

The following is a brief discussion of the business and banking background and experience of our directors and executive officers for at least the past five years. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. Unless otherwise indicated, directors and senior officers have held their positions for the past five years. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Anthony Coelho, Director. Mr. Coelho has served as Chair of the Advisory Board for Bender Consulting Services since 2002 and was Chair and a Board Member for the American Association of People with Disabilities and the Lead Independent Director of Service Corporation International. Mr. Coelho was a prominent member of the U.S. House of Representatives from 1978 – 1989. While a member of the House of Representatives, he authored the Americans with Disabilities Act, widely recognized as one of the most important pieces of civil rights legislation in the last 40 years. Mr. Coelho's former and current business affiliations include service on a number of corporate boards and as CEO of Wertheim Schroder Investment Services. Mr. Coelho has been a member of the Esquire Bank board of directors since 2010. Mr. Coelho provides the Board with valuable perspective on general business oversight, as well as potential strategic initiatives.

Todd Deutsch, Director. Mr. Deutsch is a private investor and entrepreneur. Since 2012, Mr. Deutsch has managed his family office. From 2009 to 2012, Mr. Deutsch was the Portfolio Manager/Principal at Bascom Hill Partners, a wealth management services company. Prior to running his family office and Bascom Hill Partners,

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Mr. Deutsch spent twenty years as a trader with Goldman Sachs and various hedge funds. Mr. Deutsch has been a member of the Esquire Bank board of directors since 2015. Mr. Deutsch provides the Board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Marc D. Grossman, Director. As a Founding and senior partner of The Sanders Law Firm since 2003, Mr. Grossman is an innovator and leader in the mass settlement of medical claims and mass torts. Mr. Grossman's deep-rooted commitment to his clients and practice has led to his being a frequent speaker and national advocate for victim's rights. Mr. Grossman currently serves on The Board of Directors of the New York State Trial Lawyers Association, The Executive Committee of the Association of Trial Lawyers of America, and is a member of the Mass Tort Trial Lawyers Association, the Million Dollar Advocates Forum and the leaders Forum of the American Association of Justice. Mr. Grossman has been a member of the Esquire Bank board of directors since 2013. Mr. Grossman provides the Board with an important insight into the legal industry and experience with managing and overseeing a business.

Russ M. Herman, Director. Mr. Herman has been senior partner at the law firm Herman, Herman & Katz, L.L.C., a national law firm headquartered in New Orleans, Louisiana, since 1966. Mr. Herman is the past president of the Association of Trial Lawyers of America, Civil Justice Foundation, Roscoe Pound Foundation and the American Association of Justice. He is an author, frequent speaker at law schools and national legal seminars and conventions. Mr. Herman is a member of the National Trial Lawyers Hall of Fame. Mr. Herman has been a member of the Esquire Bank board of directors since 2007 and provides the Board with valuable insight into the legal industry.

Janet Hill, Director. Ms. Hill has served as Principal at Hill Family Advisors since 2008, where she oversees her family's assets and investments. From 1981 until her retirement in 2010, Ms. Hill was the owner of and served as Vice President of Alexander & Associates, Inc., a management consulting firm where she provided advice and counseling to major corporations on policies and procedures to achieve and maintain an inclusive workforce. She is currently a member of the boards of directors of the Carlyle Group, Dean Foods Company and Echo360. Ms. Hill is a former director of Wendy’s/Arby’s Group, Inc. and Sprint Nextel Corporation. She also serves on the Board of Trustees at Duke University, John F. Kennedy Center for the Performing Arts, the Knight Commission on Intercollegiate Athletics, and the Wolf Trap Foundation. Ms. Hill has a Bachelor of Arts from Wellesley College and a Master of Arts from the University of Chicago, both in Mathematics. Ms. Hill has been a member of the Esquire Bank board of directors since 2016. Ms. Hill provides the Board with an important business and strategic insight.

Robert J. Mitzman, Director. Mr. Mitzman is Founder, Chairman, President and Chief Executive Officer of the Quick Group of Companies since 1981, having amassed more than 35 years of experience in the worldwide specialized courier industry. The Quick Group of Companies serves as a provider of worldwide-mission-critical logistics and transportation solutions. Mr. Mitzman previously served on the Board of Directors for Perfumania Holdings as well. Mr. Mitzman has been a member of the Esquire Bank board of directors since 2007 and provides the Board with extensive executive experience as a Chief Executive Officer, including leading an organization with global operations, experience in human resources and growing a business.

John Morgan, Director. Mr. Morgan founded Morgan & Morgan in 1988, to represent the people, not the powerful. Under his leadership and vision, Morgan & Morgan grew to become a prominent national law firm, with offices throughout North America and Europe, employing more than 300 lawyers and a support staff of 1,400. Mr. Morgan lectures across the country on the practice of law. He has been an active member of the Florida Justice Association and served as a FLAG trustee. Mr. Morgan has also received Martindale-Hubbell's esteemed “AV” rating, which recognizes lawyers with the highest ethical standards and professional ability. Mr. Morgan attended the University of Florida and the Levin School of Law University of Florida, where Mr. Morgan serves as a member of the Board of Trustees. Mr. Morgan has been a member of the Esquire Bank board of directors since 2015. Mr. Morgan provides the Board with valuable insight into the legal industry and experience with managing and overseeing a business.

Richard T. Powers, Director. Mr. Powers served as Esquire Bank's President and Chief Executive Officer since Esquire Bank's pre-opening organizational stage in 2005 through 2008. Prior to joining Esquire Bank, Mr. Powers was President, U.S. Direct Services for Fiserv CBS. Mr. Powers has over 40 years of experience in all areas of the financial services industry, both banking and brokerage. He has served as President and Chief Operating Officer of

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Waterhouse National Bank and Executive Vice President and Chief Operations Officer of North Fork Bank, among other banking positions. Since 2009, Mr. Powers has been the owner of RT Powers & Associates, a banking and financial services consultant firm and he is recognized as an expert witness for banking technology patent infringement. Mr. Powers is a founding organizer of Esquire Bank. Mr. Powers provides the Board with important experience and insight into the financial services industry.

Andrew C. Sagliocca, President, Chief Executive Officer and Director. Mr. Sagliocca served as Esquire Bank's Chief Financial Officer when he joined Esquire Bank in February 2007. He became Esquire Bank's Chief Executive Officer in January 2009. Prior to joining Esquire Bank, Mr. Sagliocca was Senior Vice President and Corporate Controller of North Fork Bank from 1999 to 2007. Mr. Sagliocca has more than 27 years of experience in the financial services industry. Mr. Sagliocca’s extensive experience in the financial services provides the Board with a unique perspective on Esquire Bank’s business and strategic direction.

Dennis Shields, Executive Chairman of the Board. Mr. Shields is the Executive Chairman of the Board of Directors and was a founding organizer of Esquire Bank. Since its inception in 2000, Mr. Shields has served as Chief Executive Officer of Plaintiff Funding Corp. (dba LawCash), a New York-based specialty finance company that provides financial services products. Since 2014, Mr. Shields has been serving as the Chairman at YieldStreet, an online platform for alternative investments and he is also the Chairman of Keeps America, a company that works with law firms, disability advocates, and third-party administrators to distribute settlement awards and government benefits to clients through its prepaid card. Mr. Shields served as a lay member of the Grievance Committee to the Second and Eleventh Judicial Departments appointed by presiding judge from 1996 to 2004 and previously served on the New York State Health Information and Quality Improvement Committee. Mr. Shields has authored two books and is a frequent speaker in both the legal and finance community. Mr. Shields’ extensive experience in both the financial services and legal industry provides the Board with an important perspective on Esquire Bank’s business and strategic direction.

Jack Thompson, Director. Since 2010, Mr. Thompson has been the Head of Financial Services Investments at Gapstow Capital Partners, an alternative investment firm based in New York City. Mr. Thompson is responsible for the firm's investments within the banking industry and is a member of the Gapstow Capital Partners Investment Committee. Prior to joining Gapstow Capital Partners, Mr. Thompson held positions at Deutsche Bank Securities, Goldman Sachs, Novantas, and Booz Allen Hamilton. He serves as Director on the Boards of Coastal Financial Corporation (and its subsidiaries) in Everett, Washington and Seaside National Bank in Orlando, Florida. He previously was a Director on the Board of Pan Pacific Bank in Fremont, California. Mr. Thompson has been a member of the Board since 2016. He graduated from Yale University with a B.A. in History and he received his M.B.A. with honors from the University of Chicago with concentrations in Finance and Accounting. Mr. Thompson is also a former 1st Lieutenant in the Armor Branch of the US Army Reserve. Mr. Thompson provides the Board with important experience and insight into the financial services industry. In connection with the purchase of our capital stock in 2014, we granted CJA Private Equity Financial Restructuring Master Fund I, LP the right to designate a director so long as it, together with its affiliates, beneficially owns at least 4.0% (four percent) of our total outstanding capital stock. Mr. Thompson is the designee of CJA Private Equity Financial Restructuring Master Fund I, LP.

Kevin Waterhouse, Director. Mr. Waterhouse is Vice President and Investment Advisor of L.M. Waterhouse & Company, a Valhalla, New York-based registered investment advisory firm. Mr. Waterhouse has worked at L.M. Waterhouse since 2009. Mr. Waterhouse previously served as First Vice President – Operations & Product Development of Waterhouse National Bank. Mr. Waterhouse is a founding organizer of Esquire Bank. Mr. Waterhouse provides the Board with a valuable perspective on general business oversight as well as on potential strategic initiatives.

Selig A. Zises, Director. Mr. Zises is a retired investor. Mr. Zises was the founder and CEO of Integrated Resources, a financial services company, from 1969 to 1988. Mr. Zises is a founding organizer of Esquire Bank. Mr. Zises’ extensive experience in the financial services industry provides the Board with an important perspective on the Bank’s business and strategic direction.

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Executive Officers who are not Directors

Eric S. Bader, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Prior to his appointment as Executive Vice President in February 2011, Mr. Bader served as our Senior Vice President, Chief Financial Officer and Treasurer since January 2009. Prior to this, Mr. Bader served as Esquire Bank’s Senior Vice President and Treasurer, since joining Esquire Bank in January 2008. Prior to joining Esquire Bank, Mr. Bader was Vice President at Goldman Sachs and served as a Vice President and Investment Officer at North Fork Bank. Mr. Bader has 17 years of experience in the financial services industry.

Ari P. Kornhaber, Executive Vice President, Director of Sales. Mr. Kornhaber has served as Director of Sales at Esquire Bank since 2013. From 2004 to 2013, Mr. Kornhaber served as National Marketing Director at Plaintiff Funding Holding, Inc. (dba LawCash). Mr. Kornhaber has spoken on the subject of financing for lawyers, law firms and their clients, and the ethics surrounding the same, at numerous seminars and conferences across the United States. After receiving his law degree from Touro Law School in New York, Mr. Kornhaber was a practicing plaintiff’s lawyer in New York City with the law firm of Pariser and Vogelman, PC and was a trial attorney for the law firm of Napoli, Kaiser and Bern, LLC, where he specialized in personal injury, medical malpractice and mass tort litigation.

Board Independence

Under the rules of the NASDAQ Capital Market, independent directors must comprise a majority of our board of directors within a specified period of time of this offering. The rules of the NASDAQ Capital Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members and our director nominee based upon the rules of the NASDAQ Capital Market and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of Mr. Sagliocca and Mr. Shields, each of our current directors is an independent director, as defined under the applicable rules. Mr. Sagliocca is not independent because he is an executive officer of Esquire Financial Holdings, Inc. and Mr. Shields is not independent because he is the executive chairman of Esquire Financial Holdings, Inc.

Election and Classification of Directors

In accordance with the terms of our charter, our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms and is divided as follows:

•	The Class I directors are Russ M. Herman, Robert J. Mitzman, Kevin C. Waterhouse, Marc Grossman and Jack Thompson. Their term will expire at the annual meeting of stockholders expected to be held in 2017.

•	The Class II directors are Janet Hill, Anthony Coelho, Richard T. Powers and Andrew J. Sagliocca. Their term will expire at the annual meeting of stockholders expected to be held in 2018.

•	The Class III directors are Dennis Shields, Selig Zises, Todd Deutsch and John Morgan. Their term will expire at the annual meeting of stockholders expected to be held in 2019.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Esquire Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2016, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Esquire Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2016, and were made in compliance with federal banking regulations.

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Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of the Company has established standing committees, including an Audit Committee, Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Oversight Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. The Audit Committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit and risk assessment function and independent auditors. Among other things, the Audit Committee:

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, audit fees and financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	oversees investigations into complaints concerning financial matters, if any;

•	reviews related party transactions as required; and

•	annually reviews the Audit Committee charter and the committee’s performance.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ Capital Market for Audit Committees and at least one of its members is an “audit committee financial expert.” The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter will be available on our website at www.esquirebank.com.

Compensation Committee. The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•	evaluates compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer and other executive officers in accordance with those objectives;

•	reviews and oversees compensation and benefit plans;

•	recommends to the board of directors compensation for directors;

•	prepares the Compensation Committee report required by SEC rules to be included in our annual report; and

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•	annually reviews the Compensation Committee charter and the committee’s performance.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ Capital Market. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter will be available on our website at www.esquirebank.com.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the Corporate Governance and Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. Among other things, the Corporate Governance and Nominating Committee:

•	identifies qualified individuals to be directors consistent with the criteria approved by the board of directors and recommending director nominees to the full board of directors;

•	reviews the structure of the committees of the board of directors;

•	develops and recommends procedures for reviewing shareholder recommendations for director nominees;

•	develops the Company’s code of business conduct and ethics;

•	oversees management succession planning;

•	leads the board of directors in its annual performance review;

•	develops and recommends corporate governance guidelines; and

•	annually reviews the Corporate Governance and Nominating Committee’s charter and the committee’s performance.

The Corporate Governance and Nominating Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ Capital Market. The written charter for our Corporate Governance and Nominating Committee will be available on our website at www.esquirebank.com.

Strategic Oversight Committee. The Strategic Oversight Committee is responsible for oversight of strategic planning, capital planning, contingency planning and new product planning. Among other things, the Strategic Oversight Committee:

•	reviews Esquire Bank’s Strategic Business and Capital Plan on a continual basis and provide recommendations to the Board for modifications as deemed necessary, based on:

o	changing needs of Esquire Bank stakeholders;

o	changes in Esquire Bank’s external environment;

o	changes in Esquire Bank’s internal situation that may affect the strategy of Esquire Bank;

o	the need to ensure continued alignment of the strategy with the Board’s preferred risk profile for Esquire Bank; and

o	regulatory requirements and considerations;

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•	monitors management’s compliance with the requirements of the Strategic Business and Capital Plan;

•	reviews new products, services or lines-of-business; and

•	ensures that proper processes, personnel and control systems are in place to monitor implementation and adherence to the Strategic Business and Capital Plan and the operating goals and objectives contained therein.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to Corporate Secretary, Esquire Financial Holdings, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753.

If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

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EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

Our named executive officers, which consist of our executive chairman, principal executive officer and the Company’s two other most highly compensated executive officers, are:

•	Dennis Shields, Executive Chairman of the Board

•	Andrew C. Sagliocca, President, Chief Executive Officer and Director

•	Eric S. Bader, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

•	Ari P. Kornhaber, Executive Vice President and Director of Sales

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2016 and 2015 for each of our named executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Dennis Shields	2016	$445,096	$100,000	—	$366,415	$6,580	$918,091
Executive Chairman	2015	$233,654	$100,000	—	$465,252	$114	$799,020

Andrew C. Sagliocca	2016	$426,000	$100,000	—	$210,283	$35,146	$771,429
Director, President and Chief Executive Officer	2015	$311,538	$100,000	—	$87,234	$25,374	$524,146

Eric S. Bader	2016	$363,077	$100,000	—	$105,141	$26,805	$595,023
Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2015	$311,538	$75,000	—	$58,157	$20,090	$464,785

Ari P. Kornhaber	2016	$363,061	$100,000	—	$105,141	$51,805	$620,007
Executive Vice President and Director of Sales	2015	$311,538	—	—	$29,077	$120,090	$460,705

(1)	These amounts represent the aggregate grant date fair value for outstanding stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of stock options are described in Note 4 of the Notes to the Interim Condensed Consolidated Financial Statements and see Note 9 of the Notes to the Consolidated Financial Statements. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value shown above.
(2)	The amounts in this column represent all other compensation not reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000. This column consists of medical, dental, vision disability, life, AD&D, car allowances or other benefits, and for Mr. Kornhaber, it also consists of sales commissions.

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Employment Agreements

The Company and Bank have jointly entered into employment agreements with Dennis Shields, our Executive Chairman and Andrew C. Sagliocca, our President and Chief Executive Officer, each with an initial term of three years and have also entered into employment agreements with Eric Bader, our Executive Vice President and Chief Financial Officer, and with Ari Kornhaber, our Executive Vice President and Director of Sales, each with an initial term of two years. The agreements provide for daily automatic extensions, unless the executives’ are provided with written notice of the discontinuance of such automatic extensions by the Company’s or Bank’s Board of Directors at any time by delivery of a written notice to such executive in accordance with the procedures set forth in the agreement, in which event the agreement shall expire at the end of 36 months (24 months with respect to Mr. Bader’s and Kornhaber’s agreement) following the date of the non-extension notice. Under the employment agreements, the 2017 base salary for Messrs. Shields, Sagliocca, Bader, and Kornhaber is $475,000, $475,000, $400,000 and $400,000, respectively. The base salaries are reviewed at least annually and may be increased but not decreased. In addition to the base salary, each agreement provides that the executive will receive all benefits provided to full-time employees of the Company or Bank, including among other things, bonus plans, retirement plans, pension plans and fringe benefits applicable to executive personnel, including guaranteed stock-based awards, in the case of Mr. Shields, equal to not less than 25% of the each type of awards granted under the plan; in the case of Mr. Sagliocca, of no less than the greater of (i) 12.5% of the total number of such type of awards granted for such calendar year to all persons under all such Stock Plans, or (ii) 50% of the total number of such type of awards granted for such calendar year to the Company’s Executive Chairman under all such Stock Plans; and in the case of Mr. Bader and Mr. Kornhaber, not less than 50% of the total number of such awards granted to the Chief Executive Officer. Additionally, under the agreements, the executives will receive monthly automobile allowances and a life insurance policy in an amount equal to at least three (3) times, in the case of Messrs. Shields and Sagliocca, and two (2) times, in the case of Messrs. Bader and Kornhaber, of the executive’s average (i) base salary and (ii) bonus payable under the bonus plan for the prior two full calendar years.

The agreements permit the Company or Bank to terminate the executive’s employment for cause (as defined in the agreement) at any time. In the event the we choose to terminate an executive’s employment (i) for reasons other than for cause, his death or disability or his retirement (as defined in the agreement), (ii) in the event of the executive’s resignation from the Company or Bank for “good reason” upon (a) failure to be reappointed to his current office, (b) a material change in his functions, duties or responsibilities, (c) the liquidation or dissolution of the Company or Bank, or (d) a breach of the agreement by the Company or Bank, then in any such event, the executive, or in the event of death, his beneficiaries, would be entitled to receive a cash severance payment. The cash severance payment would be an amount equal to (A) the greater of: (i) his base salary payable during the remaining term of the agreement or (ii) 100% of his base salary as of the termination date, plus (B) the dollar amount of his bonus paid to the executive for the most recently completed calendar year multiplied by the greater of (i) the number of full and partial years in the remaining term of the agreement or (ii) one (1). In addition, each executive would be entitled to continue to receive for a period of eighteen (18) months (the “COBRA period”) continuing medical and dental insurance coverage provided to former employees of the Company or Bank at no cost to executive. Each executive also will be entitled to a lump sum cash payment payable within 30 days following his termination equal to the sum of the estimated cost of medical and dental coverage from the last day of the COBRA period through the remaining term of the agreement plus the expense of converting his Company-paid life insurance to an individual life insurance policy.

In the event that after the occurrence of a change in control, one of the executive’s employment is (i) involuntarily terminated within 24 months (other than for Cause), (ii) terminated by him for good reason within 24 months, or (iii) terminated by him for any reason (other than good reason) within 12 months, then the Company or Bank will pay him a cash payment equal to 299% of his average annual compensation in the case of Messrs. Shields and Sagliocca (200% in the case of Messrs. Bader and Kornhaber) over the five most recently completed calendar years. For these purposes, annual compensation shall include his base salary, any other taxable income, including the income recognized on the vesting of restricted stock or exercise of stock options, commissions, bonuses (whether paid or accrued), as well as retirement benefits, director or committee fees and fringe benefits paid or to be paid during any such year, amounts paid to the profit sharing plan or employee stock ownership plan, if any, and other retirement contributions or benefits, including to any tax-qualified plan (whether or not taxable) made or accrued on behalf of executive. Such payment will be made to him within 30 days following his termination of employment. In addition, each executive will be entitled to the same continuation of health care coverage provided in the immediately preceding paragraph, as well as the cash lump sum payment to equal to the estimated cost of his and his family’s medical and dental coverage from the last day of the COBRA period through the remaining term of the agreement plus the expense

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of converting his Company-paid life insurance to an individual life insurance policy. If the payment and benefits payable to an executive following a change in control would result in an excess parachute and excise taxes payable by the executive, the Company and or Esquire Bank will promptly pay or reimburse the executive for such taxes, as well as any other federal, state or local taxes that result from the Company’s or Bank’s payment of such taxes.

In exchange for Esquire Bank’s and Company’s promises under the employment agreements, each executive agrees that in the event of his termination under the employment agreement, other than due to disability or a change in control, he agrees that for a period of one year following such termination he will not compete with, or solicit employees or customers, suppliers vendors of the Company or Esquire Bank to terminate, reduce, limit or change their business relationship with the Company or Esquire Bank, and further will not disclose confidential information or disparage the Company or Bank.

Incentive Compensation Plans

2007 Stock Option Plan. At the May 23, 2007 annual meeting, the stockholders of Esquire Bank approved the Esquire Bank 2007 Stock Option Plan. Under this plan, directors and key principal officers of Esquire Bank, and other persons designated by the Compensation Committee, are eligible to participate in the 2007 Stock Option Plan. Pursuant to the 2007 Stock Option Plan, grants may be made of the following: (i) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, which may only be granted to employees of Esquire Bank; and (ii) options that do not so qualify (“nonstatutory options”), which may be granted to nonemployee directors, officers and other employees, and others. In connection with Esquire Bank’s reorganization as the wholly-owned subsidiary of the Company in 2011, the 2007 Stock Option Plan was assumed by the Company.

The 2007 Stock Option Plan reserves 270,000 shares of the Company common stock for issuance to the employees, directors of Esquire Bank and others through the grants of stock options. Options to purchase 262,500 shares of the Company’s common stock have been granted to officers, directors and others.

Under the 2007 Stock Option Plan, unless the Compensation Committee determines otherwise, all option grants vest over a 5-year time period, with 20% of the grant vesting per year commencing one year after the date of grant. The Committee shall determine the term during which each option may be exercised, but in no event shall either a non-statutory option or an incentive stock option be exercisable in whole or in part more than 10 years from the date of grant.

Upon the termination of employment or termination of an outside director’s service from the Board of Directors for any reason other than death, disability, a change in control, or termination for cause, in each case as defined in the 2007 Stock Option Plan, an optionee’s stock options will be exercisable only as to those shares that were immediately exercisable by such individual at the date of termination and only for a period of three (3) months following termination. In the event of termination for cause all rights under the participant’s stock options shall expire upon termination. Upon termination of employment or from service on the Board of Directors, due to death, disability or following a change in control, all stock options, whether or not exercisable at such time, will be exercisable for a period of one (1) year following the date of termination of employment or board service. In certain circumstances, incentive stock options will cease to be treated as such if exercised more than three months after the optionee ceases to perform services for Esquire Bank. The maximum number of shares that may be subject to all awards granted to any one employee of Esquire Bank is 67,500. The maximum aggregate number of shares that may be awarded pursuant to the exercise of incentive stock options is 67,500.

Generally, all incentive stock options granted under the Stock Option Plan will be nontransferable except by will or in accordance with the laws of descent and distribution or pursuant to a domestic relations order, except as otherwise permitted by the Committee. The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 2007 Stock Option Plan upon the participant’s death.

Shares as to which awards may be granted under the 2007 Stock Option Plan, and shares then subject to awards, will be adjusted by the Committee in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, pro rata return of capital, stock split or other change in the corporate structure of Esquire Bank or other increases or decreases in the number of shares outstanding without the receipt or payment of consideration by Esquire Bank.

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2011 Stock Compensation Plan. On May 26, 2011, the stockholders of the Company approved its 2011 Stock Compensation Plan. The 2011 Stock Compensation Plan authorizes the issuance of up to 404,607 shares of Company common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock unit awards to officers, employees, directors and consultants of the Company and Esquire Bank. On August 26, 2015, the stockholders of the Company approved of an amendment to the Company’s 2011 Stock Compensation Plan to authorize 350,000 additional shares for issuance under that plan. Options to purchase 750,545 shares of common stock have been granted to officers, directors and others as of the date of this document and 4,062 shares remain available for grant under the 2011 Stock Compensation Plan.

The 2011 Stock Compensation Plan is administered by the members of the Compensation Committee of the Board of the Company, which has authority to make grants under the plan and to determine the types of awards and the number of shares of stock subject to any award, in its discretion. The Compensation Committee has full and exclusive power within the limitations set forth in the 2011 Stock Compensation Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; and interpreting and otherwise construing the 2011 Stock Compensation Plan.

Employees, directors, officers and consultants of the Company or its subsidiaries are eligible to receive awards under the 2011 Stock Compensation Plan, except that non-employees may not be granted incentive stock options.

The Compensation Committee may, in its discretion, grant any or all of the types of awards described in the 2011 Stock Compensation Plan to eligible participants. The Compensation Committee will, in its discretion, determine the types of awards made and establish other terms and conditions applicable to the award. Each award granted under the 2011 Stock Compensation Plan may be evidenced by an award agreement approved by the Committee, which sets forth the terms and conditions of the award, including vesting and specific performance goals or measures established in connection with each award.

The Committee may determine the type of award and the terms and conditions of each award under the 2011 Stock Compensation Plan. Awards under the 2011 Stock Compensation Plan will be either awards that (i) vest over a period of years (or immediately) and do not contain specific performance measures for vesting to occur, or (ii) awards that are based on performance measures. Awards also may be granted in any combination determined by the Committee, consisting of stock options, restricted stock awards and restricted stock unit awards.

In connection with any award, the Compensation Committee may grant a tax gross-up right to the holder of an award to reimburse the holder with the taxes that may be due and payable under Section 280G of the Internal Revenue Code of 1986, as amended, as a result of the vesting of an award upon the occurrence of a change in control.

If the right to become vested in an award under the 2011 Stock Compensation Plan is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Committee and evidenced in the award agreement. Unless otherwise specified in an award agreement, the vesting period for an award of restricted stock shall be three years with respect to an outside director and five years with respect to an officer or an employee.

The vesting date of performance-based awards is the date on which all the performance measures are attained and the performance period is concluded. Any unvested performance-based awards for which the performance measures are not satisfied will be forfeited without consideration. Unless otherwise provided to the contrary in an award agreement, each stock option, restricted stock award or restricted stock unit granted under the 2011 Stock Compensation Plan shall vest immediately upon the employee or director’s death, disability or retirement.

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service for any reason other than disability, retirement or death or termination for cause, then (i) any stock options shall be exercisable only as to those awards that were vested on the date of termination of service and only for a period of three months following termination, and (ii) any restricted stock awards and other awards that have not vested as of the date of termination of service shall expire and be forfeited.

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In the event of termination for cause, any awards that have not vested, or have vested but have not been exercised (in the case of stock options) shall expire and shall be forfeited. Unless otherwise provided in an award agreement, upon termination of service due to death, disability or retirement, all stock options shall be exercisable as to all shares subject to an outstanding award, whether or not then exercisable, and all other awards shall become fully vested at the date of termination of service. Stock options may be exercised for a period of one year following such termination of service. Under the Code, no stock option shall be eligible for treatment as an incentive stock option in the event such option is exercised more than one year following termination of service due to disability, and in order to obtain incentive stock option treatment by heirs or devisees of the stock option holder, the stock option holder’s death must have occurred while employed or within three months of termination of service.

Upon the occurrence of a change in control (as defined in the 2011 Stock Compensation Plan) of the Company, the Committee and the Board of Directors may provide that all stock options shall be assumed or equivalent options shall be substituted by the acquiring corporation, or that the holders of the stock options shall receive a cash payment for each stock option surrendered equal to the difference between the cash consideration paid by the acquiring corporation and the exercise price of each option.

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all outstanding options then held by a participant will become fully exercisable and all restricted stock awards and restricted stock unit awards shall be fully earned and vested. In addition, any performance measure attached to an award under the 2011 Stock Compensation Plan shall be deemed satisfied as of the date of the change in control.

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Outstanding Equity Awards at Fiscal Year End

The following table shows stock options outstanding for each of our named executive officers as of December 31, 2016.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dennis Shields	06/28/2007	13,500	—	10.00	06/28/2017
	08/01/2014	4,000	6,000	12.50	08/01/2024
	09/01/2015	28,456	113,823	12.50	09/01/2025
	09/01/2016	—	101,500	12.50	09/01/2026
Andrew C. Sagliocca	06/28/2007	25,000	—	10.00	06/28/2017
	01/04/2010	27,000	—	12.50	01/04/2020
	08/01/2014	4,000	6,000	12.50	08/01/2024
	09/01/2015	5,335	21,342	12.50	09/01/2025
	09/01/2016	—	58,250	12.50	09/01/2026
Eric S. Bader	02/01/2008	5,000	—	10.00	02/01/2018
	01/04/2010	20,000	—	12.50	01/04/2020
	08/01/2014	2,620	3,930	12.50	08/01/2024
	09/01/2015	3,557	14,228	12.50	09/01/2025
	09/01/2016	—	29,125	12.50	09/01/2026
Ari P. Kornhaber	08/01/2014	4,000	6,000	12.50	08/01/2024
	09/01/2015	1,778	7,114	12.50	09/01/2025
	05/02/2016	—	7,500	12.50	05/02/2026
	09/01/2016	—	29,125	12.50	09/01/2026

(1)	All awards vest in 20% increments on the first, second, third, fourth and fifth anniversary of the date of grant.

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Director Compensation

The following table sets forth for the year ended December 31, 2016 certain information as to total compensation paid to non-employee directors. Messrs. Shields and Sagliocca do not receive any additional compensation for service on our board of directors and Esquire Bank’s board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Total ($)
Anthony Coelho	18,250	—	72,200	90,450
Todd Deutsch	28,000	—	—	28,000
Marc Grossman	9,750	—	27,075	36,825
Russ M. Herman	25,500	—	72,200	97,700
Janet Hill	7,500	—	27,075	34,575
Robert J. Mitzman	9,750	—	72,200	81,950
John Morgan	6,750	—	27,075	33,825
Richard T. Powers	32,000	—	—	32,000
Jack Thompson (3)	1,500	—	—	1,500
Kevin C. Waterhouse	29,250	—	9,025	38,275
Selig Zises	33,750	—	—	33,750

(1)	These amounts represent the aggregate grant date fair value for outstanding stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of stock options are described in Note 4 of the Notes to the Interim Condensed Consolidated Financial Statements and see Note 9 of the Notes to the Consolidated Financial Statements. The actual value, if any, realized by a director from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value shown above.
(2)	At December 31, 2016, Messrs. Coelho, Deutsch, Herman, Mitzman, Powers, Waterhouse and Zises held 42,231, 20,000, 49,231, 51,231, 59,778, 20,392 and 66,801 outstanding stock options, respectively.
(3)	Mr. Thompson was appointed to the board of directors of the Company and Esquire Bank effective September 2016.

Director Fees

Board members of the Company receive fees for board and committee meetings attended in person. Board members receive $1,500 for each Board meeting, $750 for each telephonic Board Meeting, and $1,000 for each committee meeting attended.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2016, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or Esquire Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Esquire Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by Esquire Bank to its executive officers, directors and principal stockholders).

Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent stockholders and the immediate family members of these persons. Related party transactions will be referred for approval or ratification to our audit committee. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Banking Relationships

On September 30, 2016, the Company purchased a $265,000 participation interest (53%) in a loan that was originated by an entity in which Dennis Shields, a director and executive officer of the Company, is a principal stockholder. The underlying loan was for the working capital needs of a law firm. The purchase of the loan participation was approved by our Directors Loan Committee and our Corporate Governance Committee, without the participation or vote of Mr. Shields. The loan and the Company’s participation therein has been repaid in full prior to December 31, 2016.

In 2016, Esquire Bank made a $500,000 loan to a third-party borrower the proceeds of which were used to lend additional monies to a limited liability company controlled by Plaintiff Funding Holding, Inc. (DBA LawCash). Mr. Zises, a director of the Company, and Mr. Shields, an executive officer and a director of the Company, are each principal stockholders of LawCash, and Mr. Shields is the Chief Executive Officer of LawCash. The loan was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and in the opinion of management does not involve more than a normal risk of collectability, nor does it present other unfavorable features. The loan was approved by the Directors Loan Committee and Corporate Governance Committee, without participation or vote of Messrs. Shields or Zises. As of March 31, 2017, the loan was being paid as agreed.

We have engaged, and expect to engage in the future, in banking transactions in the ordinary course of business with directors, officers, principal stockholders and their associates and/or immediate family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to us and that do not involve more than the normal risk of collectability or present other unfavorable features.

At March 31, 2017, the aggregate amount of extensions of credit to our directors, executive officers, principal stockholders and their associates was $7.2 million, or approximately 13.5% of our total equity. At March 31, 2017, unfunded commitments totaled $60,000.

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PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of May 23, 2017 regarding the beneficial ownership of our common stock, and as adjusted to reflect the completion of this offering:

•	each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person's name.

The percentage of beneficial ownership is based on 5,057,030 shares of our common stock outstanding as of May 23, 2017 and [•] shares to be outstanding after the completion of this offering (or [•] shares if the underwriter exercises its purchase option in full), in each case including [•] shares of restricted stock awarded under our stock incentive plan but not vested as of such date.

Unless otherwise indicated, the address for each listed stockholder is: c/o Esquire Financial Holdings, Inc., 100 Jericho Quadrangle, Suite 100, Jericho, New York 11753.

	Shares Beneficially Owned as of May 23, 2017				Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number of Shares		Percent	Shares to be Sold in the Offering	Number of Shares(7)	Percent, assuming no exercise of underwriter’s purchase option	Percent, assuming full exercise of underwriter’s purchase option
Directors:
Dennis Shields	156,356	(1)	3.1%
Selig A. Zises	242,480	(2)	4.8%
Todd Deutsch	44,000	(3)	*
John Morgan	63,380	(4)	1.3%
Russ M. Herman	51,466	(5)	1.0%
Robert J. Mitzman	83,208	(6)	1.6%
Kevin C. Waterhouse	104,378	(7)	2.1%
Marc Grossman	10,000		*
Janet Hill	80		*
Richard T. Powers	62,356	(8)	1.2%
Anthony Coelho	44,446	(9)	*
Andrew C. Sagliocca	86,335	(10)	1.7%
Jack Thompson	497,895	(11)	9.8%

Named Executive Officers (not identified above):
Eric S. Bader	31,177	(12)	*
Ari P. Kornhaber	10,278	(13)	*

All directors and executive officers as a group (15 persons total)	1,487,835		28.2%

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5% Stockholders:
CJA Private Equity Financial Restructuring Master Fund I, LP c/o Gapstow Capital Partners 654 Madison Avenue, Suite 601 New York, New York 10065	497,815	9.8%
Wolfson Equities, LLC One State St. Plaza New York, New York 10004	320,000	6.3%

Selling Stockholders:
[•]

*	Less than 1%
(1)	Includes presently exercisable options to purchase 45,956 shares of the Company’s common stock. Mr. Shields has sole voting and investment power over 93,400 shares and shared voting and investment power over 12,000 shares. Mr. Shields’ wife has sole voting and investment power over 5,000 shares.
(2)	Includes presently exercisable options to purchase 20,560 shares of the Company’s common stock.
(3)	Includes presently exercisable options to purchase 4,000 shares of the Company’s common stock. Mr. Deutsch has sole voting and investment power over 40,000 shares.
(4)	Mr. Morgan has sole voting and investment power over 80 shares and shared voting and investment power over 63,300 shares.
(5)	Includes presently exercisable options to purchase 11,446 shares of the Company’s common stock.
(6)	Includes presently exercisable options to purchase 13,446 shares of the Company’s common stock. Mr. Mitzman has sole voting and investment power over 64,762 shares and shared voting and investment power over 5,000 shares.
(7)	Includes presently exercisable options to purchase 10,778 shares of the Company’s common stock. Mr. Waterhouse has sole voting and investment power over 18,000 shares and shared voting and investment power over 75,600 shares.
(8)	Includes presently exercisable options to purchase 4,356 shares of the Company’s common stock. Mr. Powers has shared voting and investment power over 58,000 shares.
(9)	Includes presently exercisable options to purchase 4,446 shares of the Company’s common stock. Mr. Coelho has shared voting and investment power over 40,000 shares.
(10)	Includes presently exercisable options to purchase 61,335 shares of the Company’s common stock. Mr. Sagliocca has sole voting and investment power over 4,000 shares and shared voting and investment power over 21,000 shares.
(11)	Mr. Thompson has sole voting and investment power over 80 shares. Mr. Thompson is a member of CJA Private Equity Financial Restructuring GP I Ltd., the general partner of CJA Private Equity Financial Restructuring Master Fund I, LP, which holds an additional 497,815 shares of the Company’s common stock and 66,985 shares of the Company’s Series B Preferred Stock. CJA Private Equity Financial Restructuring GP I Ltd. has designated all voting rights to CJA Private Equity Financial Restructuring Master Fund I, LP’s Investment Manager, Gapstow Capital Partners. Mr. Thompson is an employee of Gapstow Capital Partners.
(12)	Includes presently exercisable options to purchase 31,177 shares of the Company’s common stock.
(13)	Includes presently exercisable options to purchase 5,778 shares of the Company’s common stock and options exercisable within 60 days to purchase 1,500 shares of the Company’s common stock.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights of our capital stock and related provisions of our articles of incorporation and bylaws. This discussion may not contain all of the information regarding our capital stock that is important to you. Reference is made to the more detailed provisions of our articles of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital consists of 15,000,000 shares of common stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value. At March 31, 2017, there were 5,003,030 shares of common stock outstanding and 66,985 shares of our Series B Preferred Stock outstanding. All issued and outstanding shares at that date were, and the shares of common stock to be issued upon completion of this offering will be, fully paid and nonassessable. Immediately following the completion of this offering, we will have [•] shares of common stock outstanding (assuming the underwriter does not exercise its option to purchase any additional shares) and 66,985 shares of Series B Preferred Stock outstanding. Also, as of [•], options to purchase [•] shares of our common stock held by our employees, officers and directors under our 2007 Stock Option Plan and our 2011 Stock Compensation Plan were outstanding.

Common Stock

Voting Rights. All voting rights are vested in the holders of our common stock, subject to the issuance of preferred stock with voting rights. Any issuance by our preferred stock with voting rights following the offering may affect the voting rights of the holders of common stock. Except as discussed below in “—Restrictions on Acquisition of Esquire Financial Holdings,” each holder of common stock will be entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Dividends. Holders of our common stock will be entitled to receive and share equally in such dividends as the board of directors of the Company may declare out of funds legally available for such payments. If the Company issues preferred stock following the offering, holders of such stock may have a priority over holders of common stock with respect to the payment of dividends. We may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The holders of common stock of the Company will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If the Company issues additional shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Liquidation or Dissolution. In the event of a liquidation or dissolution of the Company, holders of our common stock and any participating preferred stock will be entitled to receive, after payment or provision for payment of all of our debts and liabilities and the preferential rights of, and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock, all of our assets available for distribution. If we issue preferred stock following the offering, holders of such stock may have a senior interest over holders of common stock in such a distribution.

No Preemptive or Redemption Rights. Holders of our common stock will not have any preemptive rights or redemption rights with respect to any shares of our capital stock that may be issued. Certain of our stockholders are parties to subscription agreements with the Company in connection with previous private placement offerings that provide those stockholders with preemptive rights to purchase securities issued by the Company. However, such preemptive rights do not apply to this offering and will terminate upon completion of this offering.

Exchange Rights. We have agreed to provide the holder of our Series B Preferred Stock with the right to exchange its shares of common stock for additional shares of preferred stock in order to reduce its beneficial ownership of voting common stock to 4.95% of the Company’s total outstanding voting common stock.

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Registration Rights. We have agreed to provide the holder of our Series B Preferred Stock with the right to include its common shares in a registration statement that we are otherwise filing. The “piggyback” registration rights granted to the holder of our Series B Preferred Stock will apply at the time of this offering. Following our initial public offering, to the extent the holder of our Series B Preferred Stock remains a holder of our common stock or our Series B Preferred Stock, it may exercise its “piggyback” registration rights in connection with future offerings of our common stock, other than registration statements filed on Forms S-4 or S-8.

Preferred Stock

None of the shares of the Company’s authorized preferred stock will be issued as part of the offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Series B Preferred Stock

Voting Rights. The holder of our Series B Preferred Stock has no voting rights, except as may be provided for under the MGCL.

Dividends. The holder of our Series B Preferred Stock is entitled to receive ratable dividends when dividends are concurrently declared and payable on the shares of common stock.

Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company or proceeds thereof (whether capital or surplus) remaining available for distribution to stockholders of the Company after payment in full of all claims of creditors of the Company and all amounts due on any preferred stock or other securities of the Company that are superior and prior in rank to the common stock and the Series B Preferred Stock will be distributed to the holders of the common stock and the Series B Preferred Stock pro rata based, respectively, on the number of shares of common stock outstanding at such time and the number of shares of common stock into which the Series B Preferred Stock outstanding at such time is then convertible.

Preemptive or Redemption Rights. The holder of our Series B Preferred Stock currently has preemptive rights that allow such stockholder to maintain its percentage ownership in our common stock in the event the Company issues any additional common shares in a subsequent offering. However, such preemptive rights do not apply to this offering and will terminate upon completion of this offering.

Conversion and Transfer Rights. The shares of Series B Preferred Stock are not convertible into common stock by the holder or any affiliate of such holder and may only be transferred by the holder or such affiliate (i) to an affiliate of such holder, (ii) to the Company, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (v) to a transferee that would control more than 50% of the voting securities of the Corporation without any transfer from the initial holder or any affiliate of such initial holder.

However, we may agree to permit the holder of our Series B Preferred Stock to exchange shares of preferred stock for shares of our common stock in order to allow it to maintain its percent ownership of the outstanding common stock of the Company. Additionally, if at any time any Series B Preferred Stock held by the holder are transferred to any person other than an affiliate of the holder pursuant to either: (i) in a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company; or (iii) a transferee that would control more than 50% of the voting securities of the Company without any transfer from the initial holder or any affiliate of such initial holder, such shares would immediately and without further action on the part of any person convert automatically to common shares, on a one for one basis, subject to compliance with the requirements of any federal banking regulators with respect to restrictions on the transfer of non-voting shares.

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In addition, the holder of our Series B Preferred Stock has the right to exchange its shares of common stock for additional shares of preferred stock in order to reduce its ownership of voting common stock to 4.95% of the Company’s total outstanding voting common stock.

Registration Rights. We have agreed to provide the holder of our Series B Preferred Stock with the right to include its common or preferred shares in a registration statement that we are otherwise filing. The “piggyback” registration rights granted to the holder of our Series B Preferred Stock will apply at the time of this offering. Following our initial public offering, to the extent the holder of our Series B Preferred Stock remains a holder of our common stock or our Series B Preferred Stock, it may exercise its “piggyback” registration rights in connection with future offerings of our common stock, other than registration statements filed on Forms S-4 or S-8.

Restrictions on Acquisition of Esquire Financial Holdings

The following is a general summary of the material provisions of our Articles of Incorporation and Bylaws and the MGCL that may have an “anti-takeover effect.” Such provisions might discourage future takeover attempts by impeding efforts to acquire us or stock purchases in furtherance of such an acquisition.

Authorized Shares of Capital Stock. Our Articles of Incorporation authorizes the issuance of up to 15,000,000 shares of common stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value. Shares of preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of our common stock, could represent additional capital required to be purchased by an acquiror. Issuance of such additional shares may also dilute the voting interest of our stockholders.

Generally, Esquire Financial Holdings is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of the Company. The board of directors has no present plan or understanding to issue any preferred stock.

Directors. The Board of Directors is classified into three classes, one of which is elected each year for a three year term. Also, for so long as CJA Private Equity Financial Restructuring Master Fund I, LP beneficially owns at least 4.0% of the total outstanding capital stock of Esquire Financial Holdings, Esquire Financial Holdings shall use its reasonable best efforts to cause one person nominated by CJA Private Equity Financial Restructuring Master Fund I, LP to be elected to serve on the Board of Directors of Esquire Financial Holdings and Esquire Bank. A director may be removed from office at any time, for any reason by the majority vote of the holders of the then-outstanding capital stock of Esquire Financial Holdings entitled to vote generally in the election of directors voting together as a single class. These provisions may make it more difficult to remove a director, and may it more difficult for an acquiror to acquire control of the company without negotiating with the Board of Directors, and may therefore have an anti-takeover effect.

Actions by Stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the board of directors, the President, or the Secretary at the written request of the holders of at least a majority of all shares entitled to vote. The Bylaws provide that notice of stockholder proposals for new business to be considered at an annual meeting must be submitted, in general, not less than ten or more than 90 days before the meeting.

In general, our Articles of Incorporation may be amended in the manner prescribed under Maryland law. The Board of Directors may amend the Articles of Incorporation, without further stockholder action, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Esquire Financial Holdings has authority to issue. No proposed amendment or repeal of any provision of the Articles of Incorporation may be submitted to stockholders unless the Board of Directors has (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of stockholders. The amendment or repeal of any provision of the Articles of Incorporation shall be approved by at least a majority vote.

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Limitation of Director and Officer Liability; Indemnification. As permitted by the MGCL, our Articles of Incorporation eliminate the liability of directors and officers to Esquire Financial Holdings or its stockholders to the fullest extent permitted by law. The MGCL provides that the liability of a director or officer in a proceeding brought by or in the right of stockholders, or on behalf of stockholders may be eliminated, except that the liability of a director or officer may not be eliminated if the officer or director received an improper benefit or profit, or if a judgment against the director or officer is based on a finding that such person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against such person.

Our Articles of Incorporation provide that to the full extent permitted by the MGCL and other applicable law, Esquire Financial Holdings shall indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and the Board of Directors may contract in advance to indemnify any director or officer. The MGCL provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The MGCL further provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The Board of Directors may also indemnify an employee or agent of the corporation who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the corporation.

Dissenters’ Rights of Appraisal.  Under our Articles of Incorporation, stockholders of the Company will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which the Company is a party.

Listing and Trading

Our common stock is currently not listed on any securities exchange. We have applied to have our common stock approved for listing on the NASDAQ Capital Market under the symbol “ESQ.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have [•] shares of common stock outstanding. Of these shares, [•] shares of our common stock (or [•] shares if the underwriter exercises its purchase option in full) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining [•] shares of our common stock (or [•] shares if the underwriter exercises its purchase option in full) outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the contractual 180-day lock-up period described below, [•] of these shares will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to volume and other offering limitations).

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately [•] shares immediately after this offering (or approximately [•] shares if the underwriter exercises its purchase option in full); or

•	the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Registration Rights

We have agreed to provide the holder of our Series B Preferred Shares with the right to include its common or preferred shares in a registration statement that we are otherwise filing. The “piggyback” registration rights granted to the holder of our Series B Preferred Shares will apply at the time of this offering. Following our initial public offering, to the extent the holder of our Series B Preferred Shares remains a holder of our common stock or our Series B Preferred Shares, it may exercise its “piggyback” registration rights in connection with future offerings of our common stock, other than registration statements filed on Forms S-4 or S-8.

Registration Statement on Form S-8

In connection with or as soon as practicable following the completion of this offering, we intend to file a registration statement with the SEC on Form S-8 to register an aggregate of approximately [•] shares of our common stock reserved for future issuance under our equity incentive plans, as described further under “Executive Compensation—Incentive Compensation Plans.” That registration statement will become effective upon filing and

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shares of common stock covered by such registration statement will be eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates) subject to the lock-up agreements described below.

Lock-up Agreements

We, the selling stockholders and each of our directors and executive officers and certain other persons have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Sandler O’Neill & Partners, L.P. See “Underwriting.” The underwriter does not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain material United States federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of our common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. This section dSoes not consider state, local, estate or foreign tax consequences, nor does it address tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment). Investors should consult their tax advisors concerning the U.S. federal income tax consequences in light of their own specific situation, as well as consequences arising under other federal tax laws (such as the federal estate, gift or Medicare tax laws) and the laws of any other taxing jurisdiction.

As used herein, a “U.S. holder” is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is an individual, corporation, estate or trust that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as controlled foreign corporations, passive foreign investment companies, expatriated entities subject to Section 7874 of the Code, and, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

Distributions with respect to our common stock will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Except as described below, if you are a non-U.S. holder of our shares, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or another payor:

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•	A valid Internal Revenue Service Form W-8BEN or, in the case of a foreign entity stockholder, an IRS Form W-8BEN-E (or an acceptable substitute form) upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	In the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), a valid Internal Revenue Service Form W-8IMY or other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, or, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	You are a non-United States person, and

•	The dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or Redemption

If you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless the gain is “effectively connected” with your conduct of a trade or business in the United States or the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition to subjecting you to United States taxation on a net income basis. In certain circumstances, redemption of our stock will be characterized as a dividend for United States income tax purposes and will be taxed under the rules described in the preceding section.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN or, in the case of a foreign entity stockholder, Form W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder

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on Form W-8BEN or, in the case of a foreign entity stockholder, Form W-8BEN-E (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Currently, the back-up withholding tax rate is 28%. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against the non-U.S. holder’s United States federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the Internal Revenue Service. Moreover, certain penalties may be imposed by the Internal Revenue Service on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult with their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Recent Legislation Relating to Foreign Accounts

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, FATCA), a 30% withholding tax may be imposed on distributions of dividends and payments of gross proceeds from the sale or other disposition of our common stock made to a "foreign financial institution" or a "non-financial foreign entity" (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary. To avoid such withholding, in the case of a foreign financial institution, the foreign financial institution must undertake certain diligence and reporting obligations and, in the case of a non-financial foreign entity, the non-financial foreign entity must either certify it does not have any "substantial United States owners" (as defined in the Code) or furnish identifying information regarding each substantial United States owner and satisfy certain other requirements, unless the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "U.S. persons" or "U.S.-owned foreign entities" (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. A foreign financial institution generally certifies compliance with these requirements on a valid Internal Revenue Service Form W-8BEN-E. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

If the payee is a non-financial foreign entity, it generally provides the required certification on a valid Internal Revenue Service Form W-8BEN-E. Foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules.

These withholding taxes would be imposed on dividends paid with respect to our common stock to foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. However, under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will not apply to payments of gross proceeds from the sale or other disposition of our common stock before January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

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UNDERWRITING

We, the selling stockholders and the underwriter named below will enter into an underwriting agreement with respect to the shares of common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase, and we and the selling shareholders, collectively, have agreed to sell, the number of shares of our common stock set forth in the table below.

Name	Number of Shares
Sandler O’Neill & Partners, L.P.
Total

The underwriter is committed to purchase and pay for all such shares of common stock if any are purchased.

We have granted to the underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to [●] additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock.

The underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $[•] per share. The underwriter may allow, and these dealers may re-allow, a concession not in excess of $[•] per share on sales to other dealers. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriter and the proceeds we will receive and the selling stockholders will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Price to public
Underwriting discount
Proceeds to us, before expenses
Proceeds to selling stockholders, before expenses

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $[•] million and are payable by us. We have agreed to reimburse the underwriter for their actual out-of-pocket expenses incurred in connection with the offering, including, without limitation, legal fees and expenses, marketing, syndication and travel expenses.

The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriter is conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

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Lock-up Agreements. We, each of our executive officers and directors, the selling stockholders and certain other persons, have agreed, subject to certain exceptions for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors and certain other persons, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

Indemnity. We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Stabilization. In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

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NASDAQ Capital Market Listing. We expect the shares to be approved for listing on the NASDAQ Capital Market, subject to notice of issuance, under the symbol “ESQ.”

Offering Price Determination. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us, the selling stockholders and the underwriter. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the underwriter believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	our book value; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

From time to time, the underwriter and its affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of its businesses, and may receive compensation for such services. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Electronic Distribution. A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained on any other website maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.

Selling Restrictions. Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Luse Gorman, PC, Washington, DC. Certain legal matters will be passed upon for the underwriter by Manatt, Phelps & Phillips LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Esquire Financial Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, included in this prospectus, have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Esquire Financial Holdings, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Esquire Financial Holdings, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

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F-1

ESQUIRE FINANCIAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$512	$437
Interest earning deposits	32,074	42,556
Total cash and cash equivalents	32,586	42,993

Securities available-for-sale, at fair value	103,652	92,645
Securities, restricted, at cost	1,746	1,649

Loans	290,556	278,578
Less: allowance for loan losses	(3,523)	(3,413)
Loans, net	287,033	275,165

Premises and equipment, net	2,737	2,767
Accrued interest receivable	1,635	1,541
Deferred tax asset	2,582	3,108
Other assets	6,088	4,965
Total assets	$438,059	$424,833

LIABILITIES AND StocKHOLDERS’ EQUITY
Deposits:
Demand	$133,473	$124,990
Savings, NOW and money market	227,212	221,843
Time	22,687	23,955
Total deposits	383,372	370,788

Secured borrowings	284	371
Accrued expenses and other liabilities	1,159	1,488
Total Liabilities	384,815	372,647

Commitments and Contingencies	-	-

Stockholders’ equity:
Preferred Stock, par value $0.01; authorized 2,000,000 shares; issued and outstanding (non-voting) 66,985 at March 31, 2017 and 66,985 December 31 2016	1	1
Common stock, par value $0.01; authorized 15,000,000 shares; issued and outstanding 5,003,030 shares at March 31, 2017, and 5,002,950 shares at December 31, 2016	50	50
Additional paid-in capital	58,983	58,845
Retained deficit	(5,011)	(5,826)
Accumulated other comprehensive loss	(779)	(884)
Total stockholders’ equity	53,244	52,186
Total liabilities and stockholders’ equity	$438,059	$424,833

See accompanying condensed notes to interim condensed consolidated financial statements.

F-2

ESQUIRE FINANCIAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
Interest income:
Loans	$3,827	$3,225
Securities, available for sale	528	473
Interest earning deposits and other	77	35
Total interest income	4,432	3,733

Interest expense:
Savings, NOW and money market deposits	109	90
Time deposits	22	5
Borrowings	6	6
Total interest expense	137	101

Net interest income	4,295	3,632
Provision for loan losses	150	145
Net interest income after provision for loan losses	4,145	3,487

Non-interest income:
Customer related fees and service charges	366	228
Merchant processing income	838	753
Net gains on sales of available-for-sale securities	-	6
Total non-interest income	1,204	987

Non-interest expense:
Employee compensation and benefits	2,345	1,962
Occupancy and equipment, net	387	282
Professional and consulting services	389	413
FDIC assessment	42	50
Advertising and marketing	110	143
Travel and business relations	106	74
OCC assessments	29	26
Data processing	370	339
Other operating expenses	246	131
Total non-interest expense	4,024	3,420

Net income before income taxes	1,325	1,054
Income tax expense	510	411

Net income	$815	$643

Earnings per common share
Basic	$0.16	$0.13
Diluted	$0.16	$0.13

See accompanying condensed notes to interim condensed consolidated financial statements.

F-3

ESQUIRE FINANCIAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2017	2016

Net income	$815	$643

Other comprehensive income:
Unrealized holding gains arising during the period on securities available for sale	183	1,683
Reclassification adjustment for net gains included in net income	-	(6)
Tax effect	(78)	(662)
Total other comprehensive income	105	1,027

Total comprehensive income	$920	$1,670

See accompanying condensed notes to interim condensed consolidated financial statements.

F-4

ESQUIRE FINANCIAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)

(Unaudited)

							Accumulated
					Additional		other	Total
	Preferred	Common	Preferred	Common	paid in	Retained	comprehensive	stockholders’
	shares	shares	stock	stock	capital	deficit	income (loss)	equity

Balance at January 1, 2016	157,985	4,911,870	$2	$49	$58,456	$(8,648)	$(434)	$49,425

Net income	-	-	-	-	-	643	-	643
Other comprehensive income	-	-	-	-	-	-	1,027	1,027
Stock options expense	-	-	-	-	75	-	-	75

Balance at March 31, 2016	157,985	4,911,870	$2	$49	$58,531	$(8,005)	$593	$51,170

Balance at January 1, 2017	66,985	5,002,950	$1	$50	$58,845	$(5,826)	$(884)	$52,186

Net income	-	-	-	-	-	815	-	815
Other comprehensive income	-	-	-	-	-	-	105	105
Issuance of common stock	-	80	-	-	1	-	-	1
Stock options expense	-	-	-	-	137	-	-	137

Balance at March 31, 2017	66,985	5,003,030	$1	$50	$58,983	$(5,011)	$(779)	$53,244

See accompanying condensed notes to interim condensed consolidated financial statements.

F-5

ESQUIRE FINANCIAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income	$815	$643
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan losses	150	145
Net security gains on available-for-sale securities	-	(6)
Depreciation	102	42
Stock options expense	137	75
Net amortization:
Securities	102	60
Loans	179	145
Changes in other assets and liabilities:
Accrued interest receivable	(94)	(140)
Deferred tax asset	448	411
Other assets	(1,123)	(647)
Accrued expenses and other liabilities	(329)	100
Net cash provided by operating activities	387	828

Cash flows from investing activities:
Originations and purchases of loans, net of principal repayments	(12,197)	(11,864)
Purchases of securities available for sale	(15,379)	-
Proceeds of sales of securities available for sale	-	4,068
Principal repayments on securities available for sale	4,453	2,606
Purchases of securities, restricted	(97)	(57)
Purchases of premises and equipment	(72)	(670)
Net cash used in investing activities	(23,292)	(5,917)

Cash flows from financing activities:
Net Increase (decrease) in deposits	12,584	(2,993)
Decrease in secured borrowings	(87)	(3)
Proceeds from issuance of common stock	1	-
Net cash provided by (used in) financing activities	12,498	(2,996)

Net decrease in cash and cash equivalents	(10,407)	(8,085)

Cash and cash equivalents at beginning of the period	42,993	33,154

Cash and cash equivalents at end of the period	$32,586	$25,069

(Continued)

F-6

ESQUIRE FINANCIAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$136	$101
Income taxes	10	29

See accompanying condensed notes to interim condensed consolidated financial statements.

F-7

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 1 — Basis of Presentation

The interim condensed consolidated financial statements include the accounts of Esquire Financial Holdings, Inc. and its wholly owned subsidiary, Esquire Bank, N.A. These entities are collectively referred to as “the Company.” All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, the interim statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of the Company on a consolidated basis and all such adjustments are recurring in nature. These financial statements and the accompanying notes should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2016 and 2015. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or any other period.

Subsequent Events

The Bank has evaluated subsequent events for recognition and disclosure through the date of issuance.

Secured Borrowing

The Company had a secured borrowing of $284 and $371 as of March 31, 2017 and December 31, 2016, respectively, relating to certain loan participations sold by the Company that did not qualify for sales treatment.

Preferred Stock

The Series B 0.00% Non-Voting preferred stock does not have a maturity date and is not convertible by the holder, but is convertible on a one for one basis into shares of common stock by us under certain circumstances. In addition, the preferred stock does not have a liquidation preference. Preferred shares have equal rights to receive dividends when dividends are declared on common stock, and thus are considered participating securities.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the consolidated financial statements.

New Accounting Pronouncements

Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (Topic 606)” implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In August 2016, the (Financial Accounting Standards Board FASB) deferred the effective date of the ASU by one year which means ASU 2014-09 will be effective for the Company on January 1, 2018. The Company is currently evaluating the potential impact of ASU 2014-09 on its consolidated financial statements.

On January 5, 2016, the FASB issued ASU 2016-01, “Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (the ASU). Under this ASU, the current GAAP model is changed in the areas of accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The ASU will be effective for public business entities in beginning after December 15, 2017, including interim periods within those fiscal years. Adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

(Continued)

F-8

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 1 — Basis of Presentation (Continued)

On February 25, 2016, the FASB completed its Leases project by issuing ASU No. 2017-02, “Leases (Topic 842).” The new guidance affects any organization that enters into a lease, or sublease, with some specified exemptions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires only capital leases to be recognized on the balance sheet, the new ASU will require both types of leases to be recognized on the balance sheet. The ASU will also require expanded disclosures and will take effect for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years. The Company is currently evaluating the impact of the ASU on its financial condition and results of operations.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): “Improvements to Employee Share-Based Payment Accounting.” This update includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. For public companies, the amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Adoption of this standard in the first quarter of 2017 did not have a material effect on the Company’s operating results or financial condition.

On June 16, 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (the ASU). This ASU replaces the incurred loss model with an expected loss model, referred to as “current expected credit loss” (CECL) model. It will significantly change estimates for credit losses related to financial assets measured at amortized cost, including loans receivable, held-to-maturity (HTM) debt securities and certain other contracts. This ASU will be effective for the Company in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of this ASU on its financial position, results of operations and cash flows.

NOTE 2 — Securities

Available-for-Sale Securities

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
March 31, 2017
Mortgage-backed securities - agency	$15,842	$14	$(439)	$15,417
Collateralized mortgage obligations (CMO’s) – agency	89,076	40	(881)	88,235

Total available-for-sale	$104,918	$54	$(1,320)	$103,652

December 31, 2016
Mortgage-backed securities - agency	$16,417	$12	$(417)	$16,012
Collateralized mortgage obligations (CMO’s) – agency	77,677	56	(1,100)	76,633
Total available-for-sale	$94,094	$68	$(1,517)	$92,645

(Continued)

F-9

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 2 — Securities (Continued)

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately. We have no securities due at a single maturity.

	March 31, 2017
	Amortized	Fair
	Cost	Value
Mortgage-backed securities - agency	$15,842	$15,417
CMO’s – agency	89,076	88,235

Total	$104,918	$103,652

Mortgage-backed securities include residential pass-through certificates guaranteed by FHLMC, FNMA, or GNMA and the CMO’s are backed by government agency pass-through certificates. The 2017 and 2016 pass-through certificates are fixed rate instruments. CMO’s, by virtue of the underlying residential collateral or structure, are fixed rate current pay sequentials or planned amortization classes (PAC’s).

When purchasing investment securities, the Company’s overall interest-rate risk profile is considered as well as the adequacy of expected returns relative to risks assumed, including prepayments. In continuously managing the investment securities portfolio, management occasionally sells investment securities in response to, or in anticipation of, changes in interest rates and spreads, actual or anticipated prepayments, liquidity needs and credit risk associated with a particular security.

The proceeds from sales and calls of securities and the associated gains and losses are listed below for the three months ended March 31,:

	2017	2016

Proceeds	$-	$4,068
Gross gains	-	6
Gross losses	-	-

The tax provision related to the realized gain was $2, for the three months ended 2016.

At March 31, 2017, securities having a fair value of $88,235 were pledged to the Federal Home Loan Bank of New York (FHLB) for borrowing capacity totaling $78,796. At December 31, 2016, securities having a fair value of approximately $76,633 were pledged to the FHLB for borrowing capacity totaling $72,837. At March 31, 2017 and December31, 2016, the Company had no outstanding FHLB advances.

At March 31, 2017, securities having a fair value of $15,417 were pledged to the Federal Reserve Bank of New York (FRB) for borrowing capacity totaling $15,126. At December 31, 2016, securities having a fair value of approximately $16,012 were pledged to the FRB for borrowing capacity totaling $15,580. At March 31, 2017 and December 31, 2016, the Company had no outstanding FRB borrowings.

At March 31, 2017 and December 31, 2016, the Company, also had lines of credits of $3,500 and $4,000 with Atlantic Community Bankers' Bank and Zions Bank, respectively. No amounts were drawn, nor were there securities pledged against these lines at March 31, 2017 and December 31, 2016.

(Continued)

F-10

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 2 — Securities (Continued)

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position as of:

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
March 31, 2017
Mortgage-backed securities – agency	$13,447	(439)	$-	$-	$13,447	$(439)
CMO’s - Agency	60,572	(657)	5,646	(224)	66,218	(881)
Total temporarily impaired securities	$74,019	$(1,096)	$5,646	$(224)	$79,665	$(1,320)

December 31, 2016
Mortgage-backed securities – agency	$13,936	$(417)	$-	$-	$13,936	$(417)
CMO’s - agency	50,269	(859)	5,973	(241)	56,242	(1,100)
Total temporarily impaired securities	$64,205	$(1,276)	$5,973	$(241)	$70,178	$(1,517)

Management reviews the investment portfolio on a quarterly basis to determine the cause, magnitude and duration of declines in the fair value of each security. In estimating other-than-temporary impairment (OTTI), management considers many factors including: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The assessment of whether any other than temporary decline exists may involve a high degree of subjectivity and judgment and is based on the information available to management at a point in time. Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

At March 31, 2017, securities in unrealized loss positions were issuances from government sponsored entities. Due to the decline in fair value attributable to changes in interest rates, not credit quality and because the Company does not have the intent to sell the securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider the securities to be other-than-temporarily impaired at March 31, 2017.

No impairment charges were recorded for the three months ended March 31, 2017 and 2016.

(Continued)

F-11

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 3 — Loans

The composition of loans by class is summarized as follows:

		% of		% of
	March 31, 2017	Total	December 31, 2016	Total

1-4 family residential	$47,556	16%	$49,597	18%
Commercial	112,818	39	106,064	38
Multifamily	92,755	32	83,410	30
Commercial real estate	21,277	7	22,198	8
Construction	4,054	2	5,610	2
Consumer	11,037	4	10,571	4

Total loans	289,497	100%	277,450	100%

Deferred costs and unearned premiums, net	1,059		1,128
Allowance for loan losses	(3,523)		(3,413)

Net loans	$287,033		$275,165

The following tables present the activity in the allowance for loan losses by class for the three months ending March 31, 2017 and 2016:

	1-4 Family			Commercial
	Residential	Commercial	Multifamily	Real Estate	Construction	Consumer	Total
March 31, 2017
Allowance for loan losses:
Beginning balance	$360	$1,934	$621	$238	$141	$119	$3,413
Provision (credit) for loan losses	(10)	105	48	(11)	(39)	57	150
Recoveries	-	-	-	-	-	-	-
Loans charged-off	-	-	-	-	-	(40)	(40)

Total ending allowance balance	$350	$2,039	$669	$227	$102	$136	$3,523

March 31, 2016
Allowance for loan losses:
Beginning balance	$213	$1,536	$533	$230	$134	$153	$2,799
Provision for loan losses	8	61	21	1	6	48	145
Recoveries	-	25	-	-	-	-	25
Loans charged-off	-	-	-	-	-	-	-

Total ending allowance balance	$221	$1,622	$554	$231	$140	$201	$2,969

(Continued)

F-12

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 3 — Loans (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by class and based on impairment method as of March 31, 2017 and December 31, 2016:

	1-4 Family			Commercial
	Residential	Commercial	Multifamily	Real Estate	Construction	Consumer	Total
March 31, 2017
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	350	2,039	669	227	102	136	3,523

Total ending allowance balance	$350	$2,039	$669	$227	$102	$136	$3,523

Loans:
Loans individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Loans collectively evaluated for impairment	47,556	112,818	92,755	21,277	4,054	11,037	289,497

Total ending loans balance	$47,556	$112,818	$92,755	$21,277	$4,054	$11,037	$289,497

Recorded investment is not adjusted for accrued interest and deferred costs due to immateriality.

(Continued)

F-13

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 3 — Loans (Continued)

	1-4 Family			Commercial
	Residential	Commercial	Multifamily	Real Estate	Construction	Consumer	Total
December 31, 2016
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	360	1,934	621	238	141	119	3,413

Total ending allowance balance	$360	$1,934	$621	$238	$141	$119	$3,413

Loans:
Loans individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Loans collectively evaluated for impairment	49,597	106,064	83,410	22,198	5,610	10,571	277,450

Total ending loans balance	$49,597	$106,064	$83,410	$22,198	$5,610	$10,571	$277,450

Non-Performing Loans

Non-performing loans include loans 90 days past due and still accruing and non-accrual loans. At March 31, 2017 and December 31, 2016, none of the Company’s loans met these conditions.

The following tables present the aging of the recorded investment in past due loans by class of loans as of March 31, 2017 and December 31, 2016:

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
March 31, 2017
1-4 family residential	$-	$-	$-	$-	$47,556	$47,556
Commercial	284	-	-	284	112,534	112,818
Multifamily	-	-	-	-	92,755	92,755
Commercial real estate	-	-	-	-	21,277	21,277
Construction	-	-	-	-	4,054	4,054
Consumer	-	-	-	-	11,037	11,037

Total	$284	$-	$-	$284	$289,213	$289,497

(Continued)

F-14

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 3 — Loans (Continued)

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2016
1-4 family residential	$203	$-	$-	$203	$49,394	$49,597
Commercial	-	-	-	-	106,064	106,064
Multifamily	-	-	-	-	83,410	83,410
Commercial real estate	-	-	-	-	22,198	22,198
Construction	-	-	-	-	5,610	5,610
Consumer	-	-	-	-	10,571	10,571

Total	$203	$-	$-	$203	$277,247	$277,450

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed whenever a credit is extended, renewed or modified, or when an observable event occurs indicating a potential decline in credit quality, and no less than annually for large balance loans.

The Company uses the following definitions for risk ratings:

Special Mention - Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Special
	Pass	Mention	Substandard	Doubtful
March 31, 2017
1-4 family residential	$47,556	$-	$-	$-
Commercial	111,889	929	-	-
Multifamily	92,755	-	-	-
Commercial real estate	21,277	-	-	-
Construction	4,054	-	-	-
Consumer	11,037	-	-	-

Total	$288,568	$929	$-	$-

(Continued)

F-15

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 3 — Loans (Continued)

		Special
	Pass	Mention	Substandard	Doubtful
December 31, 2016
1-4 family residential	$49,597	$-	$-	$-
Commercial	105,777	287	-	-
Multifamily	83,410	-	-	-
Commercial real estate	22,198	-	-	-
Construction	5,610	-	-	-
Consumer	10,571	-	-	-

Total	$277,163	$287	$-	$-

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.

The Company has no loans identified as troubled debt restructurings at March 31, 2017 and December 31, 2016. Furthermore, there were no loan modifications during the three months ended March 31, 2017 and 2016 that were troubled debt restructurings. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

NOTE 4 — Share-Based Payment Plans

Stock Option Plan

The Company issues incentive and non-statutory stock options (“options”) to certain employees and directors pursuant to the 2007 Stock Option Plan (“the Plan”), which has been approved by the stockholders. Options to purchase common stock are granted by the Compensation Committee of the Board of Directors. The Plan allows for a maximum of 270,000 shares of common stock to be issued. As of March 31, 2017, 262,500 shares have been issued.

On May 26, 2011, the stockholders of the Company approved the Company’s 2011 Stock Compensation Plan (the “Stock Plan”). The Plan allows for a maximum of 404,607 shares of common stock to be issued. On August 26, 2015, the stockholders of the Company approved an amendment to the Company’s 2011 Stock Compensation Plan to authorize an additional 350,000 shares for issuance under the plan. The Company has issued 750,545 shares under the 2011 Stock Compensation Plan as of March 31, 2017.

Under the Stock Option Plans, options are granted with an exercise price equal to the fair value of the Company’s stock at the date of the grant. Options granted vest on five annual installments (20% per annum) and have ten year contractual terms. All options provide for accelerated vesting upon a change in control (as defined in the Plan). Stock options exercised result in the issuance of new shares.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on peer volatility. The Company uses peer data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on peer data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

There were no stock options granted during the three months ended March 31, 2017 and March 31, 2016.

(Continued)

F-16

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 4 — Share-Based Payment Plans (Continued)

The following table presents a summary of the activity related to options as of March 31, 2017:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Options	Price	Life (Years)
March 31, 2017
Outstanding at beginning of year	1,024,045	$12.13

Granted	-	-
Exercised	-	-
Forfeited	11,000	11.36

Outstanding at period end	1,013,045	$12.14	7.11
Vested or expected to vest	1,013,045	$12.14	7.11
Exercisable at period end	333,315	$11.39	3.52

The Company recognized compensation expense related to options of $137 and $75 for the three months ended March 31, 2017 and 2016, respectively. At March 31, 2017, unrecognized compensation cost related to non-vested options was approximately $2,000 and is expected to be recognized over a weighted average period of 3.83 years. The intrinsic value for outstanding, vested or expected to vest, and exercisable options at March 31, 2017, was approximately $370 for all three categories.

NOTE 5 — Earnings per Share

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to participation rights in undistributed earnings. Our preferred shares are considered participating securities. The factors used in the earnings per share computation follow:

	2017	2016
Basic
Net income available to common shareholders	$815	$643
Less: Earnings allocated to participating securities	11	20
Net income allocated to common shareholders	804	623

Weighted average common shares outstanding	5,002,978	4,911,870

Basic earnings per common share	$0.16	$0.13

Diluted
Net income allocated to common shareholders for basic earnings per share	$804	$623

Weighted average shares outstanding for basic earnings per common share	5,002,978	4,911,870
Add: Dilutive effects of assumed exercises of stock options	29,550	30,550

Average shares and dilutive potential common shares	5,032,528	4,942,420

Diluted earnings per common share	$0.16	$0.13

Stock options totaling 864,295 and 537,795 shares of common stock were not considered in computing diluted earnings per common share for 2017 and 2016 because they were anti-dilutive.

(Continued)

F-17

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 6 — Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

For available-for-sale securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets For	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
March 31, 2017
Assets
Available-for-sale securities
Mortgage-backed securities - agency	$-	$15,417	$-
CMO’s - agency	-	88,235	-

Total	$-	$103,652	$-

December 31, 2016
Assets
Available-for-sale securities
Mortgage-backed securities - agency	$-	$16,012	$-
CMO’s - Agency	-	76,633	-

Total	$-	$92,645	$-

There were no transfers between Level 1 and Level 2 during the year. There were no assets measured on a non-recurring basis as of March 31, 2017 and December 31, 2016.

Estimated Fair Value of Financial Instruments

Fair value estimates are made at specific points in time and are based on existing on-and off-balance sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value

(Continued)

F-18

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 6 — Fair Value Measurements (Continued)

of anticipated future business, premiums or discounts that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

The Company used the following method and assumptions in estimating the fair value of its financial instruments:

Cash and Due from Banks and Interest Earning Deposits: Carrying amounts approximate fair value, since these instruments are either payable on demand or have short-term maturities. Cash on hand and non-interest due from bank accounts are Level 1 and interest bearing deposits are Level 2.

Securities Available-for-Sale: The fair values for securities available for sale are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Securities, Restricted: It is not practical to determine the fair value of FHLB and FRB stock due to restrictions placed on its transferability.

Loans: The estimated fair values of real estate mortgage loans and other loans receivable are based on discounted cash flow calculations that use available market benchmarks when establishing discount factors for the types of loans resulting in a Level 3 classification. Exceptions may be made for adjustable rate loans (with resets of one year or less), which would be discounted straight to their rate index plus or minus an appropriate spread. The method utilized to determine fair value does not represent exit price.

Accrued Interest Receivable and Payable: For these short-term instruments, the carrying amount is a reasonable estimate of the fair value resulting in a Level 2 or 3 classification.

Deposits: The estimated fair value of certificates of deposits are based on discounted cash flow calculations that use a replacement cost of funds approach to establishing discount rates for certificates of deposits maturities resulting in a Level 2 classification. Stated value is fair value for all other deposits resulting in a Level 1 classification.

Secured Borrowings: Borrowings represent secured borrowings and carrying value is a reasonable estimate of fair value resulting in a Level 2 classification.

Off-Balance-Sheet Liabilities: The fair value of off-balance-sheet commitments to extend credit is estimated using fees currently charged to enter into similar agreements. The fair value is immaterial as of March 31, 2017 and 2016.

(Continued)

F-19

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 6 — Fair Value Measurements (Continued)

The following tables presents the carrying amounts and fair values of the Company’s financial instruments:

		Fair Value Measurement at
	Carrying	March 31, 2017, Using:
	Value	(Level 1)	(Level 2)	(Level 3)	Total
Financial Assets:
Cash and due from banks	$512	$512	$-	$-	$512
Interest earning deposits	32,074	-	32,074	-	32,074
Securities available for sale	103,652	-	103,652	-	103,652
Securities, restricted	1,746	N/A	N/A	N/A	N/A
Loans, net of allowance	287,033	-	-	288,358	288,358
Accrued interest receivable	1,635	-	229	1,406	1,635

Financial Liabilities:
Certificates of deposit	22,687	-	22,743	-	22,743
Demand and other deposits	360,685	360,685	-	-	360,685
Secured borrowings	284	-	284	-	284
Accrued interest payable	2	-	2	-	2

		Fair Value Measurement at
	Carrying	December 31, 2016, Using:
	Value	(Level 1)	(Level 2)	(Level 3)	Total
Financial Assets:
Cash and due from banks	$437	$437	$-	$-	$437
Interest earning deposits	42,556	-	42,556	-	42,556
Securities available for sale	92,645	-	92,645	-	92,645
Securities, restricted	1,649	N/A	N/A	N/A	N/A
Loans, net of allowance	275,165	-	-	277,620	277,620
Accrued interest receivable	1,541	-	201	1,340	1,541

Financial Liabilities:
Certificates of deposit	23,955	-	23,930	-	23,930
Demand and other deposits	346,833	346,833	-	-	346,833
Secured borrowings	371	-	371	-	371
Accrued interest payable	3	-	3	-	3

(Continued)

F-20

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(Unaudited)

NOTE 7 — Accumulated Other Comprehensive (Loss) Income

The following is changes in accumulated other comprehensive (loss) income by component, net of tax for the three months ending March 31, 2017 and 2016:

	2017	2016
	Unrealized Losses on	Unrealized Losses on
Three months ended March 31,	Available for Sale Securities	Available for Sale Securities

Beginning balance	$(884)	$(434)

Other comprehensive income before reclassifications	105	1,023

Amounts reclassified from accumulated other comprehensive income	-	4

Net current period other comprehensive income	105	1,027

Ending balance	$(779)	$593

The following represents the reclassifications out of accumulated other comprehensive loss for the three months ended March 31, 2017, and 2016:

	Three months ended
	March 31,		Affected Line in the
	2017	2016	Consolidated Statement of Income

Realized gain on securities sales	$-	$6	Net gains on securities available-for-sale
Income tax expense	-	(2)	Income tax expense

Total reclassifications, net of tax	$-	$4

F-21

Crowe Horwath LLP
Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Stockholders

Esquire Financial Holdings, Inc.

Jericho, New York

We have audited the accompanying consolidated statements of financial condition of Esquire Financial Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Esquire Financial Holdings, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Livingston, New Jersey

February 24, 2017

F-22

ESQUIRE FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)

	At December 31,
	2016	2015
ASSETS
Cash and due from banks	$437	$450
Interest earning deposits	42,556	32,704
Total cash and cash equivalents	42,993	33,154

Securities available-for-sale, at fair value	92,645	84,239
Securities, restricted, at cost	1,649	1,430

Loans	278,578	224,519
Less: allowance for loan losses	(3,413)	(2,799)
loans, net	275,165	221,720

Premises and equipment, net	2,767	329
Accrued interest receivable	1,541	1,418
Deferred tax asset	3,108	4,347
Other assets	4,965	6,013
Total assets	$424,833	$352,650

LIABILITIES AND StocKHOLDERS’ EQUITY
Deposits:
Demand	$124,990	$97,291
Savings, NOW and money market	221,843	194,496
Time	23,955	9,900
Total deposits	370,788	301,687

Secured borrowings	371	381
Accrued expenses and other liabilities	1,488	1,157
Total liabilities	372,647	303,225

Commitments and contingencies (Note 11)	-	-

Stockholders’ equity:
Preferred stock, par value $0.01; authorized 2,000,000 shares (non-voting); issued and outstanding 66,985 shares at December 31, 2016 and 157,985 shares at December 31, 2015	1	2
Common stock, par value $0.01; authorized 15,000,000 shares; issued and outstanding 5,002,950 shares at December 31, 2016, and 4,911,870 shares at December 31, 2015	50	49
Additional paid-in capital	58,845	58,456
Retained deficit	(5,826)	(8,648)
Accumulated other comprehensive loss	(884)	(434)
Total stockholders’ equity	52,186	49,425
Total liabilities and stockholders’ equity	$424,833	$352,650

See accompanying notes to consolidated financial statements.

F-23

ESQUIRE FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2016	2015
Interest income
Loans	$14,071	$10,594
Securities, available-for-sale	1,875	1,713
Interest earning deposits and other	222	144
Total interest income	16,168	12,451

Interest expense
Savings, NOW and money market deposits	414	353
Time deposits	72	78
Borrowings	25	26
Total interest expense	511	457

Net interest income	15,657	11,994
Provision for loan losses	595	930
Net interest income after provision for loan losses	15,062	11,064

Non-interest income
Customer related fees and service charges	1,180	741
Merchant processing income	2,939	2,202
Net gains on securities available-for-sale	6	-
Total non-interest income	4,125	2,943

Non-interest expense
Employee compensation and benefits	8,244	6,251
Occupancy and equipment, net	1,604	1,412
Professional and consulting services	1,642	1,699
Data processing	1,369	1,187
Advertising and marketing	430	334
Travel and business relations	324	301
OCC assessments	112	105
FDIC assessments	99	245
Other operating expenses	775	637
Total non-interest expense	14,599	12,171

Net income before income taxes	4,588	1,836
Income tax expense	1,766	664

Net income	$2,822	$1,172

Earnings per common share (See Note 10)
Basic	$0.56	$0.25
Diluted	0.55	0.25

See accompanying notes to consolidated financial statements.

F-24

ESQUIRE FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	For the Years Ended December 31,
	2016	2015

Net income	$2,822	$1,172

Other comprehensive loss:
Unrealized losses arising during the period on securities available-for-sale	(738)	(304)
Reclassification adjustment for net gains included in net income	6	-
Tax effect	282	120
Total other comprehensive loss	(450)	(184)

Total comprehensive income	$2,372	$988

See accompanying notes to consolidated financial statements.

F-25

ESQUIRE FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Preferred shares	Common shares	Preferred stock	Common stock	Additional paid in capital	Retained deficit	Accumulated other comprehensive loss	Total stockholders’ equity

Balance at January 1, 2015	157,985	4,088,410	$2	$41	$48,569	$(9,820)	$(250)	$38,542

Net income	-	-	-	-	-	1,172	-	1,172
Other comprehensive loss	-	-	-	-	-	-	(184)	(184)
Issuance of common stock net of offering costs	-	823,460	-	8	9,749	-	-	9,757
Stock options expense	-	-	-	-	138	-	-	138

Balance at December 31, 2015	157,985	4,911,870	2	49	58,456	(8,648)	(434)	49,425

Net income	-	-	-	-	-	2,822	-	2,822
Other comprehensive loss	-	-	-	-	-	-	(450)	(450)
Exchange of preferred stock for common stock	(91,000)	91,000	(1)	1	-	-	-	-
Issuance of common stock	-	80	-	-	1	-	-	1
Stock options expense	-	-	-	-	388	-	-	388

Balance at December 31, 2016	66,985	5,002,950	$1	$50	$58,845	$(5,826)	$(884)	$52,186

See accompanying notes to consolidated financial statements.

F-26

ESQUIRE FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,822	$1,172
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan losses	595	930
Net gains on securities available-for-sale	(6)	-
Depreciation	166	237
Stock options expense	388	138
Net amortization:
Securities	344	256
Loans	421	395
Changes in other assets and liabilities:
Accrued interest receivable	(123)	(321)
Deferred tax asset	1,521	546
Other assets	(202)	(2,123)
Accrued expenses and other liabilities	172	292
Write-offs related to offices closed	221	47
Net cash provided by operating activities	6,319	1,569

Cash flows from investing activities:
Originations and purchases of loans, net of principal repayments	(54,461)	(52,533)
Purchases of securities available-for-sale	(30,235)	(24,664)
Settlement of sales of securities available-for-sale	-	6,719
Proceeds of sales of securities available-for-sale	4,068	-
Principal repayments on securities available-for-sale	16,691	10,790
Purchase of securities, restricted	(453)	(1,202)
Redemption of securities, restricted	234	9
Other assets	1,250	-
Purchases of premises and equipment	(2,666)	(85)
Net cash used in investing activities	(65,572)	(60,966)

Cash flows from financing activities:
Net increase in deposits	69,101	10,913
Decrease in secured borrowings	(10)	(10)
Proceeds from the issuance of common stock	1	9,757
Net cash provided by financing activities	69,092	20,660

Net increase (decrease) in cash and cash equivalents	9,839	(38,737)

Cash and cash equivalents at beginning of the period	33,154	71,891

Cash and cash equivalents at end of the period	$42,993	$33,154

F-27

ESQUIRE FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years Ended
	December 31,
	2016	2015
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$508	$458
Taxes	234	95
Noncash disclosures:
Exchange of preferred stock for common stock	1	-

See accompanying notes to consolidated financial statements.

F-28

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 1 — Business and Summary of Significant Accounting Policies

Business

Esquire Financial Holdings, Inc. (the “Company”) is a registered bank holding company and the parent company of Esquire Bank, National Association (the “Bank”). In August of 2015, the Company and the Bank were converted from a savings and loan holding company and savings bank to a bank holding company and national bank, respectively, and the Company, formerly a Delaware corporation, was reincorporated through a merger to a Maryland corporation.

The Bank is an independent, full-service national bank that serves the banking needs of law professionals, professional service firms, small to mid-sized businesses and individuals. The Bank was established in 2006 and began operations in October 2006. The Bank’s headquarters is located in Jericho, New York. The Bank also operates a branch in Garden City, New York and an administrative office in Palm Beach Gardens, Florida.

As a full-service bank, the Bank offers checking, savings, money market and time deposits; a wide range of commercial and consumer loans, as well as customary banking services. Through electronic delivery channels, the Bank provides bill payment services, wire transfers, ACH origination, account transfers and real time deposit relationship updates. These innovative services are complimented with a full range of traditional banking products and services. While the Bank is a full-service institution available to all potential customers, the focus is marketing to law firms and other professional service firms, small to mid-sized businesses and individuals in the local community surrounding the branch office and New York boroughs in order to grow the deposit base. Additionally, due, in part, to the substantial ties that many of the board members and organizers have to the legal community, the Bank concentrates most of its marketing efforts on the legal community in these areas and nationally.

The Bank entered into the merchant service business as an acquiring bank in which credit and debit card transactions are settled on behalf of merchants. The revenue earned on behalf of merchants, net of expenses, is paid to the independent sales organizations (ISO’s). The Bank’s revenue from this transaction is shown as merchant processing income on the statements of income. Revenue is recognized when earned.

The consolidated financial statements include Esquire Financial Holdings, Inc. and its wholly owned subsidiary, Esquire Bank, N.A. and are referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.

Basis of Presentation and Use of Estimates

The accounting and financial reporting policies are in conformity with U.S. generally accepted accounting principles (GAAP). The preparation of financial statements requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates.

Statement of Cash Flows

For purposes of the accompanying statements of cash flows, cash and cash equivalents are defined as the amounts included in the consolidated statements of financial condition under the captions “Cash and Due from Banks” and “Interest Earning Deposits”, with contractual maturities of less than 90 days. Net cash flows are reported for customer loan and deposit transactions.

Securities

All securities are classified as available-for-sale and carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of accumulated other comprehensive income (loss), a component of stockholders’ equity.

Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the level yield method without anticipating prepayments (except for mortgage-backed securities where prepayments are

F-29

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 1 — Business and Summary of Significant Accounting Policies (Continued)

anticipated) over the lives of the individual securities. Realized gains and losses on sales of securities are computed using the specific identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future until maturity or payoff are stated at the principal amount outstanding, net of deferred loan fees and costs for originated loans and net of unamortized premiums or discounts for purchased loans. Interest income is recognized using the level yield method. Net deferred loan fees, origination costs, unamortized premiums or discounts are recognized in interest income over the loan term as a yield adjustment.

Non-Accrual

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Provision and Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased by provisions for loan losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Subsequent recoveries of loans previously charged off are credited to the allowance for loan losses when realized. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in Management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All loans, except for consumer loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated as a specific allowance. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral if the loan is collateral dependent.

Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

F-30

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 1 — Business and Summary of Significant Accounting Policies (Continued)

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Management has identified the following loan segments: Commercial Real Estate, Multifamily, Construction, Commercial, 1-4 Family Residential and Consumer. The risks associated with a concentration in real estate loans include potential losses from fluctuating values of land and improved properties. Commercial Real Estate and Multifamily loans are expected to be repaid from the cash flow of the underlying property so the collective amount of rents must be sufficient to cover all operating expenses, property management and maintenance, taxes and debt service. Increases in vacancy rates, interest rates or other changes in general economic conditions can all have an impact on the borrower and their ability to repay the loan. Construction loans are considered riskier than commercial financing on improved and established commercial real estate. The risk of potential loss increases if the original cost estimates or time to complete are significantly off. The remainder of the loan portfolio is comprised of commercial and consumer loans. The primary risks associated with the commercial loans is the cash flow of the business, the experience and quality of the borrowers’ management, the business climate, and the impact of economic factors. The primary risks associated with 1-4 Family Residential and Consumer loans relate to the borrower, such as the risk of a borrower’s unemployment as a result of deteriorating economic conditions or the amount and nature of a borrower’s other existing indebtedness, and the value of the collateral securing the loan if the Bank must take possession of the collateral.

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Equipment, which includes furniture and fixtures, are depreciated over the assets’ estimated useful lives using the straight-line method (three to ten years). Amortization of leasehold improvements is recognized on a straight-line basis over the lesser of the expected lease term or the estimated useful life of the asset. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance are charged to expense.

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of mortgage related assets, borrowings and other factors. FHLB stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on the ultimate recovery of par value. Dividends are reported as interest income.

Federal Reserve Bank (FRB) Stock

The Bank is a member of its regional FRB. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Dividends are reported as interest income.

Loan Commitments and Related Financial Instruments

Financial instruments include off balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, are issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

F-31

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 1 — Business and Summary of Significant Accounting Policies (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Income taxes are provided for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings per Common Share

Basic earnings per common share is net earnings allocated to common stock divided by the weighted average number of common shares outstanding during the period. All outstanding preferred shares are considered participating securities for computation of basic earnings per common share. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.

Share-Based Payment

Share based payment guidance requires the Company to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees in the statements of income. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost for stock options are recognized as non-interest expense in the statement of income on a straight-line basis over the vesting period of each stock option grant. Compensation cost for stock options includes the impact of an estimated forfeiture rate. At December 31, 2016, no stock options had vesting conditions linked to the performance of the Company or market conditions.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Segment Reporting

The Company’s operations are exclusively in the financial services industry and include the provision of traditional banking services. Management evaluates the performance of the Company based on only one business segment, that of community banking. In the opinion of management, the Company does not have any other reportable segments as defined by Accounting Standards Codification (ASC) Topic 280, “Disclosure about Segments of an Enterprise and Related Information”.

Restrictions on Cash

Cash on hand or on deposit with the FRB was required to meet regulatory reserve and clearing requirements.

F-32

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 1 — Business and Summary of Significant Accounting Policies (Continued)

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

Comprehensive Income

Comprehensive income (loss) consists of net income and other comprehensive (loss) income. Other comprehensive (loss) income includes unrealized gains and losses on securities available-for-sale which are also recognized as separate components of equity.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

New Accounting Pronouncements

Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (Topic 606)” implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In July 2015, the (Financial Accounting Standards Board FASB) deferred the effective date of the ASU by one year which means ASU 2014-09 will be effective for the Company on January 1, 2018. The Company is currently evaluating the potential impact of ASU 2014-09 on its consolidated financial statements.

On January 5, 2016, the FASB issued ASU 2016-01, “Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (the ASU). Under this ASU, the current GAAP model is changed in the areas of accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The ASU will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

On February 25, 2016, the FASB completed its Leases project by issuing ASU No. 2016-02, “Leases (Topic 842).” The new guidance affects any organization that enters into a lease, or sublease, with some specified exemptions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires only capital leases to be recognized on the balance sheet, the new ASU will require both types of leases to be recognized on the balance sheet. The ASU will also require expanded disclosures. The ASU on leases will take effect for fiscal years beginning after December 15, 2018, and for interim periods within those fiscal years. The Company is currently evaluating the impact of the ASU on its financial condition and results of operations.

F-33

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 1 — Business and Summary of Significant Accounting Policies (Continued)

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): “Improvements to Employee Share-Based Payment Accounting.” This update includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. For public companies, the amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for any organization in any interim or annual period. Adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

On June 16, 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (the ASU). This ASU replaces the incurred loss model with an expected loss model, referred to as “current expected credit loss” (CECL) model. It will significantly change estimates for credit losses related to financial assets measured at amortized cost, including loans receivable, held-to-maturity (HTM) debt securities and certain other contracts. This ASU will be effective for the Company in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of this ASU on its financial position, results of operations and cash flows.

Subsequent Events

The Bank has evaluated subsequent events for recognition and disclosure through the date of issuance.

NOTE 2 — Securities

Available-for-Sale Securities

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale were as follows at December 31:

	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2016
Mortgage-backed securities - agency	$16,417	$12	$(417)	$16,012
Collateralized mortgage obligations (CMO’s) – agency	77,677	56	(1,100)	76,633

Total available-for-sale	$94,094	$68	$(1,517)	$92,645

2015
Government agency debentures	$4,064	$-	$(63)	$4,001
Mortgage-backed securities - agency	17,445	27	(325)	17,147
Collateralized mortgage obligations (CMO’s) – agency	63,447	116	(472)	63,091

Total available-for-sale	$84,956	$143	$(860)	$84,239

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

F-34

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 2 — Securities (Continued)

	December 31, 2016
	Amortized Cost	Fair Value
Government agency debentures
Due from one to five years	$-	$-
Five to ten years	-	-
Mortgage-backed securities - agency	16,417	16,012
CMO’s – agency	77,677	76,633

Total	$94,094	$92,645

Mortgage-backed securities included all residential pass-through certificates guaranteed by FHLMC, FNMA, or GNMA and the CMO’s are backed by government agency pass-through certificates. The 2016 and 2015 pass-through certificates are fixed rate instruments. CMO’s, by virtue of the underlying residential collateral or structure, are fixed rate current pay sequentials or planned amortization classes (PAC’s).

When purchasing investment securities, the Company’s overall interest-rate risk profile is considered as well as the adequacy of expected returns relative to risks assumed, including prepayments. In continuously managing the investment securities portfolio, management occasionally sells investment securities in response to, or in anticipation of, changes in interest rates and spreads, actual or anticipated prepayments, liquidity needs and credit risk associated with a particular security.

The proceeds from sales and calls of securities and the associated gains and losses are listed below:

	2016	2015
Proceeds	$4,068	$-
Gross gains	6	-
Gross losses	-	-

The tax provision related to these gains was $2 for 2016.

At December 31, 2016, securities having a fair value of $76,633 were pledged to the FHLB for borrowing capacity totaling $72,837. At December 31, 2015, securities having a fair value of $73,100 were pledged to the FHLB for borrowing capacity totaling $69,400. At December 31, 2016 and 2015, the Company had no outstanding FHLB advances.

At December 31, 2016, securities having a fair value of $16,012 were pledged to the FRB of New York for borrowing capacity totaling $15,580. At December 31, 2015, securities having a fair value of $11,100 were pledged to FRB of New York for borrowing capacity totaling $10,800. At December 31, 2016 and 2015, the Company had no outstanding FRB borrowings.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, as of December 31:

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2016
Mortgage-backed securities – agency	$13,936	$(417)	$-	$-	$13,936	$(417)
CMO’s - agency	50,269	(859)	5,973	(241)	56,242	(1,100)
Total temporarily impaired securities	$64,205	$(1,276)	$5,973	$(241)	$70,178	$(1,517)

F-35

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 2 — Securities (Continued)

	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2015
Government agency debentures	$2,029	$(34)	$1,972	$(29)	$4,001	$(63)
Mortgage-backed securities – agency	10,310	(240)	4,228	(85)	14,538	(325)
CMO’s - agency	23,401	(147)	7,687	(325)	31,088	(472)
Total temporarily impaired securities	$35,740	$(421)	$13,887	$(439)	$49,627	$(860)

Management reviews the investment portfolio on a quarterly basis to determine the cause, magnitude and duration of declines in the fair value of each security. In estimating other-than-temporary impairment (OTTI), management considers many factors including: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The assessment of whether any other than temporary decline exists may involve a high degree of subjectivity and judgment and is based on the information available to management at a point in time. Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

At December 31, 2016, securities in unrealized loss positions were issuances from government sponsored entities. Due to the decline in fair value attributable to changes in interest rates and illiquidity, not credit quality and because the Company does not have the intent to sell the securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider the securities to be other-than-temporarily impaired at December 31, 2016.

No impairment charges were recorded in 2016 and 2015.

F-36

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 3 — Loans

The composition of loans by class is summarized as follows at December 31:

	2016	% of Total	2015	% of Total

1-4 family residential	$49,597	18%	$28,531	13%
Commercial	106,064	38	83,563	37
Multifamily	83,410	30	71,184	32
Commercial real estate	22,198	8	21,272	10
Construction	5,610	2	5,297	2
Consumer	10,571	4	13,556	6

Total Loans	277,450	100%	223,403	100%

Deferred costs and unearned premiums, net	1,128		1,116
Allowance for loan losses	(3,413)		(2,799)

Net loans	$275,165		$221,720

The following tables present the activity in the allowance for loan losses by class for the years ending December 31, 2016 and 2015:

	1-4 Family			Commercial
	Residential	Commercial	Multifamily	Real Estate	Construction	Consumer	Total
December 31, 2016
Allowance for loan losses:
Beginning balance	$213	$1,536	$533	$230	$134	$153	$2,799
Provision (credit) for loan losses	147	372	88	8	7	(27)	595
Recoveries	-	26	-	-	-	-	26
Loans charged-Off	-	-	-	-	-	(7)	(7)

Total ending allowance balance	$360	$1,934	$621	$238	$141	$119	$3,413

December 31, 2015
Allowance for loan losses:
Beginning balance	$162	$1,222	$528	$97	$27	$129	$2,165
Provision (credit) for loan losses	51	610	5	133	107	24	930
Recoveries	-	-	-	-	-	-	-
Loans charged-off	-	(296)	-	-	-	-	(296)

Total ending allowance balance	$213	$1,536	$533	$230	$134	$153	$2,799

F-37

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 3 — Loans (Continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by class and based on impairment method as of December 31, 2016 and 2015:

	1-4 Family			Commercial
	Residential	Commercial	Multifamily	Real Estate	Construction	Consumer	Total
December 31, 2016
Allowance for loan losses:
Ending allowance
Balance attributable to loans:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	360	1,934	621	238	141	119	3,413

Total ending allowance balance	$360	$1,934	$621	$238	$141	$119	$3,413

Loans:
Loans individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Loans collectively evaluated for impairment	49,597	106,064	83,410	22,198	5,610	10,571	277,450

Total ending loans balance	$49,597	$106,064	$83,410	$22,198	$5,610	$10,571	$277,450

Recorded investment is not adjusted for accrued interest, unearned premiums or deferred costs due to immateriality.

F-38

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 3 — Loans (Continued)

	1-4 Family			Commercial
	Residential	Commercial	Multifamily	Real Estate	Construction	Consumer	Total
December 31, 2015
Allowance for loan losses:
Ending allowance
Balance attributable to loans:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	213	1,536	533	230	134	153	2,799

Total ending allowance balance	$213	$1,536	$533	$230	$134	$153	$2,799

Loans:
Loans individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Loans collectively evaluated for impairment	28,531	83,563	71,184	21,272	5,297	13,556	223,403

Total ending loans balance	$28,531	$83,563	$71,184	$21,272	$5,297	$13,556	$223,403

Non-Performing Loans

Non-performing loans include loans 90 days past due and still accruing and non-accrual loans. At December 31, 2016 and 2015, none of the Company’s loans met these conditions.

The following tables present the aging of the recorded investment in past due loans by class of loans as of December 31, 2016 and 2015:

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2016
1-4 family residential	$203	$-	$-	$203	$49,394	$49,597
Commercial	-	-	-	-	106,064	106,064
Multifamily	-	-	-	-	83,410	83,410
Commercial real estate	-	-	-	-	22,198	22,198
Construction	-	-	-	-	5,610	5,610
Consumer	-	-	-	-	10,571	10,571

Total	$203	$-	$-	$203	$277,247	$277,450

F-39

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 3 — Loans (Continued)

	30 - 59	60 - 89	Greater than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2015
1-4 family residential	$-	$-	$-	$-	$28,531	$28,531
Commercial	-	-	-	-	83,563	83,563
Multifamily	-	-	-	-	71,184	71,184
Commercial real estate	-	-	-	-	21,272	21,272
Construction	-	-	-	-	5,297	5,297
Consumer	-	-	-	-	13,556	13,556

Total	$-	$-	$-	$-	$223,403	$223,403

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed whenever a credit is extended, renewed or modified, or when an observable event occurs indicating a potential decline in credit quality, and no less than annually for large balance loans.

The Company uses the following definitions for risk ratings:

Special Mention - Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Special
	Pass	Mention	Substandard	Doubtful
December 31, 2016
1-4 family residential	$49,597	$-	$-	$-
Commercial	105,777	287	-	-
Multifamily	83,410	-	-	-
Commercial real estate	22,198	-	-	-
Construction	5,610	-	-	-
Consumer	10,571	-	-	-

Total	$277,163	$287	$-	$-

F-40

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands, except per share data)

NOTE 3 — Loans (Continued)

		Special
	Pass	Mention	Substandard	Doubtful
December 31, 2015
1-4 family residential	$28,531	$-	$-	$-
Commercial	80,765	2,798	-	-
Multifamily	71,184	-	-	-
Commercial real estate	21,272	-	-	-
Construction	5,297	-	-	-
Consumer	13,556	-	-	-

Total	$220,605	$2,798	$-	$-

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.

The Company has no loans identified as troubled debt restructurings at December 31, 2016 and 2015. Furthermore, there were no loan modifications during 2016 and 2015 that were troubled debt restructurings. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Related Party Loans

Loans to related parties include loans to directors, their related companies and executive officers of the Company.

Loans to principal officers, directors, and their affiliates during 2016 were as follows:

Beginning balance	$6,800
New advances	100
Repayments	(3,536)

Ending balance	$3,364

Deposits from principal officers, directors, and their affiliates at year-end 2016 and 2015 were $4,944 and $6,143.

NOTE 4 — Premises and Equipment

The following is a summary of premises and equipment at December 31:

	2016	2015

Leasehold improvements	$1,575	$176
Equipment	2,876	1,947
Construction in progress	-	23
	4,451	2,146

Less: accumulated depreciation and amortization	(1,684)	(1,817)

Total premises and equipment, net	$2,767	$329

F-41

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 4 — Premises and Equipment (Continued)

Depreciation and amortization of premises and equipment, reflected as a component of occupancy and equipment, net in the statements of income, was $166 and $237 for the periods ended December 31, 2016 and 2015, respectively. At year end 2016, management closed its New York City administrative office. This resulted in a $221 expense comprised of leasehold improvements written off and accrual of the remaining lease obligation.

NOTE 5 — Deposits

The contractual maturities of certificates of deposit at December 31, 2016, are as follows:

Total

2017	$22,335
2018	1,620

Total	$23,955

Certificates of deposits greater than $250 were $751 as of December 31, 2016, and $745 at December 31, 2015. CDARS reciprocal deposits totaled approximately $15,800 at December 31, 2016 and $1,800 at December 31, 2015.

NOTE 6 — Secured Borrowings

The Company had a secured borrowing of $371 and $381 as of December 31, 2016 and 2015, respectively, relating to certain loan participations sold by the Company that did not qualify for sales treatment.

NOTE 7 — Income Taxes

The following summarizes components of income tax expense for the years ended December 31:

	2016	2015
Current
Federal expense	$147	$37
State and city expense	98	82
Total current tax expense	245	119

Deferred
Federal expense	1,474	641
State and city expense	47	(96)
Tax expense	1,521	545

Tax expense	$1,766	$664

F-42

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 7 — Income Taxes (Continued)

The following is a reconciliation of the Company’s statutory federal income tax rate of 34% to its effective tax rate at December 31:

	2016	2015

Federal tax expense at statutory rate	$1,560	$624
State and local income taxes, net of federal income tax expense	97	(16)
Incentive stock options	71	4
Change to deferred tax as a result of tax reform	-	16
Other	38	36

Net tax expense	$1,766	$664

The following summarizes the components of the Company’s deferred tax assets and deferred tax liabilities at December 31:

	2016	2015
Deferred tax assets:
Net operating loss carry forwards	$1,136	$2,516
Pre-opening costs	172	208
Stock options expense	308	236
Allowance for loan loss	1,208	954
Fixed assets	(31)	136
Unrealized loss on securities available-for-sale	565	283
Other	145	81
Total deferred tax assets	3,503	4,414

Deferred tax liabilities:
Deferred rent	(43)	-
Deferred loan fees	(352)	(67)
Total deferred tax liabilities	(395)	(67)

Net deferred tax assets	$3,108	$4,347

The Company has federal, state, and city net operating loss carryforwards of $2,168, $9,743, and $2,714, respectively, as of December 31, 2016. The net operating losses are available to reduce future taxable income. They begin to expire in 2026.

Realization of deferred tax assets is dependent upon the generation of future taxable income. A valuation allowance is provided when it more likely than not that some portion of the deferred tax asset will not be realized. Based on its evaluation, the Company has determined that it is more likely than not that the deferred tax asset as of December 31, 2016 and 2015, will be realized.

The Company does not have any unrecognized tax benefits at December 31, 2016 or 2015, and does not expect this to increase significantly in the next twelve months. There were no interest and penalties recorded in the statements of operations for the years ended December 31, 2016 and 2015. The Company is subject to U.S. federal income tax as well as income tax of the state of New York and New York City. The Company is no longer subject to examination by taxing authorities for years before 2013.

F-43

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 8 — Savings Plan

A savings plan is maintained under section 401(k) of the Internal Revenue Code and covers substantially all current full-time employees. Newly hired employees can elect to participate in the savings plan after completing one month of service. Under the provisions of the savings plan, the Company does not match funds for employee contributions. Participants can invest their account balances into several investment alternatives.

NOTE 9 — Share-Based Payment Plans

Stock Option Plan

The Company issues incentive and non-statutory stock options (“options”) to certain employees and directors pursuant to the 2007 Stock Option Plan (“the Plan”), which has been approved by the stockholders. Options to purchase common stock are granted by the Compensation Committee of the Board of Directors. The Plan allows for a maximum of 270,000 shares of common stock to be issued. As of December 31, 2016, 269,500 shares have been issued.

On May 26, 2011, the stockholders of the Company approved the Company’s 2011 Stock Compensation Plan (the “Stock Plan”). The Plan allows for a maximum of 404,607 shares of common stock to be issued. On August 26, 2015, the stockholders of the Company approved an amendment to the Company’s 2011 Stock Compensation Plan to authorize an additional 350,000 shares for issuance under the plan. The Company has issued 754,545 shares under the 2011 Stock Compensation Plan as of December 31, 2016.

Under the Stock Option Plans, options are granted with an exercise price equal to the fair value of the Company’s stock at the date of the grant. Options granted vest on five annual installments (20% per annum) and have ten year contractual terms. All options provide for accelerated vesting upon a change in control (as defined in the Plan). Stock options exercised result in the issuance of new shares.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on peer volatility. The Company uses peer data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on peer data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2016	2015

Risk-Free Interest Rate	1.44%	1.88%
Expected Term	84 months	84 months
Expected Stock Price Volatility	24.1%	19.9%
Dividend Yield	0.0%	0.0%

The weighted average fair value of options granted was $3.61 and $3.27 in 2016 and 2015.

F-44

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 9 — Share-Based Payment Plans (Continued)

The following table presents a summary of the activity related to options as of December 31, 2016:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Options	Price	Life (Years)
December 31, 2016
Outstanding at beginning of year	690,545	$11.95

Granted	333,500	12.50
Exercised	-	-
Forfeited	-	-

Outstanding at year end	1,024,045	$12.13	7.33
Vested or expected to vest	1,024,045	$12.13	7.33
Exercisable at year end	333,201	$11.35	3.62

The Company recognized compensation expense related to options of $388 and $138 for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016, unrecognized compensation cost related to non-vested options was approximately $2,200 and is expected to be recognized over a weighted average period of 4.08 years. The intrinsic value for outstanding, vested or expected to vest, and exercisable options at December 31, 2016, was approximately $400 for all three categories.

NOTE 10 — Earnings per Common Share

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to participation rights in undistributed earnings. The factors used in earnings per share computation follow:

	2016	2015
Basic
Net income available to common shareholders	$2,822	$1,172
Less: Earnings allocated to participating securities	62	40
Net income allocated to common shareholders	2,760	1,132

Weighted average common shares outstanding	4,958,655	4,460,098

Basic earnings per common share	$0.56	$0.25

Diluted
Net income allocated to common shareholders for basic earnings per share	$2,760	$1,132

Weighted average shares outstanding for basic earnings per common share	4,958,655	4,460,098
Add: Dilutive effects of assumed exercises of stock options	30,550	30,550

Average shares and dilutive potential common shares	4,989,205	4,490,648

Diluted earnings per common share	$0.55	$0.25

Stock options totaling 837,170 and 537,795 shares of common stock were not considered in computing diluted earnings per common share for 2016 and 2015 because they were anti-dilutive.

F-45

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 11 — Commitments and Contingent Liabilities

Change-In-Control Arrangements

Certain key executive officers have arrangements that provide for the payment of a multiple of base salary, should a change-in control, as defined, occur. These payments are limited under guidelines for deductibility pursuant to the Internal Revenue Code.

Credit Related Commitments

The Company provides the following types of off-balance sheet financial products to customers:

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually have fixed expiration dates or other termination clauses and may require the payment of a fee. Total commitments outstanding do not necessarily represent future cash flow requirements, since many commitments expire without being funded.

Each customer’s creditworthiness is evaluated prior to issuing these commitments and may require the customer to pledge certain collateral (i.e., inventory, income-producing property) prior to the extension of credit. Fixed rate commitments are subject to interest rate risk based on changes in prevailing rates during the commitment period. The Company is subject to credit risk in the event that the commitments are drawn upon and the customer is unable to repay the obligation.

Letters of credit are irrevocable commitments issued at the request of customers. They authorize the beneficiary to draw drafts for payment in accordance with the stated terms and conditions. Letters of credit substitute the Company’s creditworthiness for that of the customer and are issued for a fee commensurate with the risk.

The Company can issue two types of letters of credit: Commercial (documentary) Letters of Credit and Standby Letters of Credit. Commercial Letters of Credit are commonly issued to finance the purchase of goods and are typically short term in nature. Standby Letters of Credit are issued to back financial or performance obligations of a Bank customer, and are typically issued for periods up to one year. Due to their long-term nature, standby letters of credit require adequate collateral in the form of cash or other liquid assets. In most instances, standby letters of credit expire without being drawn upon.

The credit risk involved in issuing letters of credit is essentially the same as extending credit facilities to comparable customers.

The Company had $1,316 and $1,759 of fixed rate commitments to extend credit at December 31, 2016 and 2015, respectively. The Company had $730 and $769 of variable rate commitments to extend credit at December 31, 2016 and 2015. As of December 31, 2016 and 2015, the Company had standby letters of credit totaling $1,259.

Lease Commitments

At December 31, 2016, the Company was obligated under several non-cancelable leases for certain premises and equipment. The minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable lease agreements for premises at December 31, 2016, are summarized as follows:

Minimum
Rentals

2017	$489
2018	397
2019	399
2020	409
2021	419
Thereafter	2,222

Total lease commitments	$4,335

F-46

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 11 — Commitments and Contingent Liabilities (Continued)

These leases contain periodic escalation clauses and all expiring leases are evaluated for extensions at renewal. Rent expense for the years ended December 31, 2016 and 2015, amounted to $573 and $531, respectively.

Litigation

The Company and its subsidiary are subject to certain pending and threatened legal actions that arise out of the normal course of business. In the opinion of management at the present time, the resolution of any pending or threatened litigation will not have a material adverse effect on its consolidated financial statements.

NOTE 12 — Stockholders’ Equity

Sale of Common and Preferred Stock

In 2014, the Company, through various offerings during the year, sold an additional 583,967 shares of common stock, with total proceeds, net of offering costs, of approximately $6,800. The net proceeds were used to support the Company’s continued growth and for general corporate purposes .

On December 23, 2014, an investor executed the purchase of 157,985 shares of 0.00% Series B Non-Voting Preferred Shares at a price of $12.50 per share for proceeds, net of offering costs, of approximately $1,800. The preferred stock does not have a maturity date and is not convertible by the holder, but is convertible on a one for one basis into shares of common stock by us under certain circumstances. In addition, the preferred stock does not have a liquidation preference. Preferred shares have equal rights to receive dividends when dividends are declared on common stock, and thus are considered participating securities.

During 2015, the Company sold 823,460 shares of common stock for a total of $9,800. The net proceeds were used to support the Company’s continued growth and for general corporate purposes.

In June 2016, the Company and the preferred shareholder agreed to perform an exchange of 91,000 shares of 0.00% of Series B Non-Voting Preferred Shares for 91,000 voting common shares, par value $0.01.

NOTE 13 — Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

For available-for-sale securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

F-47

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 13 — Fair Value Measurements (Continued)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets For	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
December 31, 2016
Assets
Available-for-sale securities
Mortgage-backed securities - agency	$-	$16,012	$-
CMO’s - agency	-	76,633	-

Total	$-	$92,645	$-

December 31, 2015
Assets
Available-for-sale securities
Government agency debentures	$-	$4,001	$-
Mortgage-backed securities - agency	-	17,147	-
CMO’s - agency	-	63,091	-

Total	$-	$84,239	$-

There were no transfers between Level 1 and Level 2 during the year. There were no assets measured on a non-recurring basis as of December 31, 2016 and 2015.

Estimated Fair Value of Financial Instruments

Fair value estimates are made at specific points in time and are based on existing on-and off-balance sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

The Company used the following method and assumptions in estimating the fair value of its financial instruments:

Cash and Due from Banks and Interest Earning Deposits: Carrying amounts approximate fair value, since these instruments are either payable on demand or have short-term maturities. Cash on hand and non-interest due from bank accounts are Level 1 and interest bearing deposits are Level 2.

F-48

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 13 — Fair Value Measurements (Continued)

Securities Available-for-Sale: The fair values for securities available-for-sale are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Securities, Restricted: It is not practical to determine the fair value of FHLB and FRB stock due to restrictions placed on its transferability.

Loans: The estimated fair values of real estate mortgage loans and other loans receivable are based on discounted cash flow calculations that use available market benchmarks when establishing discount factors for the types of loans resulting in a Level 3 classification. Exceptions may be made for adjustable rate loans (with resets of one year or less), which would be discounted straight to their rate index plus or minus an appropriate spread. All nonaccrual loans are carried at their current fair value, if applicable. The method utilized to determine fair value does not represent exit price.

Accrued Interest Receivable and Payable: For these short-term instruments, the carrying amount is a reasonable estimate of the fair value resulting in a Level 2 or 3 classification.

Deposits: The estimated fair value of certificates of deposits are based on discounted cash flow calculations that use a replacement cost of funds approach to establishing discount rates for certificates of deposits maturities resulting in a Level 2 classification. Stated value is fair value for all other deposits resulting in a Level 1 classification.

Secured Borrowings: Borrowings represent secured borrowings and carrying value is a reasonable estimate of fair value resulting in a Level 2 classification.

Off-Balance-Sheet Liabilities: The fair value of off-balance-sheet commitments to extend credit is estimated using fees currently charged to enter into similar agreements. The fair value is immaterial as of December 31, 2016 and 2015.

F-49

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 13 — Fair Value Measurements (Continued)

The following table presents the carrying amounts and fair values of the Company’s financial instruments:

		Fair Value Measurement at
	Carrying	December 31, 2016, Using:
	Value	(Level 1)	(Level 2)	(Level 3)	Total
Financial Assets:
Cash and due from banks	$437	$437	$-	$-	$437
Interest earning deposits	42,556	-	42,556	-	42,556
Securities available-for-sale	92,645	-	92,645	-	92,645
Securities, restricted	1,649	N/A	N/A	N/A	N/A
Loans, net of allowance	275,165	-	-	277,620	277,620
Accrued interest receivable	1,541	-	201	1,340	1,541

Financial Liabilities:
Certificates of deposit	23,955	-	23,930	-	23,930
Demand and other deposits	346,833	346,833	-	-	346,833
Secured borrowings	371	-	371	-	371
Accrued interest payable	3	-	3	-	3

		Fair Value Measurement at
	Carrying	December 31, 2015, Using:
	Value	(Level 1)	(Level 2)	(Level 3)	Total
Financial Assets:
Cash and due from banks	$450	$450	$-	$-	$450
Interest earning deposits	32,704	-	32,704	-	32,704
Securities available-for-sale	84,239	-	84,239	-	84,239
Securities, restricted	1,430	N/A	N/A	N/A	N/A
Loans, net of allowance	221,720	-	-	224,715	224,715
Accrued interest receivable	1,418	-	205	1,213	1,418

Financial Liabilities:
Certificates of deposit	9,900	-	9,881	-	9,881
Demand and other deposits	291,787	291,787	-	-	291,787
Secured borrowings	381	-	381	-	381
Accrued interest payable	-	-	-	-	-

NOTE 14 — Capital

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules of implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Bank met all capital adequacy requirements to which it is subject.

F-50

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 14 — Capital (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized. Undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. Since that notification, there are no conditions or events that management believes have changed the institution’s category.

					For Capital		To be Well
			Required		Adequacy Purposes		Capitalized Under
			For Capital		Including Capital		Prompt Corrective
	Actual		Adequacy Purposes*		Conservation Buffer(1)		Action Regulations*
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016
Total capital to risk weighted assets	$50,974	17.25%	$23,642	8.00%	$25,489	8.63%	$29,552	10.00%
Tier 1 (core) capital to risk weighted assets	47,560	16.09	17,731	6.00	19,578	6.63	23,642	8.00
Tier 1 (common) capital to risk weighted assets	47,560	16.09	13,299	4.50	15,146	5.13	19,209	6.50
Tier 1 (core) capital to adjusted total assets	47,560	11.63	16,351	4.00	16,351	4.00	20,439	5.00

December 31, 2015
Total capital to risk weighted assets	$41,425	17.06%	$19,426	8.00%	n/a	n/a	$24,282	10.00%
Tier 1 (core) capital to risk weighted assets	38,626	15.91	14,567	6.00	n/a	n/a	19,422	8.00
Tier 1 (common) capital to risk weighted assets	38,626	15.91	10,925	4.50	n/a	n/a	15,781	6.50
Tier 1 (core) capital to adjusted total assets	38,626	11.90	12,984	4.00	n/a	n/a	16,229	5.00

* BASEL III revised the capital adequacy requirements and the Prompt Corrective Action Framework effective January 1, 2015 for the Bank.

(1) When fully phased in on January 1, 2019, the Basel Rules will require the Bank to maintain a 2.5% “capital conservation buffer” on top of the minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a (i) Common Equity Tier 1 capital to risk-weighted assets, (ii)Tier 1 capital to risk-weighted assets or (iii) total capital to risk-weighted assets above the respective minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and discretionary bonus payments to executive officers based on the amount of the shortfall. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

In December 2012, the Board of Directors of the Bank ratified maintaining Tier I Leverage Capital at least equal to 9%, Tier I Risk-Based Capital at least equal to 11% and Total Risk-Based Capital at least equal to 13%.

F-51

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 15 — Parent Company Only Condensed Financial Information

Condensed financial information of Esquire Financial Holdings, Inc. follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	At December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$4,473	$7,459
Investment in banking subsidiary	47,085	40,393
Other assets	660	1,710

Total assets	$52,218	$49,562

LIABILITIES
Due to subsidiary	$-	$90
Other liabilities	32	47
Total liabilities	32	137

Stockholders’ equity
Preferred stock	1	2
Common stock	50	49
Additional paid-in-capital	58,845	58,456
Retained deficit	(5,826)	(8,648)
Other comprehensive loss	(884)	(434)
Total stockholders’ equity	52,186	49,425

Total liabilities and equity	$52,218	$49,562

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2016	2015

Interest income	$100	$-
Other expense	(620)	(540)

Loss before income tax and undistributed subsidiary income	(520)	(540)
Income tax benefit	(200)	(213)
Equity in undistributed subsidiary income	3,142	1,499

Net income	$2,822	$1,172

Comprehensive income	$2,372	$988

F-52

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 15 — Parent Company Only Condensed Financial Information (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$2,822	$1,172
Adjustments:
Stock options expense	388	138
Equity in undistributed subsidiary income	(3,142)	(1,499)
Change in other assets	(200)	(213)
Change in other liabilities	(105)	(438)
Net cash used in operating activities	(237)	(840)

Cash flows from investing activities
Investments in subsidiaries	(4,000)	(3,000)
Other assets	1,250	(1,250)
Net cash used in investing activities	(2,750)	(4,250)

Cash flows from financing activities
Proceeds from the issuance of common stock	1	9,757
Net cash from financing activities	1	9,757

Net change in cash and cash equivalents	(2,986)	4,667

Beginning cash and cash equivalents	7,459	2,792

Ending cash and cash equivalents	$4,473	$7,459

F-53

ESQUIRE FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

 (Dollars in thousands, except per share data)

NOTE 16 — Accumulated Other Comprehensive Loss

The following is changes in accumulated other comprehensive loss by component, net of tax, for the years ending December 31, 2016 and 2015:

	2016	2015
	Unrealized Losses on	Unrealized Losses on
Year Ended December 31,	Available for Sale Securities	Available for Sale Securities

Beginning balance	$(434)	$(250)

Other comprehensive loss before reclassifications	(454)	(184)

Amounts reclassified from accumulated other comprehensive income	4	-

Net current period other comprehensive loss	(450)	(184)

Ending balance	$(884)	$(434)

The following represents the reclassifications out of accumulated other comprehensive income for the years ended December 31, 2016, and 2015:

	Twelve months ended
	December 31,		Affected Line in the
	2016	2015	Consolidated Statement of Income

Realized gain on securities sales, AFS	$6	$-	Net gains on securities available-for-sale
Income tax expense	(2)	-	Income tax expense

Total reclassifications, net of tax	$4	$-

F-54

Until           , 2017, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

[•] Shares

COMMON STOCK

PROSPECTUS

[•], 2017

Neither we nor the underwriter has authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

SEC registration fee	$	*
FINRA filing fee		*
Listing fees		*
Records Management Fees and Expenses		*
Printing fees and expenses		*
Legal and accounting fees and expenses		*
Transfer agent’s fees		*
Miscellaneous		*
Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Esquire Financial Holdings, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.          Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in Section A of this Article 10 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the MGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officers (and not in any other capacity in which service was or is rended by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Section A of this Article 10 or otherwise.

B.          Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good

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faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.          Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.          Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 11 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

We have also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 2-418 of the MGCL provides that a Maryland corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or who, while a director, officer, employee, or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability

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asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against liability under the provisions of the section.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriter is obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding unregistered securities that were sold by the Company within the past three years.

(1)	In the past three years, we have granted 791,095 stock options pursuant to our 2007 Stock Option Plan and our 2011 Stock Compensation Plan to our employees and directors. No underwriter or placement agent was involved in the issuance or sale of any of these securities, and no underwriting discounts or commissions were paid. The issuance and sale of the securities described above were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701 promulgated under the Securities Act as a transaction by an issuer not involving any public offering and pursuant to benefit plans and contracts relating to compensation.

(2)	Between November 2013 and June 2014, we issued an aggregate of 203,352 shares of common stock to accredited investors, at a price of $12.50, for aggregate consideration of approximately $2.5 million. No underwriter or placement agent was involved in the issuance or sale of any of these securities, and no underwriting discounts or commissions were paid. The securities were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

(3)	Between December 2014 and September 2015, we issued an aggregate of 1,221,075 shares of common stock to accredited investors, at a price of $12.50, for aggregate consideration of approximately $15.2 million. Additionally, on December 23, 2014, we issued 157,985 shares of Series B Non-Voting Preferred Stock to CJA Private Equity Financial Restructuring Master Fund I, LP at a price of $12.50 per share, for aggregate consideration of $2.0 million in a private placement transaction. The placement agent for these transactions was Sandler O'Neill & Partners, L.P. The aggregate placement agent commission for these transactions was $611,000. The securities were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

(4)	In June 2016, we issued 91,000 shares of common stock to CJA Private Equity Financial Restructuring Master Fund I, LP in exchange for 91,000 shares of Series B Non-Voting Preferred Stock. No underwriter or placement agent was involved in the issuance of these securities, and no underwriting discounts or commissions were paid. The securities were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Articles of Incorporation of Esquire Financial Holdings, Inc.
3.2	Articles Supplementary of Series B Non-Voting Preferred Stock of Esquire Financial Holdings, Inc.

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3.3	Bylaws of Esquire Financial Holdings, Inc.
4.1	Form of Common Stock Certificate of Esquire Financial Holdings, Inc.
4.2	Form of Series B Preferred Stock Certificate of Esquire Financial Holdings, Inc.
5	Form of opinion of Luse Gorman, PC regarding legality of securities being registered
10.1	Letter Agreement regarding Investor Rights, dated December 23, 2014, between Esquire Financial Holdings, Inc. and CJA Private Equity Financial Restructuring Master Fund I, LP
10.2	Registration Rights Agreement, dated December 23, 2014, between Esquire Financial Holdings, Inc. and CJA Private Equity Financial Restructuring Master Fund I, LP
10.3	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Dennis Shields
10.4	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Andrew C. Sagliocca
10.5	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Eric Bader
10.6	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Ari Kornhaber
10.7	Esquire Bank 2007 Stock Option Plan
10.8	Esquire Financial Holdings, Inc. 2011 Stock Compensation Plan, as amended
21	Subsidiaries of Esquire Financial Holdings, Inc.
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Luse Gorman, PC (set forth in Exhibit 5)
24.1	Power of Attorney (set forth on the signature page to this Registration Statement)

*	To be filed by amendment.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

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Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Garden City, State of New York on May 31, 2017.

ESQUIRE FINANCIAL HOLDINGS, INC.

By:	/s/ Andrew C. Sagliocca
Andrew C. Sagliocca
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors of Esquire Financial Holdings, Inc. (the “Company”), severally constitute and appoint Andrew C. Sagliocca and Eric S. Bader with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Andrew C. Sagliocca and Eric S. Bader may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Andrew C. Sagliocca and Eric S. Bader shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Andrew C. Sagliocca	President and Chief Executive Officer	May 31, 2017
Andrew C. Sagliocca	and Director (Principal Executive Officer)

/s/ Eric S. Bader	Executive Vice President, Chief Financial	May 31, 2017
Eric S. Bader	Officer and Treasurer (Principal Financial
and Accounting Officer)

/s/ Dennis Shields	Executive Chairman	May 31, 2017
Dennis Shields

/s/ Anthony Coelho	Director	May 31, 2017
Anthony Coelho

/s/ Todd Deutsch	Director	May 31, 2017
Todd Deutsch

/s/ Marc D. Grossman	Director	May 31, 2017
Marc D. Grossman

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/s/ Russ M. Herman	Director	May 31, 2017
Russ M. Herman

/s/ Janet Hill	Director	May 31, 2017
Janet Hill

/s/ Robert J. Mitzman	Director	May 31, 2017
Robert J. Mitzman

/s/ John Morgan	Director	May 31, 2017
John Morgan

/s/ Richard T. Powers	Director	May 31, 2017
Richard T. Powers

/s/ Jack Thompson	Director	May 31, 2017
Jack Thompson

/s/ Kevin C. Waterhouse	Director	May 31, 2017
Kevin C. Waterhouse

/s/ Selig Zises	Director	May 31, 2017
Selig Zises

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Articles of Incorporation of Esquire Financial Holdings, Inc.
3.2	Articles Supplementary of Series B Non-Voting Preferred Stock of Esquire Financial Holdings, Inc.
3.3	Bylaws of Esquire Financial Holdings, Inc.
4.1	Form of Common Stock Certificate of Esquire Financial Holdings, Inc.
4.2	Form of Series B Preferred Stock Certificate of Esquire Financial Holdings, Inc.
5	Form of opinion of Luse Gorman, PC regarding legality of securities being registered
10.1	Letter Agreement regarding Investor Rights, dated December 23, 2014, between Esquire Financial Holdings, Inc. and CJA Private Equity Financial Restructuring Master Fund I, LP
10.2	Registration Rights Agreement, dated December 23, 2014, between Esquire Financial Holdings, Inc. and CJA Private Equity Financial Restructuring Master Fund I, LP
10.3	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Dennis Shields
10.4	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Andrew C. Sagliocca
10.5	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Eric Bader
10.6	Employment Agreement by and among Esquire Financial Holdings, Inc., Esquire Bank and Ari Kornhaber
10.7	Esquire Bank 2007 Stock Option Plan
10.8	Esquire Financial Holdings, Inc. 2011 Stock Compensation Plan, as amended
21	Subsidiaries of Esquire Financial Holdings, Inc.
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Luse Gorman, PC (set forth in Exhibit 5)
24.1	Power of Attorney (set forth on the signature page to this Registration Statement)

*	To be filed by amendment.

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